                                     Registration No. 333-43935 333-43935-01
                                             Rule Pursuant to Rule 424(B)(4)


PROSPECTUS

                                4,000,000 SHARES

                         [CCA PRISON REALTY TRUST LOGO]

                   8.0% SERIES A CUMULATIVE PREFERRED SHARES
                     (LIQUIDATION PREFERENCE $25 PER SHARE)

    CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), was formed to capitalize on the opportunities created by the growing trend towards privatization in the corrections and detention industry, including the increased demand for private correctional and detention facilities. The principal business strategy of the Company is to own and develop correctional and detention facilities that meet the Company's investment criteria, to acquire such facilities from both private prison managers and government entities, to expand the design capacity of the Company's existing facilities, and to lease all such facilities under long-term leases. As of January 20, 1998, the Company owned 13 correctional and detention facilities (collectively, the "Facilities") each of which it acquired from Corrections Corporation of America, a Tennessee corporation ("CCA"). The Company currently leases all of the Facilities to CCA, which manages the Facilities. The Company also has options to acquire nine additional correctional and detention facilities (the "Option Facilities") currently owned or under construction or development by CCA.
    Dividends on the Company's 8.0.% Series A Cumulative Preferred Shares, $0.01 par value per share (the "Series A Preferred Shares"), are cumulative from the date of original issuance of such shares and are payable quarterly in arrears, on the fifteenth day of January, April, July and October (each, a "Dividend Payment Date") of each year at a rate of 8.0% per annum of the $25 per share liquidation preference (the "Liquidation Preference") (equal to a fixed annual amount of $2.00 per share) to shareholders of record at the close of business on the applicable record date for the respective Dividend Payment Date. The first record date for determination of shareholders entitled to receive dividends on the Series A Preferred Shares is expected to be March 31, 1998, with the first dividend expected to be paid on April 15, 1998. See "Description of Capital Shares -- Series A Preferred Shares -- Dividends."
    Except in certain circumstances related to preservation of the Company's qualification as a real estate investment trust for federal income tax purposes (a "REIT"), the Series A Preferred Shares are not redeemable prior to January 30, 2003. On and after such date, the Series A Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25 per share, plus accrued and unpaid dividends thereon (whether or not declared), if any, up to the redemption date without interest. The Series A Preferred Shares have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Capital Shares -- Series A Preferred Shares -- Redemption."
    In order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, any of the Series A Preferred Shares owned by a shareholder in excess of 9.8% of the total outstanding Series A Preferred Shares shall automatically be held as Shares-in-Trust (as defined in the Company's Declaration of Trust) for the benefit of a beneficiary named by the Company. See "Risk Factors -- Ownership Limit" and "Description of Capital Shares -- Restrictions on Ownership."
    Prior to the offering made hereby (the "Offering"), there has been no market for the Series A Preferred Shares, and no assurance can be given that one will develop upon consummation of the Offering. See "Underwriting." The Series A Preferred Shares have been approved for listing on the New York Stock Exchange (the "NYSE") under the symbol "PZN PrA", subject to official notice of issuance. Trading of the Series A Preferred Shares on the NYSE is expected to commence within five days of the initial delivery of the Series A Preferred Shares. Under applicable rules of the Securities and Exchange Commission (the "Commission"), CCA is deemed to be a co-registrant with respect to this Offering.

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SERIES A PREFERRED SHARES OFFERED HEREBY, INCLUDING:

    - The dependence on CCA as the sole lessee of the Facilities;
    - Potential conflicts of interest of affiliates of the Company and CCA;
    - Ownership of the Facilities is subject to operating risks inherent in the corrections and detention industry;
    - The taxation of the Company as a regular corporation if it fails to qualify as a real estate investment trust; and
    - Restrictions on ownership of outstanding capital shares, including the Series A Preferred Shares.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=================================================================================================================================
                                                                    PRICE TO             UNDERWRITING           PROCEEDS TO
                                                                     PUBLIC              DISCOUNT(1)             COMPANY(2)
---------------------------------------------------------------------------------------------------------------------------------
Per Share...................................................         $25.00                $0.7875                $24.2125
------------------------------------------------------------------------------------------------------------------------------
Total(3)....................................................      $100,000,000            $3,150,000            $96,850,000
==============================================================================================================================

(1) The Company and CCA have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses (estimated at $600,000) payable by the Company. See "Underwriting."
(3) The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to 600,000 additional Series A Preferred Shares on the same terms and conditions as set forth above. If all such shares are purchased by the Underwriters, the total Price to Public will be $115,000,000, the total Underwriting Discount will be $3,622,500 and the total Proceeds to Company will be $111,377,500. See "Underwriting."
                             ---------------------

    The Series A Preferred Shares are offered by the several Underwriters named herein, subject to prior sale, when, as, and if accepted by them, subject to certain conditions. It is expected that the Series A Preferred Shares will be ready for delivery in book-entry form through the facilities of the Depository Trust Company, New York, New York on or about January 30, 1998 against payment therefor in immediately available funds.
                             ---------------------

  J.C. BRADFORD & CO.
           NATIONSBANC MONTGOMERY SECURITIES LLC
                           PAINEWEBBER INCORPORATED
                                           STEPHENS INC.
                                                WHEAT FIRST BUTCHER SINGER

                                JANUARY 27, 1998

                                     [MAP]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES, INCLUDING STABILIZATION AND SHORT-COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                                      PAGE
                                                      ----
AVAILABLE INFORMATION...............................  iii
CAUTIONARY STATEMENTS...............................  iii
PROSPECTUS SUMMARY..................................    1
 The Company........................................    1
 Formation of the Company...........................    2
 The Offering.......................................    3
 CCA Prison Realty Trust Summary Historical
   Consolidated Financial Information...............    5
 The Private Corrections Industry...................    6
 Corrections Corporation of America.................    6
 Relationship Between CCA and the Company...........    6
   Option Agreements................................    6
   Right to Purchase Agreement......................    6
   Trade Name Use Agreement.........................    7
   Policies and Procedures for Addressing
     Conflicts......................................    7
 Leases.............................................    7
 Tax Considerations and Tax Status of the Company...    8
RISK FACTORS........................................    9
 The Dependence on CCA, as the Sole Lessee of the
   Facilities, for the Company's Revenues and
   Ability to Make Distributions to its
   Shareholders.....................................    9
 Conflicts of Interest..............................    9
   Relationships Which May Give Rise to Conflicts of
     Interest.......................................    9
   Situations in Which Conflicts of Interest Have
     Arisen and May Continue to Arise...............   10
     Valuation of the Facilities....................   10
     Terms of Leases................................   10
     Potential for Future Conflicts.................   10
 Corrections and Detention Industry Risks...........   10
   Short-Term Nature of Government Contracts........   10
   Dependence on Government Appropriations..........   11
   Dependence on Government Agencies for Inmates....   11
   Dependence on Ability to Develop New Prisons.....   11
   Options to Purchase..............................   11
   Legal Proceedings................................   11
 Adverse Impact on Distributions of Failure of the
   Company to Qualify as a REIT.....................   12
 Real Estate Investment Considerations..............   12
   General..........................................   12
   Environmental Matters............................   12
   Uninsured Loss...................................   13
 Dependence on Key Personnel........................   13
 Lack of Control Over Day-to-Day Operations and
   Management of the Facilities.....................   13
 Ownership Limit....................................   13
 Limits on Changes in Control.......................   14
 Changes in Investment and Financing Policies
   Without Vote of Shareholders.....................   14
 No Prior Market for the Series A Preferred Shares;
   Factors Affecting Market Price...................   14
 Dependence on Financing for Growth and Adverse
   Consequences of Debt Financing on Ability to Make
   Distributions....................................   15
 ERISA Risks........................................   15
THE COMPANY.........................................   16
 General............................................   16
 Business Objectives and Strategies.................   17
 Growth Strategy....................................   17
   External Growth..................................   17
   Internal Growth..................................   19
 Lease Negotiation..................................   19
 Due Diligence Process..............................   20
   Competitive Market Analysis......................   20
   Pro Forma Operating Budget.......................   20
   Environmental and Legal Review...................   20
USE OF PROCEEDS.....................................   21
CAPITALIZATION......................................   22
PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS......   23
 Market Price and Holders...........................   23
 Distributions......................................   23
SELECTED HISTORICAL CONSOLIDATED FINANCIAL
 INFORMATION OF CCA PRISON REALTY TRUST.............   24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS................   25
 Overview...........................................   25
 Results of Operations..............................   25
 Liquidity and Capital Resources....................   25

                                                      PAGE
                                                      ----
 Year 2000 Compliance...............................   27
THE PRIVATE CORRECTIONS INDUSTRY....................   27
CORRECTIONS CORPORATION OF AMERICA..................   28
 Facility Operations................................   28
 Certain Selected Financial Information.............   30
 Corrections Corporation of America Selected
   Historical Financial Information.................   30
 Management's Discussion and Analysis of Financial
   Condition and Results of Operations..............   31
   General..........................................   31
   Domestic Geographic Market Concentration.........   32
   Results of Operations............................   33
   Liquidity and Capital Resources..................   36
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....   38
BUSINESS OF THE COMPANY AND ITS PROPERTIES..........   39
 The Facilities.....................................   39
 The Option Facilities..............................   41
 Description of the Facilities......................   42
   The Facilities...................................   42
   The Option Facilities............................   44
 Legal Proceedings..................................   45
 Competition........................................   46
 Government Regulation..............................   46
   Environmental Matters............................   46
   Americans with Disabilities Act..................   46
RELATIONSHIP BETWEEN CCA AND THE COMPANY............   47
 Option Agreements..................................   47
 Right to Purchase Agreement........................   47
 Trade Name Use Agreement...........................   47
 Policies and Procedures for Addressing Conflicts...   47
LEASES..............................................   48
 Use of the Facilities..............................   49
 Amounts Payable Under the Leases; Net Provisions...   49
 CCA's Right of First Refusal.......................   49
 Maintenance, Modification and Capital Additions....   49
 Insurance..........................................   50
 Environmental Matters..............................   50
 Assignment and Subletting..........................   50
 Damage to, or Condemnation of, a Leased Property...   50
 Indemnification Generally..........................   51
 Events of Default..................................   51
MANAGEMENT..........................................   52
 Trustees and Executive Officers....................   52
 Committees of the Board of Trustees................   55
   Independent Committee............................   55
   Audit Committee..................................   55
   Compensation Committee...........................   55
 Compensation of Trustees...........................   55
 Indemnification....................................   56
 Executive Compensation.............................   56
 Option Grants......................................   57
 The Share Incentive Plan...........................   57
   Awards Available for Issuance under the Share
     Incentive Plan.................................   58
 Non-Employee Trustees' Plan........................   58
   Shares Subject to Non-Employee Trustees' Plan....   58
   Transferability..................................   59
   Eligibility......................................   59
   Options..........................................   59
 Employee Share Ownership Plan......................   59
 Dividend Reinvestment Plan.........................   59
 Deferred Compensation Plan.........................   59
 Employment Agreements..............................   59
CERTAIN RELATIONSHIPS AND TRANSACTIONS..............   60
 Share Acquisitions by Management...................   60
 Purchase of Facilities.............................   60
 Option Agreements..................................   60
 Right to Purchase Agreement........................   61
 Employment Agreements..............................   61
POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN
 ACTIVITIES.........................................   61
 Investment Objectives and Policies.................   61
 Dispositions; CCA's Right of First Refusal.........   62
 Financing..........................................   62
 Working Capital Reserves...........................   63
 Conflict of Interest Policies......................   63

                                                      PAGE
                                                      ----
   Declaration of Trust and Bylaw Provisions........   63
 Other Policies.....................................   63
CONFLICTS OF INTEREST...............................   64
 General............................................   64
 Relationships Which May Give Rise to Conflicts of
   Interest.........................................   64
 Situations in Which Conflicts of Interests Have
   Arisen and May Continue to Arise.................   64
   Terms of Leases..................................   65
   Potential for Future Conflicts...................   65
 Steps Taken by the Company to Address Potential
   Conflicts of Interest............................   65
   Use of Independent Committee.....................   65
   Agreements Between CCA and the Company...........   65
THE FORMATION TRANSACTIONS..........................   66
PRINCIPAL SHAREHOLDERS OF THE COMPANY...............   67
DESCRIPTION OF CAPITAL SHARES.......................   68
 General............................................   68
 Common Shares......................................   68
 Series A Preferred Shares..........................   68
   General..........................................   68
   Maturity.........................................   68
   Rank.............................................   68
   Dividends........................................   68
   Liquidation Preference...........................   70
   Redemption.......................................   70
   Voting Rights....................................   71
   Conversion.......................................   72
 Restrictions on Ownership..........................   73
 Certain Provisions of Maryland Law and of the
   Company's Declaration of Trust and Bylaws........   74
   Staggered Board of Trustees......................   75
   Meetings of Shareholders.........................   75
   Business Combinations Law........................   75
   Control Share Acquisitions.......................   75

                                                      PAGE
                                                      ----
   Interested Trustee Transactions..................   76
   Removal of Trustees..............................   76
   Amendments to the Declaration of Trust, Articles
     Supplementary, and Bylaws......................   76
   Restrictions on Investment.......................   76
 Limitations on Changes in Control..................   76
 Limitation of Liability and Indemnification of
   Trustees.........................................   77
 Transfer Agent and Dividend Paying Agent...........   78
 Book Entry, Delivery and Form......................   78
 Global Preferred Securities; Certificated
   Securities.......................................   79
 Payment and Paying Agency..........................   79
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..........   80
 Taxation of the Company............................   80
   General..........................................   80
   Requirements for Qualification...................   81
   Income Tests.....................................   82
   Other Issues.....................................   84
   Assets Tests.....................................   85
   Annual Distribution Requirements.................   85
   Real Estate Investment Trust Simplification
     Act............................................   86
 Failure to Qualify.................................   86
 Taxation of Taxable Domestic Shareholders..........   87
   General..........................................   87
   Redemption of Series A Preferred Shares..........   88
 Backup Withholding.................................   88
 Taxation of Tax-Exempt Shareholders................   88
 Taxation of Foreign Shareholders...................   89
 Other Tax Consequences.............................   91
ERISA CONSIDERATIONS................................   91
UNDERWRITING........................................   92
EXPERTS.............................................   93
LEGAL MATTERS.......................................   93
GLOSSARY............................................   94
INDEX TO FINANCIAL STATEMENTS.......................  F-1

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-11 (the "Form S-11"), under the Securities Act of 1933, as amended (the "Securities Act"), and CCA has filed with the Commission a Registration Statement on Form S-3 (the "Form S-3") under the Securities Act both with respect to the Series A Preferred Shares offered hereby (the Form S-11 and the Form S-3 are collectively referred to as the "Registration Statement"). This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and financial schedules thereto. For further information with respect to the Company, CCA and the Series A Preferred Shares, reference is made to the Registration Statement and such exhibits and financial schedules filed therewith. Moreover, any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     Copies of the Registration Statement and such exhibits and financial schedules thereto may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file documents with the Commission, including the Company and CCA, and the address is http://www.sec.gov.

     Both the Company and CCA are subject to the periodic filing requirements of
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, therefore, are required to file certain reports and proxy and information statements and other information with the Commission. Such reports, statements and information can be inspected and copied at the Commission's offices and web site listed above. Moreover, both the Company's and CCA's equity securities are listed and traded on the NYSE; accordingly, periodic reports, proxy material, and other information concerning the Company and CCA may be inspected at the offices of the NYSE, Operations, 20 Broad Street, New York, New York 10005.

                             CAUTIONARY STATEMENTS

     Information contained in this Prospectus contains "forward-looking statements" relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial information and statements, and the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Glossary" for the definitions of certain terms used in the Prospectus.

                                  THE COMPANY

     CCA Prison Realty Trust, a Maryland real estate investment trust (the "Company"), was formed to capitalize on the opportunities created by the growing trend towards privatization in the corrections and detention industry, including the increased demand for private correctional and detention facilities. The principal business strategy of the Company is to own and develop correctional and detention facilities that meet the Company's investment criteria, to acquire such facilities from both private prison managers and government entities, to expand the design capacity of the Company's existing facilities, and to lease all such facilities under long-term leases. As of January 20, 1998, the Company owned 13 correctional and detention facilities (collectively, the "Facilities"), with an aggregate design capacity of 11,533 beds, each of which was acquired from Corrections Corporation of America, a Tennessee corporation ("CCA"). The Company also has options to acquire up to nine additional correctional and detention facilities (collectively, the "Option Facilities"), with an aggregate design capacity of 9,752 beds, which are currently under construction or development by CCA. In addition, the Company has an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the date CCA first receives inmates at such facility (the "Service Commencement Date"). As a result of the transactions with CCA, the Company and CCA have several ongoing relationships, some of which could give rise to possible conflicts of interest. See "Risk Factors -- Conflicts of Interest" and "Relationship Between CCA and the Company." The Company is currently pursuing opportunities to acquire correctional and detention facilities from and to leaseback such facilities to operators other than CCA, including government entities. Likewise, subject to the Option Agreements and the Right to Purchase Agreement (as hereinafter defined), CCA may sell correctional and detention facilities to and leaseback such facilities from owners other than the Company.

     The Facilities are leased to CCA pursuant to long-term, non-cancellable "triple net" leases (the "Leases"), which require CCA to pay all operating expenses, taxes, insurance and other costs. All of the Leases provide for base rent with certain annual escalations and have primary terms ranging from 10 to 12 years which may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and CCA. The Facilities are expected to generate aggregate initial annual rent of approximately $54.0 million, which represents an 11% lease rate based on their respective purchase prices. The Company believes that the lease rates represent a fair market rental rate based on comparable triple net lease transactions. Although the Company has general recourse to CCA under the Leases, CCA's payment obligations under such Leases are not secured by any assets of CCA. CCA's obligations under the Leases, however, are cross-defaulted to each of the other Leases with respect to payment defaults and certain other defaults. Each Lease (and any future lease with CCA) may be terminated by the Company, at its option, at any time after the first five years of the lease, upon 18 months' written notice to CCA.

     The Company currently focuses on acquisitions and leasebacks of, or financings for, correctional and detention facilities owned and operated by various government entities and private operators, including CCA. The Company believes it has significant access to these opportunities through its relationship with CCA and the experience and industry contacts of its Board of Trustees and management, particularly its Chief Executive Officer, J. Michael Quinlan, former Director of the Federal Bureau of Prisons (the "BOP"). The Company intends to continue to utilize Mr. Quinlan's experience in developing and managing correctional and detention facilities to pursue, among other things, the development and acquisition of correctional and detention facilities from both private prison owners and operators and government entities. See "Management -- Trustees and Executive Officers."

     The Company intends to elect to be taxed as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and generally will not be subject to federal income tax to the extent that it distributes its earnings to its shareholders and maintains its qualification as a REIT.

                            FORMATION OF THE COMPANY

     The Company commenced operations in July 1997 by consummating a series of transactions (the "Formation Transactions") including the acquisition of nine of the Facilities from CCA (the "Initial Facilities"). In connection with the Formation Transactions, the Company entered into option agreements (the "Option Agreements") with CCA pursuant to which the Company was granted the option to acquire any or all of five additional correctional and detention facilities from CCA for a period of three years following the closing of the Formation Transactions, for a purchase price generally equal to CCA's cost of developing, constructing and equipping such facilities, plus 5% of such costs. To date, the Company has exercised and closed on its option to acquire two of those facilities.

     In addition to the Option Agreements, CCA entered into an agreement whereby CCA granted the Company a right to acquire, at fair market value, and leaseback to CCA, at fair market rental rates, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility (the "Right to Purchase Agreement"). For facilities acquired from CCA during the first five years of the Right to Purchase Agreement, the initial rental rate for facilities leased back to CCA will be the greater of (i) the fair market rental rate as determined by the Company and CCA, or (ii) 11% of the purchase price of such facilities. For facilities acquired from CCA after the first five years of the Right to Purchase Agreement, the initial annual rental rate on such Facilities will be the fair market rental rate as determined by the Company and CCA. Additionally, the Company has a right of first refusal in the event CCA obtains an acceptable third party offer to acquire or provide mortgage secured financing to finance more than 90% of the cost of any correctional or detention facility now owned or which is acquired or developed by it or its subsidiaries in the future. To date, the Company has acquired two facilities pursuant to the Right to Purchase Agreement.

     Contemporaneously with the consummation of the Formation Transactions, the Company completed an initial public offering (the "Initial Offering") of 21,275,000 of its common shares, $0.01 par value per share (the "Common Shares") at a price of $21.00 per share, raising net proceeds to the Company of $412.1 million, which was used, together with borrowings under the Bank Credit Facility (as hereinafter defined), to acquire the Facilities.

     In connection with the Formation Transactions, certain trustees and executive officers of the Company received substantial benefits. For a detailed description of the benefits received by such principals, see "The Formation Transactions."

                                  THE OFFERING

Securities Offered..................     4,000,000 shares of 8.0% Series A
                                         Cumulative Preferred Shares (the
                                         "Series A Preferred Shares"). The
                                         Series A Preferred Shares have been
                                         approved for listing on the NYSE under
                                         the symbol "PZN PrA", subject to
                                         official notice of issuance. See
                                         "Underwriting."

Maturity............................     The Series A Preferred Shares will have
                                         no stated maturity date and will not be
                                         subject to any sinking fund or
                                         mandatory redemption. See "Description
                                         of Capital Shares -- Series A Preferred
                                         Shares -- Maturity."

Use of Proceeds.....................     The Company intends to use the proceeds
                                         from the sale of the Series A Preferred
                                         Shares to repay indebtedness under the
                                         Bank Credit Facility and to fund future
                                         acquisitions. Amounts repaid under the
                                         Bank Credit Facility may be reborrowed.
                                         See "Use of Proceeds."

Ranking.............................     With respect to the payment of
                                         dividends and amounts to be received by
                                         shareholders upon liquidation, the
                                         Series A Preferred Shares will rank
                                         senior to the Company's Common Shares,
                                         which are the only capital shares of
                                         the Company currently issued and
                                         outstanding. See "Description of
                                         Capital Shares -- Series A Preferred
                                         Shares -- Dividends" and
                                         "-- Liquidation Preference."

Dividends...........................     Dividends on the Series A Preferred
                                         Shares are cumulative from the date of
                                         original issue of such shares and are
                                         payable quarterly in arrears on the
                                         fifteenth day of January, April, July
                                         and October of each year (each, a
                                         "Dividend Payment Date"), to
                                         shareholders of record on the last day
                                         of March, June, September and December
                                         of each year, respectively, at the
                                         fixed rate of 8.0% per annum of the
                                         Liquidation Preference (which is
                                         equivalent to a fixed annual rate of
                                         $2.00 per share). Dividends will accrue
                                         from the date of original issue to the
                                         first Dividend Payment Date and
                                         thereafter from each Dividend Payment
                                         Date to the subsequent Dividend Payment
                                         Date. The first record date for
                                         determination of shareholders entitled
                                         to receive dividends is expected to be
                                         March 31, 1998, with the first dividend
                                         expected to be paid on April 15, 1998.
                                         See "Description of Capital
                                         Shares -- Series A Preferred Shares --
                                         Dividends."

Liquidation Preference..............     Equivalent to $25 per Series A
                                         Preferred Share, plus an amount equal
                                         to accrued and unpaid dividends
                                         (whether or not declared). See
                                         "Description of Capital
                                         Shares -- Series A Preferred
                                         Shares -- Liquidation Preference."

Redemption..........................     Except in certain circumstances
                                         relating to the preservation of the
                                         Company's qualification as a REIT (see
                                         "Description of Capital
                                         Shares -- Restrictions on Ownership"),
                                         the Series A Preferred Shares are not
                                         redeemable prior to January 30, 2003.
                                         On and after such date, the Series A
                                         Preferred Shares will be redeemable for
                                         cash at the option of the Company, in
                                         whole or in part, at a redemption price
                                         of $25 per share, plus dividends
                                         accrued and unpaid to the redemption
                                         date (whether or not declared) without
                                         interest. See "Description of Capital
                                         Shares -- Series A Preferred
                                         Shares -- Redemption."

Voting Rights.......................     Holders of the Series A Preferred
                                         Shares generally will have no voting
                                         rights except as required by law.
                                         However, whenever dividends on any of
                                         the Series A Preferred Shares shall be
                                         in arrears for six or more quarters,
                                         the holders of such shares (voting
                                         separately as a class with all other
                                         series of preferred shares on a parity
                                         with the Series A Preferred Shares,
                                         upon which like voting rights have been
                                         conferred and are exercisable) will be
                                         entitled to vote for the election of
                                         two additional trustees of the Company
                                         until all dividends accumulated on such
                                         Series A Preferred Shares have been
                                         fully paid or declared and a sum
                                         sufficient for the payment thereof set
                                         aside for payment. In addition, the
                                         affirmative vote of holders of
                                         two-thirds of the outstanding Series A
                                         Preferred Shares is required to approve
                                         certain changes to the terms of the
                                         Series A Preferred Shares that would be
                                         materially adverse to the rights of
                                         holders of the Series A Preferred
                                         Shares. See "Description of Capital
                                         Shares -- Series A Preferred
                                         Shares -- Voting Rights."

Conversion..........................     The Series A Preferred Shares are not
                                         convertible into or exchangeable for
                                         any other property or securities of the
                                         Company.

                            CCA PRISON REALTY TRUST
             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary historical consolidated financial information set forth below as of December 31, 1997 and for the period from July 18, 1997 to December 31, 1997 has been derived from the Company's audited consolidated financial statements as of December 31, 1997 and for the period from July 18, 1997 to December 31, 1997. All information contained in the following table should be read in conjunction with the consolidated financial statements and related notes of the Company included elsewhere in this Prospectus.

                                                                PERIOD FROM
                                                              JULY 18, 1997 TO
                                                                DECEMBER 31,
                                                                    1997
                                                              ----------------
OPERATING DATA:
  Revenues:
    Rental..................................................      $ 19,980
    Interest................................................           600
                                                                  --------
                                                                    20,580
                                                                  --------
  Costs and Expenses:
    Depreciation............................................         5,088
    Interest................................................           184
    General and administrative..............................           981
                                                                  --------
                                                                     6,253
                                                                  --------
  Net income................................................      $ 14,327
                                                                  ========
  Net income per share:
    Basic...................................................      $   0.66
    Diluted.................................................      $   0.65
  Weighted average number of shares outstanding, basic......        21,576
  Weighted average number of shares outstanding, diluted....        22,007
OTHER DATA:
  Funds from Operations(1)..................................      $ 19,415
  Net cash provided by operating activities.................        19,835
  Distributions on Common Shares............................        16,635
  Distributions per Common Share............................      $   0.77

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
BALANCE SHEET DATA:
  Net real estate properties................................    $453,272
  Total assets..............................................     454,438
  Line of credit............................................      32,000
  Total shareholders' equity................................     412,749

---------------

(1) Management believes Funds from Operations (as hereinafter defined) is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is defined by the Board of Governors of NAREIT (as hereinafter defined) as net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and, accordingly, may not be comparable to other REITs' Funds from Operations calculated under a differing methodology. Funds from Operations should be examined in conjunction with net income as presented.

                                                                    Period from
                                                                  July 18, 1997 to
                                                                    December 31,
                                                                        1997
                                                                  ----------------
    Calculation of Funds from Operations:
      Net income................................................      $ 14,327
      Plus: Real estate depreciation............................         5,088
                                                                      --------
      Funds from Operations.....................................      $ 19,415
                                                                      ========

   Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

                        THE PRIVATE CORRECTIONS INDUSTRY

     The Company believes the United States private corrections industry is in a period of significant growth. In the United States, there is a growing trend toward privatization of government services and functions, including corrections and detention services, as governments of all types face continuing pressure to control costs and improve the quality of services. According to the Private Adult Correctional Facility Census, prepared by the Private Corrections Project Center for Studies in Criminology and Law, University of Florida, dated March 15, 1997 (the "1996 Facility Census"), the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by CCA in 1984. According to the 1996 Facility Census, the aggregate capacity of private facilities in operation or under construction rose from 63,595 beds at December 31, 1995 to 85,201 beds at December 31, 1996, an increase of 34%. Additionally, the 1996 Facility Census reports that the number of private facilities for which contracts have been awarded increased 27% from 104 in 1995 to 132 in 1996, and the prisoner population housed in privately managed facilities expanded by 30% in 1996.

                       CORRECTIONS CORPORATION OF AMERICA

     CCA is the largest developer and manager of privatized correctional and detention facilities worldwide with an estimated national market share in excess of 50%. CCA is the lessee of the Facilities and, if acquired, the Option Facilities. CCA is expected to continue to sell additional correctional and detention facilities to the Company in the future and to enter into long-term non-cancellable leases with the Company with respect to those facilities. See "Relationship Between CCA and the Company." CCA's facilities are located in 19 states in the United States, the District of Columbia, Puerto Rico, Australia and the United Kingdom. As of January 20, 1998, CCA had contracts to manage 67 correctional and detention facilities with an aggregate design capacity of 52,890 beds, of which 55 facilities representing 39,409 beds were in operation.

                    RELATIONSHIP BETWEEN CCA AND THE COMPANY

     For the purpose of governing certain of the ongoing relationships between CCA and the Company, CCA and the Company have entered into various agreements and have adopted policies as described herein. The Company believes that the agreements are fair to it and contain terms which generally are comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. In each case, the terms of these agreements have been reviewed by the Board of Directors of CCA and by the Independent Committee (as hereinafter defined) of the Board of Trustees of the Company (the "Board of Trustees"). Such agreements include (a) the Option Agreements; (b) the Right to Purchase Agreement; and (c) the Trade Name Use Agreement (as hereinafter defined).

     Option Agreements. In connection with the Formation Transactions, the Company and CCA and certain of its subsidiaries entered into the Option Agreements, pursuant to which CCA and certain of its subsidiaries granted the Company exclusive options to acquire any or all of five correctional facilities until July 18, 2000 for a purchase price equal to CCA's cost of developing, constructing and equipping such facilities plus 5% of such costs. To date, the Company has exercised its option to acquire two such facilities.

     Right to Purchase Agreement. It is anticipated that CCA will acquire or develop additional correctional or detention facilities in the future. In connection with the Formation Transactions, the Company and CCA entered into the Right to Purchase Agreement whereby the Company has an option to acquire, at fair market value, and leaseback to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. For the first two years of such option period, fair market value is deemed to be CCA's cost of developing, constructing and equipping such facilities, plus 5% of such costs. Thereafter, fair market value will be based on cash flows and operating results of such facilities. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate on facilities leased back to CCA will be the greater of (i) fair market rental rates, as determined by CCA and the Company, or (ii) 11% of the purchase price of such facilities. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rates, as determined by the Company and CCA. To date, the Company has purchased two facilities pursuant to its rights under the Right to Purchase Agreement.

     Trade Name Use Agreement. Pursuant to the terms of a trade name use agreement entered into in connection with the Formation Transactions (the "Trade Name Use Agreement"), the Company was granted the right to use the trade name "CCA" as part of its name, subject to specified terms and conditions therein, including CCA's right to terminate the Trade Name Use Agreement upon 10 days' written notice to the Company.

     Policies and Procedures for Addressing Conflicts. The significant contractual and other ongoing relationships between the Company and CCA may present certain conflict situations for certain trustees and officers of the Company and certain directors and officers of CCA. See "Risk
Factors -- Conflicts of Interest -- Situations in Which Conflicts of Interest Have Arisen and May Continue to Arise -- Valuation of the Facilities." The Company and CCA have adopted appropriate policies and procedures to be followed by the Board of Trustees of the Company and the Board of Directors of CCA to attempt to address those conflicts. Such procedures include requiring Doctor R. Crants to abstain from making management decisions in his capacity as an officer, trustee or director of the Company and CCA, respectively, and to abstain from voting as a trustee or director of either company with respect to matters that present a conflict of interest between the companies. Whether or not a conflict of interest situation exists will be determined by the Independent Committee on a case-by-case basis in accordance with the policies and procedures established by the Company's Board of Trustees. See "Risk Factors -- Conflicts of Interest."

     The Board of Trustees has established an Independent Committee consisting of the seven trustees who are not employees of the Company or affiliated with CCA (the "Independent Committee"). Pursuant to the Company's Bylaws, the Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the selection of the operators for the Company's properties; (ii) the entering into of any agreement with CCA or its affiliates; and (iii) the consummation of any transaction between the Company and CCA or its affiliates; including, but not limited to, the negotiation and enforcement of the terms of any lease of any of the Company's properties. Certain other significant actions of the Board of Trustees require the approval of a minimum of two-thirds of the trustees. In addition, Michael W. Devlin, the Company's Chief Operating Officer, and Vida H. Carroll, the Company's Chief Financial Officer, neither of whom have had or have any affiliation with CCA, assist the Independent Committee with respect to potential conflicts of interest between the Company and CCA, including the negotiation and enforcement of all Leases. See "Management" and "Conflicts of Interest."

                                     LEASES

     The Company leases each of the Facilities to CCA. Each Facility is the subject of a separate lease that incorporates the provisions of a master agreement to lease between the Company as landlord and CCA as tenant (the "Master Lease"). The Leases have primary terms ranging from 10 to 12 years (the "Fixed Term"). The Lease for each Facility may be extended at fair market rental rates for three additional five-year terms (the "Extended Terms"), upon the mutual agreement of the Company and CCA. Each Lease may be terminated by the Company, at its option, at any time after the first five years of the Lease, upon 18 months prior written notice to CCA. The Leases are triple net leases which require CCA to pay substantially all expenses associated with the operation of the Facilities, such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses. Each Lease requires that CCA operate the leased property only as a correctional or detention facility.

     The rent schedule under the Leases provides for a relatively stable source of cash flow and opportunities to participate in future growth in revenues experienced by CCA. The rent for the first year for each Facility under the Leases is initially set at a fixed amount and will be increased each year by the percentage of the rent applicable to a particular Facility in the preceding year, such percentage being equal to the greater of (i) 4%, or (ii) the percentage which is 25% of the percentage increase in the gross management revenues realized by CCA from such Facility, exclusive of any increase attributable to expansion in the size of or the number of beds in such facility (the "Base Rent Escalation").

     The obligations of CCA under each Lease are cross-defaulted to each of the other Leases with respect to payment defaults, certain bankruptcy and insolvency related defaults and defaults relating to any CCA default on a material debt obligation or any substantial adverse judgment not covered by insurance and not promptly paid by CCA. Although the Company has general recourse to CCA under the Leases, CCA's payment obligations under such Leases are not secured by any assets of CCA.

     Pursuant to the Master Lease, CCA has a right of first refusal with respect to the sale of any Facility, any acquired Option Facility or any interest in a correctional or detention facility acquired or developed by the Company in the future and operated by CCA. The Master Lease does not prohibit or otherwise restrict CCA's ability to lease properties from parties other than the Company. See "Leases" for a more detailed discussion of the terms and conditions of the Leases.

                TAX CONSIDERATIONS AND TAX STATUS OF THE COMPANY

     The Company intends to elect to be taxed as a REIT under sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. In the opinion of Stokes & Bartholomew, P.A., the Company qualifies as a REIT for federal income tax purposes, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based upon, and subject to, certain assumptions and various factual representations of the Company, which are incorporated into such opinion and are addressed herein under the heading "Material Federal Income Tax Considerations." Qualification and taxation as a REIT also depend upon the Company's ability to meet, on an ongoing basis, through actual annual operating results, distribution requirements, diversity of share ownership and the various other qualification tests imposed under the Code, the results of which will not be reviewed by Stokes & Bartholomew, P.A. If the Company qualifies for taxation as a REIT, with certain exceptions, the Company will not be subject to federal income tax at the corporate level on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it distribute at least 95% of its annual taxable income. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and distributions to the shareholders in any such year will not be deductible by the Company. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") imposes restrictions on the ownership of any outstanding Common Shares and preferred shares, including the Series A Preferred Shares. The Company has adopted the calendar year as its taxable year. See "Risk Factors -- Adverse Impact on Distributions of Failure of the Company to Qualify as a REIT,"
"-- Limits on Changes in Control," "Material Federal Income Tax Considerations" and "Description of Capital Shares -- Restrictions on Ownership."

                                  RISK FACTORS

     An investment in the Series A Preferred Shares offered hereby involves various risks. Prospective investors should carefully consider the following risk factors in conjunction with the other information contained in this Prospectus before purchasing the Series A Preferred Shares in the Offering.

THE DEPENDENCE ON CCA, AS THE SOLE LESSEE OF THE FACILITIES, FOR THE COMPANY'S REVENUES AND ABILITY TO MAKE DISTRIBUTIONS TO ITS SHAREHOLDERS

     CCA is currently the sole lessee of all the Facilities and, if acquired, the Option Facilities. The Company's revenues, and its ability to make distributions to its shareholders, currently depend on rental payments by CCA under the Leases. The Company believes that CCA has sufficient assets and income to enable it to satisfy its obligations under the Leases at this time; however, there can be no assurance that CCA will have such assets or income in the future. While the Company plans to generate revenues through the acquisition from, and the leasing of correctional and detention facilities directly to, government entities or other private prison operators, no such agreements have been reached and there can be no assurance that the Company will ever be successful in reaching such an agreement with a government entity or a private operator other than CCA.

     Failure by CCA to materially comply with the terms of a Lease would give the Company the right to terminate such Lease and enforce the obligations thereunder, but could also require the Company to find another lessee to lease such facility or risk losing its ability to elect or maintain REIT status, as applicable. Moreover, there can be no assurance that CCA will elect to renew a lease upon expiration of its initial term, which would also force the Company to find a suitable replacement lessee. In either circumstance, due to the nature of the corrections and detention industry, the Company may be unable to locate a suitable lessee or to attract such a lessee, and may, therefore, be required to reduce the rent, which would have the effect of reducing the Company's Cash Available for Distribution. See "Corrections Corporation of America," "Leases" and "Conflicts of Interest."

CONFLICTS OF INTEREST

     Several conflicts of interest exist on the part of the Company, its trustees and officers and on the part of CCA, its directors and officers. The following description sets forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

  Relationships Which May Give Rise to Conflicts of Interest

     Doctor R. Crants is the Chairman of the Board of Directors, President and Chief Executive Officer of CCA and the Chairman of the Board of Trustees of the Company. D. Robert Crants, III, President of the Company, is the son of Doctor
R. Crants. Doctor R. Crants and D. Robert Crants, III, as well as certain other trustees and officers of the Company and directors or officers of CCA, also own, directly or indirectly, shares in both companies. D. Robert Crants, III and Michael W. Devlin, Chief Operating Officer of the Company, are principals of DC Investment Partners LLC, a limited liability company which serves as the general partner of four private investment partnerships. DC Investment Partners LLC is owned by D. Robert Crants, III, Michael W. Devlin, Stephens Group, Inc., which is an affiliate of Stephens Inc., a managing underwriter in this Offering, and one other individual. Doctor R. Crants and three other directors of CCA are investors in one or more of the private investment partnerships managed by DC Investment Partners LLC. Rusty L. Moore, a trustee, is the spouse of a shareholder of Stokes & Bartholomew, P.A., tax and securities counsel to the Company. Stokes & Bartholomew, P.A. also provides certain legal services to CCA. Samuel W. Bartholomew, Jr., a shareholder of Stokes & Bartholomew, P.A., is also a director of CCA. Michael Quinlan is a former employee of CCA. C. Ray Bell, a trustee, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for CCA. Because of Mr. Bell's experience in building correctional and detention facilities, it is anticipated that Mr. Bell's company may in the future build correctional and detention facilities for or on behalf of the Company or CCA.

  Situations in Which Conflicts of Interest Have Arisen and May Continue to
Arise

     Valuation of the Facilities. The valuation of the Facilities and the Option Facilities was determined by management of the Company and management of CCA and was not negotiated on an arm's-length basis. The purchase price of the nine Facilities purchased from CCA upon the consummation of the Company's initial public offering in July 1997 was based primarily on an evaluation of the current and anticipated cash flows and operating results of such facilities. To determine the purchase price for each of those Facilities other than the T. Don Hutto Correctional Center, the anticipated annual cash flow from the facility less ongoing capital expenditures was divided by an agreed upon coverage ratio and lease rate. Because the T. Don Hutto Correctional Center was not completed until January 1997, the purchase price of that facility, of each of the two facilities acquired pursuant to the exercise of rights granted under the Option Agreements, and of each Option Facility was calculated as CCA's approximate cost of developing, constructing and equipping such facilities, plus 5% of such costs. The purchase price for each of the two facilities acquired pursuant to the Right to Purchase Agreement was equal to the amount CCA paid to the previous owner for such facility plus closing costs. It is possible that if such valuations had been determined on an arm's-length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Facilities, and, if acquired, the Option Facilities might have been greater than the sum of the values determined by the management of CCA and of the Company. The terms of the purchase of the Facilities were approved by the Independent Committee of the Company's Board of Trustees.

     Terms of Leases. The Lease payment obligations with respect to the Facilities were determined by management of CCA and management of the Company and were not negotiated on an arm's-length basis. However, the lease payments that CCA is obligated to make are based on an initial lease rate of approximately 11%, which the Company believes reflects the fair market rental value of the Facilities to the Company. Moreover, the terms and conditions of the Leases were the subject of independent negotiations between the Company and CCA, and the amount of the Lease payment obligations and the terms and conditions of the Leases were approved by the Independent Committee of the Company's Board of Trustees.

     Potential for Future Conflicts. Because of the ongoing relationship between CCA and the Company, the companies may be in situations where they have differing interests. Such situations include the fact that (i) CCA leases the Facilities from the Company; (ii) the Company has an exclusive option to acquire the Option Facilities and a right to purchase and a right of first refusal to purchase any correctional or detention facility acquired or developed and owned by CCA or its subsidiaries in the future and to provide mortgage financing for any correctional or detention facilities financed in excess of 90% of their cost by CCA or its subsidiaries in the future; and (iii) CCA has a right of first refusal to acquire the Facilities and if acquired, the Option Facilities. Accordingly, the potential exists for disagreements as to the compliance with the Leases or the values of the facilities acquired or lease payments therefor in the future pursuant to the Right to Purchase Agreement. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by CCA may result in a need to modify the lease with CCA with respect to such property. Any such modification will require the consent of CCA, and the lack of consent from CCA could adversely affect the Company's ability to consummate such financings or sale. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with CCA that it might achieve if such relationships did not exist.

CORRECTIONS AND DETENTION INDUSTRY RISKS

     The ability of lessees of the Company's facilities to make rental payments and the value of the Company's facilities are subject to operating risks generally inherent in the corrections and detention industry.

     Short-Term Nature of Government Contracts. Private prison managers typically enter into facility management contracts with government entities with terms of up to five years, with one or more renewal options that may be exercised only by the contracting government agency. No assurance can be given that any agency will exercise a renewal option in the future. Moreover, the contracting agency typically may terminate a facility contract without cause by giving the private prison manager written notice. Therefore, there exists the risk that a facility owned by the Company may not be the subject of a contract between a private manager and a government entity at some point during its ownership by the Company since the Company's leases generally extend for periods substantially longer than the underlying contracts with government entities. Accordingly, if a private prison manager's contract to operate a facility is terminated, such event may adversely affect the ability of the contracting private prison manager (including CCA) to make its lease payments to the Company.

     Dependence on Government Appropriations. A private prison manager's cash flow is subject to the receipt of sufficient funding of and timely payment by contracting government entities. If the appropriate government agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated, or the management fee may be deferred or reduced. Any delays in payment could have an adverse effect on the private prison manager's cash flow and therefore its ability to make lease payments to the Company. Further, it is part of the Company's business strategy to acquire facilities from government entities and to lease those facilities to the government entity or to finance the facility for the government entity. The ability of the government entity to make payments under such leases or in connection with such financing may be dependent upon annual appropriations.

     Dependence on Government Agencies for Inmates. Private prison managers are dependent on government agencies supplying their facilities with a sufficient number of inmates to meet the facility's design capacities. A failure to do so may have a material adverse effect on a private prison manager's financial condition and results of operations and therefore its ability to make lease payments to the Company.

     Dependence on Ability to Develop New Prisons. The success of a private prison manager in obtaining new awards and contracts may depend, in part, upon its ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Moreover, the private corrections industry is subject to public scrutiny. Negative publicity about an escape, riot or other disturbance at a privately managed facility may result in publicity adverse to the Company and the private corrections industry, thereby making it more difficult for a private prison manager to renew existing contracts, or to obtain new contracts or sites on which to operate new facilities.

     Options to Purchase. When the Company buys a facility from CCA which is the subject of a prison management contract between CCA and a government entity or buys a facility from or develops a facility for a government entity, the government entity may approve the management relationship on the condition that the government entity receive an option to purchase the facility for some period of time at a price that reflects fair market value. The Company expects that if it purchases a property subject to such an option or is required to grant such an option, CCA will, for any property acquired from CCA, agree to indemnify the Company with respect to the difference between the price paid by such government entity and the price paid by the Company. Further, if the option is exercised, there exists the risk that the Company will be unable to invest the proceeds in one or more properties that yield as much revenue as the property reacquired by the government entity.

     Legal Proceedings. The Company's ownership and operation of correctional and detention facilities could expose it to potential third party claims or litigation by prisoners or other persons related to personal injury or other damages resulting from contact with a facility, its managers, personnel, or other prisoners, including damages arising from a prisoner's escape from, or a disturbance or riot at, a Company owned facility. In addition, as an owner of real property, the Company may be subject to certain proceedings relating to personal injury of persons at such facilities. The Company may be held responsible under state laws for claims based on personal injury or property damage despite contractual provisions in its leases with CCA and other managers providing for indemnity against such claims.

     Each of the foregoing factors, among others, either individually or collectively, could adversely affect a private prison manager's or government entity's ability to generate revenues or make lease payments to the Company, which may, therefore, affect the Company's ability to make expected distributions to its shareholders.

ADVERSE IMPACT ON DISTRIBUTIONS OF FAILURE OF THE COMPANY TO QUALIFY AS A REIT

     The Company currently operates, and intends to continue to operate so as to qualify as a REIT under the Code. Although the Company believes that it is so organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect its ability to qualify as a REIT. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Stokes & Bartholomew, P.A., tax counsel to the Company, regarding various issues affecting the Company's ability to qualify, and retain qualification, as a REIT. However, such opinion is not binding on the Service or any court. See "Material Federal Income Tax Considerations."

     If the Company were to fail to qualify as a REIT in any taxable year, the Company would not be allowed a deduction for distributions to shareholders in computing taxable income and would be subject to federal income tax on its taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, the Company would also be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's shareholders would be reduced for each of the years involved. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal or tax considerations may cause the Company to fail to qualify as a REIT or may cause the Board of Trustees to revoke the REIT election if the Board and the holders of 66 2/3% of all outstanding shares of beneficial interest of the Company entitled to vote determine that such factors make it no longer beneficial to qualify as a REIT. See "Policies and Objectives with Respect to Certain Activities" and "Material Federal Income Tax Considerations."

REAL ESTATE INVESTMENT CONSIDERATIONS

     General. Investments in the Facilities and any additional properties in which the Company may invest in the future are subject to risks typically associated with investments in real estate. Such risks include the possibility that the Facilities and any additional properties will generate total rental rates lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Revenue from the Facilities, and, if acquired, the Option Facilities, and yields from investments in such properties may be affected by many factors beyond the Company's control, including changes in government regulation, general or local economic conditions, the available local supply of prison beds and a decrease in the need for prison beds.

     Equity investments in real estate are relatively illiquid and, therefore, the ability of the Company to vary its portfolio promptly in response to changed conditions will be limited. There are no limitations on the percentage of the Company's assets that may be invested in any one property or venture; however, the Board of Trustees may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

     Environmental Matters. Operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect Cash Available for Distribution. Phase I environmental assessments have been obtained on all of the Facilities. The purpose of a Phase I environmental assessment is to identify potential environmental contamination that is made apparent from historical reviews of the Facilities, review of certain public records, visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports do not reveal any environmental contamination that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity, nor is the Company aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. In addition, environmental conditions on properties owned by the Company may affect the operation or expansion of facilities located on the properties.

     Uninsured Loss. The Leases require CCA to maintain insurance with respect to each of the Facilities. CCA carries comprehensive liability, fire, flood (for certain Facilities) and extended insurance coverage with respect to such properties with policy specifications and insurance limits customarily carried for similar properties. There are, however, certain types of losses (such as from earthquakes) which may be either uninsurable or not economically insurable. See "Leases." The Company obtained new title insurance policies for each of the Facilities in connection with the Formation Transactions. There is no assurance, however, that the amount of title insurance coverage for any of the Facilities accurately reflects the current value of such correctional facilities or that title losses would be completely covered by such insurance. Subject to the terms of the Leases, should an uninsured loss occur, the Company could lose both its capital invested in, and anticipated profits from, one or more of the Facilities. In the opinion of management of the Company, the Facilities are adequately insured in accordance with industry standards.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the efforts of its executive officers, J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin. In particular, the Company intends to continue to utilize the industry knowledge, experience and relationships of Mr. Quinlan, its Chief Executive Officer. From July 1987 through December 1992, Mr. Quinlan served as the Director of the BOP. The loss of the services of any one of these individuals could have a material adverse effect on the Company. Specifically, if the Company were to lose the services of Mr. Quinlan, it would lose the benefit of his extensive knowledge of, and experience in, the corrections industry. The Company has entered into employment agreements with each of the above named executive officers. See
"Management -- Employment Agreements."

LACK OF CONTROL OVER DAY-TO-DAY OPERATIONS AND MANAGEMENT OF THE FACILITIES

     To qualify as a REIT for federal income tax purposes, the Company may not operate, or participate in decisions affecting the operations of the Facilities, and, if acquired, the Option Facilities. CCA controls the operations of the Facilities under the Leases, each of which have initial terms ranging from 10 to 12 years and three renewal terms of five years each, exercisable upon the mutual agreement of CCA and the Company. During the terms of the Leases, the Company does not have the authority to require CCA to operate the Facilities in a particular manner or to govern any particular aspect of their operation except as set forth in the Leases. Thus, even if the Company believes CCA is operating the Facilities inefficiently or in a manner adverse to the Company's interests, the Company may not require CCA to change its method of operation. The Company is limited to seeking redress only if CCA violates the terms of a Lease, in which case the Company's primary remedy is to terminate the Lease or, in certain circumstances, all of the Leases, and seek to recover damages from CCA. If a Lease is terminated, the Company will be required to find another suitable lessee or risk losing its ability to elect or maintain REIT status, as applicable.

OWNERSHIP LIMIT

     For the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares may be owned, directly or constructively, by five or fewer individuals (as defined in the Code). In addition, rent from related party tenants is not qualifying income for purposes of the gross income tests under the Code. See "Material Federal Income Tax
Considerations -- Taxation of the Company." Two sets of constructive ownership rules (one to determine whether a REIT is closely held and one to determine whether rent is from a related party tenant) apply in determining whether these requirements are met. For the purpose of preserving the Company's REIT qualification, the Declaration of Trust prohibits direct or constructive ownership by any person of more than 9.8% of the Common Shares or more than 9.8% of the preferred shares, $0.01 par value per share, of the Company (the "Preferred Shares"), including the Series A Preferred Shares (such ownership limit being referred to as the "Ownership Limit"). The constructive ownership rules in the Code are complex and may cause the Series A Preferred Shares owned, directly or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the Series A Preferred Shares (or the acquisition of an interest in an entity which owns Series A Preferred Shares) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the Series A Preferred Shares, and thus subject such Series A Preferred Shares to the Ownership Limit. Direct or constructive ownership of Series A Preferred Shares in excess of the Ownership Limit would cause the violative transfer or ownership to be void, or cause such shares to be held in trust as Shares-in-Trust (as hereinafter defined) for the benefit of one or more charitable organizations. See "Description of Capital Shares -- Restrictions on Ownership."

LIMITS ON CHANGES IN CONTROL

     Certain provisions of the Company's Declaration of Trust and Bylaws, including provisions imposing the Ownership Limit (which are described specifically in the immediately preceding paragraph and under "Description of Capital Shares -- Restrictions on Ownership" and which generally prohibit any shareholder from owning more than 9.8% of the Common Shares or 9.8% of the Preferred Shares), authorizing the issuance of Preferred Shares and requiring staggered terms for the Board of Trustees, and certain provisions of Maryland law regarding business combinations and "control share acquisitions" could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management and, as a result, could prevent the shareholders of the Company from being paid a premium for their Common Shares. The Declaration of Trust authorizes the Board of Trustees to issue Preferred Shares in one or more series, to establish the number of shares in each series and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof, all without shareholder approval. The authorization of Preferred Shares may have an anti-takeover effect because it gives the Board of Trustees the power to issue Preferred Shares at its sole discretion on such terms as it, in its sole discretion, deems proper, which may have a dilutive effect on or otherwise deter any potential acquiror of the Company. The Declaration of Trust provides for three classes of trustees, as nearly equal in size as is practicable (exclusive of trustees elected by holders of the Series A Preferred Shares when dividends are in arrears). Each class of trustees holds office until the third annual meeting for selection of trustees following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. The Declaration of Trust further provides that the Board of Trustees or shareholders may, at any time, remove any trustee, with or without cause, only by an affirmative vote of a majority of trustees or a majority of holders of shares entitled to vote in the election of trustees. These provisions may have an anti-takeover effect because a third party will be unable to acquire immediate control of the Board of Trustees due to the existence of the staggered board and will further be unable to remove trustees without majority shareholder approval. See "Description of Capital Shares -- Series A Preferred
Shares -- Voting Rights" and " -- Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT VOTE OF SHAREHOLDERS

     The Board of Trustees determines the Company's investment and financing policies with respect to certain activities, including its growth, capitalization, distribution and operating policies. Although the Board of Trustees has no present intention to revise these policies, the Board of Trustees may do so at any time without a vote of the Company's shareholders. See "Policies and Objectives With Respect to Certain Activities -- Investment Objectives and Policies."

NO PRIOR MARKET FOR THE SERIES A PREFERRED SHARES; FACTORS AFFECTING MARKET
PRICE

     Prior to the Offering, there has been no public market for the Series A Preferred Shares. Although the Company's Common Shares are listed and traded on the NYSE and the Series A Preferred Shares have been approved for listing on the NYSE, subject to official notice of issuance, there can be no assurance that an active trading market will develop or be sustained for the Series A Preferred Shares if listed. The market price of the Series A Preferred Shares could be subject to significant fluctuations in response to variations in quarterly and yearly operating results, the success of the Company's business strategy, general trends in the corrections and detention industry, competition, changes in the laws affecting the Company and other factors. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These fluctuations may adversely affect the market price of the Series A Preferred Shares.

     Moreover, the price of the Series A Preferred Shares in public markets may be affected by the amount of the annual dividends paid on the Series A Preferred Shares relative to the price paid for the Series A Preferred Shares. As a result, an increase in market interest rates could adversely affect the market price of the Series A Preferred Shares to the extent that the yield on those shares compares less favorably to yields on fixed-income securities and other investments.

DEPENDENCE ON FINANCING FOR GROWTH AND ADVERSE CONSEQUENCES OF DEBT FINANCING ON ABILITY TO MAKE DISTRIBUTIONS

     The Company is pursuing a growth strategy which includes acquiring and developing correctional and detention facilities. There is a risk that the Company will not have access to sufficient debt or equity capital it may need to pursue its acquisition strategy. The Company may need access to debt or equity capital for several reasons. First, the Company generally cannot retain cash generated by operating activities. See "Material Federal Income Tax Considerations." Second, the Company's current business strategy is to maintain a ratio of debt to total capitalization of 50% or less. The Company believes that this debt policy balances the Company's desire for growth with a prudent capital structure. The Company's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness the Company may incur, and the Board of Trustees could alter or eliminate the Company's current borrowing policy. If the policy were changed or eliminated, the Company could become more highly leveraged, resulting in an increase in debt service, which could adversely affect the Company's Funds from Operations and its ability to make expected distributions to its shareholders, and result in an increased risk of default on the Company's obligations. The Company may, from time to time, incur additional indebtedness to acquire any or all of the Option Facilities or any other facilities. Accordingly, since the Company generally cannot retain earnings, and the amount of debt that it can incur is limited by its internal policies, the Company's ability to continue making acquisitions will depend primarily on its ability to obtain additional private or public equity financing. There is no assurance that such financing will be available.

     The Company is authorized to raise additional funds for its future operations through debt financing. As a result of incurring debt, the Company is subject to the risks normally associated with debt financing, including the risk that the Company's Funds from Operations will be insufficient to meet required payments of principal and interest or that Cash Available for Distribution may decrease. In addition, the Company will be subject to the risk that interest rates may increase, which could adversely affect its ability to make distributions. The Company has mortgaged its properties to secure payment of indebtedness, and if the Company is unable to meet mortgage payments, the property could be transferred to the mortgagee with a consequent loss of income and asset value to the Company. See "Policies and Objectives With Respect to Certain Activities -- Financing."

ERISA RISKS

     Depending upon the particular circumstances of the plan, an investment in the Series A Preferred Shares may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively "IRAs"). In deciding whether to purchase the Series A Preferred Shares, a fiduciary of an ERISA plan, in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transaction rules of ERISA and the Code, and the effect of the "plan asset" regulations issued by the U.S. Department of Labor.

                                  THE COMPANY

GENERAL

     The Company was formed to capitalize on the opportunities created by the growing trend towards privatization in the corrections and detention industry, including the increased demand for private correctional and detention facilities. The principal business strategy of the Company is to own and develop correctional and detention facilities that meet the Company's investment criteria, to acquire such facilities from both private prison managers and government entities, to expand the design capacity of the Company's existing facilities, and to lease all such facilities under long-term leases. As of January 20, 1998, the Company owned 13 Facilities, with an aggregate design capacity of 11,533 beds, each of which were acquired from CCA. The Company also has options to acquire up to nine Option Facilities, with an aggregate design capacity of 9,752 beds which are currently owned or under construction or development by CCA. In addition, the Company has an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. As a result of the transactions with CCA, the Company and CCA have several ongoing relationships, some of which could give rise to possible conflicts of interest. See "Relationship Between CCA and the Company." The Company is currently the only self-administered and self-managed publicly-traded REIT in the United States focused on owning and acquiring correctional and detention facilities.

     The Company leases all of the Facilities to CCA, which continues to manage the Facilities. The Company believes that with respect to the Facilities purchased and, if acquired, the Option Facilities, it has benefitted and will continue to benefit from the continuity of management provided by CCA. CCA is the largest developer and manager of privatized correctional and detention facilities worldwide and has developed and operated the Facilities and the Option Facilities since they were acquired or constructed by CCA at various times ranging from 1984 through 1997. The Company also is pursuing opportunities to acquire correctional and detention facilities from and leaseback such facilities to operators other than CCA. Likewise, subject to the Option Agreements and the Right to Purchase Agreement, CCA may lease correctional and detention facilities from owners other than the Company. See "Business of the Company and its Properties."

     The Facilities are leased to CCA pursuant to long-term, non-cancellable triple net Leases which require CCA to pay all operating expenses, taxes, insurance and other costs. All of the Leases provide for base rent with certain annual escalations and have primary terms ranging from 10 to 12 years which may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and CCA. The Facilities are expected to generate aggregate initial annual rent of approximately $54.0 million, which represents an 11% lease rate based on the purchase price. Although the Company has general recourse to CCA under the Leases, CCA's obligations under the Leases are not secured by any assets of CCA. CCA's obligations under the Leases are cross-defaulted to each of the other Leases with respect to payment defaults and certain other defaults. Each Lease (and any future lease with CCA) may be terminated by the Company, at its option, at any time after the first five years of the Lease, upon 18 months' written notice to CCA.

     The Company intends to use the net proceeds of the Offering to (i) reduce outstanding borrowings under the Company's $150.0 million line of credit (the "Bank Credit Facility") provided by a group of banks led by First Union National Bank of Tennessee ("First Union"), which the Company has used to fund the acquisition of certain of the Facilities, and (ii) to finance the acquisition of additional facilities, including certain of the Option Facilities. See "Use of Proceeds." The Company expects to continue to draw against the Bank Credit Facility in the future to make additional acquisitions or develop or expand facilities.

     The Company has historically focused its investments on privately-managed facilities which are owned and operated by CCA or its subsidiaries. However, the Company is also pursuing other opportunities, including acquisitions and leasebacks of, or financings for, facilities owned and operated by various government entities and private operators other than CCA. The Company believes it has significant access to potential development and acquisition opportunities through its relationship with CCA and the experience and industry contacts of its Board of Trustees and management, particularly its Chief Executive Officer, Mr. Quinlan, former Director of the BOP. The Company intends to continue to utilize Mr. Quinlan's experience in developing and managing correctional and detention facilities to pursue development and acquisitions of correctional and detention facilities from both private prison owners and operators and government entities. See "Management -- Trustees and Executive Officers."

     The Company intends to elect to be taxed as a REIT under the Code and generally will not be subject to federal income tax to the extent that it distributes its earnings to its shareholders and maintains its qualification as a REIT. In order to qualify as a REIT, the Company's income must be derived from certain sources, including rents from real property (and generally excluding income from the operation of a correctional facility). See "Material Federal Income Tax Considerations." Accordingly, the Company is precluded from operating correctional and detention facilities and, as a consequence, intends to lease such properties pursuant to long-term non-cancellable leases.

     The Company was formed as a Maryland real estate investment trust on April 23, 1997. The Company's principal executive offices are located at, and its mailing address is, 10 Burton Hills Boulevard, Suite 100, Nashville, Tennessee 37215. The Company's telephone and fax numbers are (615) 263-0200 and (615) 263-0212, respectively.

BUSINESS OBJECTIVES AND STRATEGIES

     The Company's primary business objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders. The Company seeks to achieve these objectives through:

     - The potential acquisition of the Option Facilities;

     - The strategic expansion of its correctional and detention facilities portfolio through (i) the selective acquisition of correctional and detention facilities that demonstrate potential for significant revenue and cash flow from both private prison managers and government entities, and (ii) the construction and/or development of new correctional and detention facilities to be managed by either private prison managers or government entities;

     - The expansion of the design capacity of its existing facilities;

     - The improvement and enhancement of the Company's holdings through proper maintenance and capital improvements;

     - The structuring of fair market leases under which the lessees pay base rent with certain annual escalations and pay certain expenses in connection with the operation of the property such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses;

     - The provision of mortgages or other appropriate financing vehicles to correctional and detention facility operators in circumstances when ownership by the Company is not otherwise attractive;

     - The monitoring of the operating performance of the facilities in its portfolio to ensure that the lessees of such facilities comply with their lease obligations; and

     - The maintenance of a debt to total capitalization ratio (i.e., total debt of the Company as a percentage of shareholders' equity plus total debt) of 50% or less. See "Policies and Objectives with Respect to Certain Activities -- Financing."

GROWTH STRATEGY

  External Growth

     Acquisition Opportunities. In addition to the possible acquisitions of the Option Facilities and other facilities under the Right to Purchase Agreement, the Company intends to acquire from both private prison owners and operators and government entities additional correctional and detention facilities that meet its investment criteria, as described herein. The Company believes it has a competitive advantage in the acquisition of new private correctional facilities due to its relationship with CCA and the Company's significant capital resources. A primary source of private correctional and detention facilities to be acquired or financed by the Company will be facilities owned and operated by CCA. Following any such acquisition from CCA, the Company intends to lease such properties back to CCA. The Company has an option to acquire and leaseback to CCA any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. The Company also has a right of first refusal in the event CCA decides to sell an interest in or use mortgage financing to finance more than 90% of the cost of any correctional or detention facilities now owned or which are acquired or developed by CCA or its affiliates in the future. See "Relationship Between CCA and the Company." Management of the Company believes that there is a growing trend among government entities which contract with private prison operators to consider private ownership of correctional and detention facilities as well. In 1997, CCA invested approximately $300.0 million in approximately 20 correctional facility projects and increased its beds under contract from 41,135 to over 52,890. Moreover, as of December 31, 1997, CCA was the largest private prison management company in the United States with an estimated national market share in excess of 50%. Notwithstanding CCA's market share and growth, less than 5% of all adult prison beds in the United States are privately managed. Accordingly, management believes that as CCA and the private prison management industry continue to grow, many opportunities will exist to acquire additional private correctional and detention facilities from CCA as well as from other private operators on attractive terms. See "Risk Factors -- Corrections and Detention Industry Risks."

     The Company also believes that attractive opportunities exist to acquire or develop correctional and detention facilities from or on behalf of various government entities. Historically, government entities have used various methods of construction financing to develop new correctional facilities, including but not limited to the following: (i) one-time general revenue appropriations by the government agency for the cost of the new facility; (ii) general obligation bonds that are secured by either a limited or unlimited tax levied by the issuing government entity; or (iii) lease revenue bonds secured by an annual lease payment that is subject to annual or bi-annual legislative appropriation of funds. Many jurisdictions are operating their correctional facilities at well above their rated capacities, and as a result are under federal court order to alleviate prison overcrowding within a certain time period. These jurisdictions are often not in a position to appropriate funds or obtain financing to construct a correctional facility because of other fiscal demands or requirements for public approval. Accordingly, the Company believes that, in an attempt to address fiscal pressures of matching revenue collections with projected expenses, many such government entities have been and will be forced to consider private ownership with respect to the development of new correctional facilities and sale-leaseback transactions or other financing alternatives with respect to existing correctional facilities. Management believes that such situations will enable the Company to acquire and develop correctional facilities from and on behalf of governments at all levels including those which might not be the subject of a private management contract. In pursuing such opportunities, the Company utilizes the industry knowledge, experience and relationships of its Board of Trustees and management, particularly J. Michael Quinlan, its Chief Executive Officer, and Doctor R. Crants, Chairman of the Board of Trustees. From July 1987 through December 1992, Mr. Quinlan served as the Director of the BOP. Mr. Crants currently serves as Chairman, Chief Executive Officer and President of CCA.

     In making its decision with respect to the Facilities and in evaluating the future acquisition of any or all of the Option Facilities and other facilities, the Company has considered and will continue to consider the following criteria:

     - The reputation and creditworthiness of the current owner, manager or developer of the facility;

     - The proposed terms for purchasing the facility;

     - The proposed terms of leasing the facility, including rental payments and lease term;

     - The quality of construction of the facility;

     - The quality of operations at an existing facility or the quality of other operations of a prison manager for a new facility;

     - The facility's status of accreditation by the American Correctional Association (the "ACA"). The ACA is a multi-disciplinary organization of professionals representing all levels and facets of the corrections and criminal justice industry, including federal, state and military correctional facilities in prisons, county jails and detention centers, probation and parole agencies, and community corrections/ half-way houses. Comprised of 70 chapters and affiliated organizations, as well as individual members numbering more than 20,000, the ACA serves as the umbrella organization for all areas of corrections, and provides a broad base of expertise in this industry; and

     - The relationship between the prison manager and the contracting correctional authority.

     Financing Opportunities. High occupancy rates and prison overcrowding have resulted in an increased demand for new federal, state and local correctional facilities. This demand has not been fully met because of budgetary constraints and the reduced availability of construction financing. While the Company intends to grow primarily from acquisitions and expansions of correctional and detention facilities, the Company believes that opportunities exist for it to provide mortgage or other appropriate financing to government entities and private prison managers in circumstances where ownership by the Company is not otherwise attractive.

     The Company's ability to acquire new facilities, expand its existing facilities or provide mortgage financing will depend on its access to financing. There can be no assurance that the Company will be able to acquire correctional facilities that meet its investment criteria. Moreover, acquisitions and expansions entail risks that acquired or expanded facilities will fail to perform in accordance with expectations. See "Risk Factors -- Real Estate Investment Considerations."

  Internal Growth

     Expansion Opportunities. The Company's growth objectives focus on the selective expansion of its existing correctional and detention facilities to increase cash flows and property values. In 1997, CCA expanded six of its domestic facilities by an aggregate of 2,290 beds and used the expansion space for its existing contracting government entities as well as to house inmates from other jurisdictions under new contracts. The Company believes that CCA (and other future tenants of the Company) will continue to attempt to achieve economies of scale through expansions of existing facilities. The Company intends to actively participate in any future expansion plans with respect to any of the Facilities or the Option Facilities and intends to provide expansion space as needed to CCA or any of the Company's future tenants.

     Rent Escalations. The rent schedule under the Leases provides for a relatively stable source of cash flow and opportunities to participate in future growth in revenues of CCA. The minimum rent for the first year for each Facility under the Leases is initially set at a fixed amount. Thereafter, minimum rent will escalate by the Base Rent Escalation which is a percentage of rent applicable to a particular Facility in the preceding year, such percentage being equal to the greater of (i) 4%, or (ii) 25% of the percentage increase in the gross management revenues realized by CCA from such Facility, exclusive of any increase attributable to expansion in the size of or the number of beds in such facility. However, there can be no assurance that such contractual escalations will be realized due to certain factors, including changing circumstances and the possible renegotiation of the Leases.

LEASE NEGOTIATION

     Concurrently with the performance of due diligence procedures related to new acquisition opportunities and/or the negotiation of the terms and conditions of new acquisitions, the Company will generally begin discussions regarding proposed lease terms. Based on current market conditions, the Company will generally seek lease terms which provide for an initial annual base rent with an appropriate escalation factor in an amount similar to the Base Rent Escalation, and other terms similar to the terms of the Leases. The Company may, however, negotiate lease terms different from the foregoing.

DUE DILIGENCE PROCESS

     CCA has developed a comprehensive analytical approach to bidding on and developing new correctional and detention projects or facilities. This deliberation process has allowed CCA to assemble a portfolio of privatized correctional and detention facilities that has shown sustained growth in revenues and cash flows. The Company expects that CCA will continue to follow these procedures in acquiring privatized correctional facilities in the future. Such procedures include:

          Competitive Market Analysis. CCA generally receives inquiries from or on behalf of government agencies that are considering privatization of certain facilities. When it receives such an inquiry, CCA thoroughly examines the need for its services (including the economic and demographic indicators such as the demand for prison beds and the number of available beds in the area) and the legal and political climate in which the inquiring party operates. Generally, government agencies responsible for correctional and detention services procure goods and services through a competitive process involving either a Request for Proposal ("RFP") or Request for Qualification ("RFQ"). A majority of CCA's new business is secured through responding to RFPs. As part of CCA's process of responding to RFPs, CCA's management meets with appropriate personnel from the government agency making the request to best determine the agency's distinct needs. If the project complements CCA's strategy, CCA will then submit a written response to the RFP. A typical RFP requires bidders to provide detailed information, including, but not limited to, the service to be provided by the bidder, its experience and qualifications, and the price at which the bidder is willing to provide the services (which services may include the renovation, improvement or expansion of an existing facility or the planning, design and construction of a new facility).

          Pro Forma Operating Budget. CCA works closely with the government agency to develop a comprehensive pro forma budget on the property, utilizing available financial information in addition to other information collected from a variety of sources. The expected term of the management contract is examined as well as the cost of construction of a new facility or the expansion or renovation of an existing facility. Finally, in the event of the construction of a new facility, the potential for overall capital appreciation of the facility is reviewed.

          Environmental and Legal Review. In conjunction with each prospective acquisition, CCA conducts comprehensive real estate and legal due diligence on the property. This due diligence includes Phase I environmental assessments to the extent such assessments are not already existing. In addition, CCA conducts customary real estate due diligence, including a survey of the property, a review of all title documents, operating leases and contracts, zoning, and government permits and licenses, and a determination of whether the property is in compliance with all applicable laws.

     Accordingly, the Company believes it will be able to acquire or finance future correctional and detention facilities from CCA with physical and market characteristics similar to the Facilities. The Company uses a similar approach in evaluating the acquisition or financing of correctional and detention facilities, including those from or for other private prison operators, or government entities.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Series A Preferred Shares offered hereby are estimated to be approximately $96.3 million ($110.8 million if the Underwriters' over-allotment option is exercised in full) after deduction of the underwriting discount and estimated Offering expenses. The Company intends to use all of the net proceeds to repay indebtedness outstanding under the Bank Credit Facility, to make future acquisitions of correctional and detention facilities, and for general corporate purposes. The outstanding balance under the Bank Credit Facility, $72.7 million at January 20, 1998, is comprised of two LIBOR rate loans which bear interest at LIBOR plus 1.50% and a swingline loan of $3.7 million bearing interest at the prime rate. Rates currently in effect for the two outstanding LIBOR rate loans are 7.44% and 7.22%, with a weighted average effective interest rate of 7.32%. Amounts outstanding under the Line of Credit for LIBOR rate loans as of January 20, 1998 may be paid in full on February 5, 1998 and February 12, 1998, the expiration of the applicable LIBOR periods. Amounts outstanding under the swingline portion of the Bank Credit Facility may be repaid at any time. Until the LIBOR rate loans under the Line of Credit mature, the Company may invest certain net proceeds of the Offering in interest-bearing accounts and short-term, interest-bearing securities, which investments are consistent with the Company's intention to qualify for taxation as a REIT. Following completion of the Offering and the application of the net proceeds therefrom, the Company will have no indebtedness outstanding under the Bank Credit Facility. At the end of any applicable LIBOR period, there are no prepayment penalties with respect to prepayment of the Bank Credit Facility. Amounts paid to reduce the outstanding indebtedness under the Bank Credit Facility may be re-borrowed (subject to the terms and limits of the Bank Credit Facility) for the purchase of the Option Facilities or other acquisitions in accordance with the Company's business objectives and strategy and other corporate purposes. While the Company may engage from time to time in discussions regarding potential acquisitions, other than with respect to the Option Facilities and the Right to Purchase Agreement, it has not entered into any agreement as of the date of this Prospectus to make any such acquisition. Pending the described uses, the remaining net proceeds will be invested in short-term investment grade instruments, interest bearing bank accounts, certificates of deposit, money market securities, U.S. government securities or mortgage-backed securities guaranteed by federal agencies.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to reflect the sale by the Company of the Series A Preferred Shares offered hereby and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." The information set forth in the following table should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                                                DECEMBER 31, 1997
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                              (DOLLARS IN THOUSANDS)
Line of credit..............................................  $ 32,000    $     --
Shareholders' Equity:
  Preferred Shares, $0.01 par value, 10,000,000 shares
     authorized, no shares issued and outstanding, 4,000,000
     shares 8.0% Series A Cumulative Preferred Shares issued
     and outstanding, as adjusted...........................        --          40
  Common Shares, $0.01 par value, 90,000,000 shares
     authorized, 21,576,000 shares issued and
     outstanding(1).........................................       216         216
  Additional paid-in capital................................   414,841     511,051
  Accumulated distributions in excess of net income.........    (2,308)     (2,308)
                                                              --------    --------
     Total shareholders' equity.............................   412,749     508,999
                                                              --------    --------
          Total capitalization..............................  $444,749    $508,999
                                                              ========    ========

---------------

(1) Does not include 1,850,000 Common Shares reserved for issuance pursuant to the Company's Share Incentive Plan or the Company's Non-Employee Trustees' Plan, of which no shares are currently issued and outstanding. See "Management -- The Share Incentive Plan" and "-- Non-Employee Trustees' Plan."

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

MARKET PRICE AND HOLDERS

     The Common Shares are traded on the NYSE under the symbol "PZN". The following table sets forth the quarterly high and low closing sales prices as reported on the NYSE for the periods indicated. The closing price for the Company's Common Shares on the NYSE was $39.13 on January 26, 1998.

1997                                                         HIGH      LOW
----                                                        ------    ------
Third Quarter (July 15, 1997 through September 30,
  1997)...................................................  $37.75    $28.83
Fourth Quarter............................................  $44.63    $33.00

1998
----
First Quarter (through January 26, 1998)..................  $43.25    $39.13

     As of January 15, 1998, there were 79 registered holders of the Common Shares and more than 6,400 beneficial holders of the Common Shares.

DISTRIBUTIONS

     The Company has paid and intends to continue to pay regular quarterly distributions on the Common Shares. The Company paid an initial pro rata distribution of $0.346 per Common Share on October 15, 1997 for the partial quarterly period July 18, 1997 through September 30, 1997. The Company also paid a distribution of $0.425 per Common Share on January 15, 1998 for the quarter ended December 31, 1997. Under the terms of the Series A Preferred Shares, holders of Common Shares receive a distribution only to the extent that the stated dividend on the Series A Preferred Shares has been paid and will receive a distribution in the event of a liquidation only after the Liquidation Preference on the Series A Preferred Shares has been paid.

     The Company intends to pay regular quarterly dividends on the Series A Preferred Shares. Dividends on the Series A Preferred Shares are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the fifteenth day of January, April, July and October of each year at a rate of eight percent (8.0%) per annum of the $25 Liquidation Preference per share (equal to a fixed annual amount of $2.00 per share) to shareholders of record for the respective Dividend Payment Date. The first record date for determination of shareholders entitled to receive dividends on the Series A Preferred Shares is expected to be March 31, 1998 with the first dividend expected to be paid on April 15, 1998. See "Description of Capital
Shares -- Series A Preferred Shares -- Dividends."

     As long as the Company qualifies as a REIT, distributions that are made to its shareholders out of the Company's current accumulated earnings and profits, and that are not designated as capital gain dividends, generally will be taxed to shareholders as ordinary income, either in the year of payment or, with respect to distributions declared in the last quarter of any year and paid by January 31 of the following year, in the year of declaration, and will not be eligible for the dividends received deduction for corporations. The Company's earnings and profits will be allocated first to any outstanding Preferred Shares. A distribution of net capital gain by the Company generally will be treated as long term capital gain to shareholders to the extent properly designated by the Company as a capital gain dividend and regardless of the length of time a shareholder has held such shareholder's shares. See "Material Federal Income Tax Considerations -- Taxation of Taxable Domestic
Shareholders -- General."

     Under the Bank Credit Facility, the Company may make distributions on its capital shares (including distributions on the Common Shares and dividends on the Series A Preferred Shares) only if the Company is not in default under the Bank Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                           OF CCA PRISON REALTY TRUST

     The selected historical consolidated financial information set forth below as of December 31, 1997 and for the period from July 18, 1997 to December 31, 1997 has been derived from the Company's audited consolidated financial statements as of December 31, 1997 and for the period from July 18, 1997 to December 31, 1997. All information contained in the following table should be read in conjunction with the consolidated financial statements and related notes of the Company included elsewhere in this Prospectus.

                (IN THOUSANDS, EXCEPT RATIO AND PER SHARE DATA)

                                                                 PERIOD FROM
                                                              JULY 18, 1997 TO
                                                              DECEMBER 31, 1997
                                                              -----------------
OPERATING DATA:
  Revenues:
    Rental..................................................      $ 19,980
    Interest................................................           600
                                                                  --------
                                                                    20,580
                                                                  --------
  Costs and Expenses:
    Depreciation............................................         5,088
    Interest................................................           184
    General and administrative..............................           981
                                                                  --------
                                                                     6,253
                                                                  --------
  Net income................................................      $ 14,327
                                                                  ========
  Net income per share:
    Basic...................................................      $   0.66
    Diluted.................................................      $   0.65
  Weighted average number of shares outstanding, basic......        21,576
  Weighted average number of shares outstanding, diluted....        22,007
OTHER DATA:
  Funds from Operations(1)..................................      $ 19,415
  Net cash provided by operating activities.................        19,835
  Distributions on Common Shares............................        16,635
  Distributions per Common Share............................      $   0.77
  Ratio of earnings to fixed charges(2).....................          78.9x

                                                                    AS OF
                                                              DECEMBER 31, 1997
                                                              -----------------
BALANCE SHEET DATA:
  Net real estate properties................................      $453,272
  Total assets..............................................       454,438
  Line of credit............................................        32,000
  Total shareholders' equity................................       412,749

---------------

(1) Management believes Funds from Operations (as hereinafter defined) is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. Funds from Operations is defined by the Board of Governors of NAREIT as net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and, accordingly, may not be comparable to other REITs' Funds from Operations calculated under a differing methodology. Funds from Operations should be examined in conjunction with net income as presented.

                                                                  Period from
                                                                July 18, 1997 to
                                                                  December 31,
                                                                      1997
                                                                ----------------
    Calculation of Funds from Operations:
      Net income............................................        $14,327
      Plus: Real estate depreciation........................          5,088
                                                                    -------
      Funds from Operations.................................        $19,415
                                                                    =======

    Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(2) The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. Fixed charges consist of interest expense and amortization of loan origination fees. Earnings consist of net income (loss) before income taxes and extraordinary items, plus fixed charges.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company was formed on April 23, 1997, as a Maryland real estate investment trust to capitalize on the opportunities created by the increased demand for private correctional and detention facilities. The Company intends to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997.

     The principal business strategy of the Company is to acquire correctional and detention facilities that meet the Company's investment criteria, from both private prison managers and government entities, to expand its existing facilities, and to lease all such facilities under long-term leases to qualified third-party operators, including affiliates of the sellers. The Company's initial investments were privately-managed facilities that were owned and operated by CCA, or its subsidiaries. However, the Company is pursuing other opportunities, including acquisitions and leasebacks of, or financings for, correctional facilities owned and operated by various government entities and private operators other than CCA. Substantially all of the Company's revenues are derived from: (i) rents received under triple net leases of correctional and detention facilities; and (ii) interest earned from the temporary investment of funds in short-term investments.

     The Company incurs operating and administrative expenses including, principally, compensation expense for its executive officers and other employees, office rental and related occupancy costs and various expenses incurred in the process of acquiring additional properties. The Company is self-administered and managed by its executive officers and staff, and does not engage a separate advisor or pay an advisory fee for administrative or investment services, although the Company does engage legal, accounting, tax and financial advisors from time to time. The primary non-cash expense of the Company is depreciation of its correctional and detention facilities.

     The Company expects to leverage its portfolio of real estate equity investments and will incur long and short-term indebtedness, and related interest expense, from time to time.

     The Company has made distributions to its shareholders in amounts not less than the amounts required to maintain REIT status under the Code and, in general, in amounts exceeding taxable income.

RESULTS OF OPERATIONS

     For the period from July 18, 1997 to December 31, 1997 (the "Initial Period"), rental revenues of $20.0 million were generated from the immediate leaseback of 12 correctional and detention facilities purchased during the Initial Period. Nine facilities were purchased on July 18, 1997, and generated $15.4 million in lease revenues, while three correctional and detention facilities individually purchased throughout the Initial Period generated $4.6 million.

     Interest income of $0.6 million was earned during the Initial Period through investment of the Initial Offering proceeds prior to purchase of the real estate properties and the investment of cash provided by operations. Interest rates generally ranged from 5.5% to 5.7%.

     Depreciation of real estate properties totaled $5.1 million for the Initial Period and was calculated from the purchase closing date to period end, as all assets were considered immediately in use.

     General and administrative expenses incurred for the Initial Period were approximately $981,000, or 4.9% of lease revenues and consisted primarily of management salaries and benefits, legal and other administrative costs. Interest expense (including amortization of loan costs) incurred for the Initial Period was $184,000 based on borrowings under the Bank Credit Facility.

LIQUIDITY AND CAPITAL RESOURCES

     Upon completion of the Initial Offering, the Company received approximately $412.1 million in net proceeds. The Company used these funds and borrowings under the Bank Credit Facility to purchase 12 correctional and detention facilities at an aggregate cost of $455.4 million. Initially, cash on hand was invested by the Company in interest-bearing accounts and other short-term, interest-bearing securities that are consistent with the Company's election to seek qualification for taxation as a REIT. After the Company began utilizing the Bank Credit Facility, cash available was utilized to reduce outstanding borrowings. Outstanding borrowings under the Bank Credit Facility at December 31, 1997 totaled $32.0 million.

     The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make distributions necessary to enable the Company to maintain qualification as a REIT. All facilities owned by the Company will be leased to third parties under triple net leases, which require the lessee to pay substantially all expenses associated with the operation of such facilities. As a result of these arrangements, the Company does not believe it will be responsible for any significant expenses in connection with the facilities during the terms of the Leases. The Company anticipates entering into similar leases with respect to all properties acquired in the future.

     On December 2, 1997, the Board of Trustees declared a distribution of $0.425 per share for the quarter ended December 31, 1997. Such distribution was paid on January 15, 1998 to shareholders of record on December 31, 1997. The Company paid a pro rata distribution of $0.346 per share for the period from July 18, 1997 through September 30, 1997 on October 15, 1997 based on the anticipated initial regular per share quarterly distribution rate of $ 0.425. The distributions to the Company shareholders are in accordance with the Code's requirements for qualification as a REIT and will be paid from cash from operations.

     The Company closed on the $150.0 million Bank Credit Facility contemporaneously with the closing of the Initial Offering. The Bank Credit Facility is a three-year, revolving, secured acquisition credit facility that expires in July 2000. As of December 31, 1997, the outstanding balance under the Bank Credit Facility was $32.0 million, with an effective interest rate of approximately 7.44%, determined by adding 1.50% to the LIBOR rate for the interest period selected by the Company. The Company may specify LIBOR rate loans of one, two, three, or six month maturities. The Company may also borrow up to $5.0 million at the prime rate for working capital purposes and repay such loans at any time. A commitment fee of 0.25% per annum accrues on the amount of the unused available credit commitment. Any borrowings under the Bank Credit Facility are secured by the pledge of each of the Facilities. The Company is subject to ongoing compliance with a number of financial and other covenants under the Bank Credit Facility, with which the Company is and has been in compliance.

     The Company intends to use the net proceeds of the Offering (i) to reduce outstanding borrowings under the Company's Bank Credit Facility which the Company has used to fund the acquisition of certain of the Facilities, and (ii) to finance the acquisition of additional facilities, including certain of the Option Facilities. See "Use of Proceeds." The Company expects to draw against the Bank Credit Facility in the future to make additional acquisitions or develop facilities.

     The Company has no commitments with respect to other capital expenditures. However, the Company has options with varying terms to purchase any or all of the nine Option Facilities from CCA for CCA's costs of developing, constructing and equipping the facilities, plus 5% of such costs, aggregating approximately $384.0 million. In addition, the Company has an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility.

     The Company expects to meet its long-term liquidity requirements for the funding of real estate property development and acquisitions by borrowing under the Bank Credit Facility and by issuing in public or private transactions, equity or debt securities. The Company anticipates that as a result of its initially low debt to total capitalization ratio and its intention to maintain a debt to total capitalization ratio of 50% or less, it will be able to obtain financing for its long-term capital needs. However, there can be no assurance that such additional financing or capital will be available on terms acceptable to the Company. The Company may, under certain circumstances, borrow additional amounts in connection with the renovation or expansion of facilities, the acquisition of additional properties, or as necessary, to meet certain distribution requirements imposed on REITs under the Code.

YEAR 2000 COMPLIANCE

     While the Company believes that its software applications and programs are "Year 2000" compliant, there can be no assurance that coding errors or other defects will not be discovered in the future. Also, the Company has not initiated formal communications with its lessee or with any of the entities which contract with its lessee to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. Any Year 2000 compliance problem of the Company, its lessee or other third parties could result in a material adverse effect on the Company's business, prospects, results of operations and financial condition.

                        THE PRIVATE CORRECTIONS INDUSTRY

     The Company believes the United States private corrections industry is in a period of significant growth. In the United States, there is a growing trend toward privatization of government services and functions, including corrections and detention services, as governments of all types face continuing pressure to control costs and improve the quality of services. According to the 1996 Facility Census (which was authored by Dr. Charles W. Thomas, an Independent Trustee of the Company, see "Management -- Trustees and Executive Officers"), the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by CCA in 1984. The majority of this growth has occurred since 1989 as the number of privately managed adult correctional and detention facilities in operation or under construction worldwide increased from 26 facilities with a design capacity of 10,973 beds in 1989 to 132 facilities with a design capacity of 85,201 beds in 1996. The majority of all private prison management contracts are in the United States. At December 31, 1996, 118 of the 132 contracts were for United States facilities with the remaining 14 equally divided between Australia and the United Kingdom. According to the 1996 Facility Census, the aggregate capacity of private facilities in operation or under construction rose from 63,595 beds at December 31, 1995 to 85,201 beds at December 31, 1996, an increase of 34%. Additionally, the 1996 Facility Census reports that the number of private facilities for which contracts have been awarded increased 27% from 104 in 1995 to 132 in 1996 and that the prisoner population housed in privately managed facilities expanded by 30% in 1996.

     The 1996 Facility Census reports that at December 31, 1996 there were 25 state jurisdictions, the District of Columbia and Puerto Rico, within which there were private facilities in operation or under construction. Four of these were state jurisdictions within which facilities were located but where the facilities are not intended to house the local or state-level prisoners of those state jurisdictions. An additional six state jurisdictions were contracting for the housing of state-level or local-level prisoners in private facilities located beyond their geographical boundaries. Further, all three federal agencies with prisoner custody responsibilities (i.e., the BOP, the U.S. Immigration and Naturalization Service (the "INS") and the U.S. Marshals Service (the "USMS")) continued to contract with private management firms.

     Management believes that the increase in the demand for privatized correctional and detention facilities is also a result, in large part, of the general shortage of beds available in United States correctional and detention facilities. According to reports issued by the United States Department of Justice, Bureau of Justice Statistics (the "BJS"), the number of inmates housed in United States federal and state prison facilities and in local jails increased from 744,208 at December 31, 1985 to 1,630,940 at June 30, 1996, a compound annual growth rate of 7.8%.

     Industry reports also indicate that inmates convicted of violent crimes generally serve only one-third of their sentence, with the majority of them being repeat offenders. Accordingly, there is a perceived public demand for, among other things, longer prison sentences, as well as prison terms for juvenile offenders, resulting in even more overcrowding in United States correctional and detention facilities. Finally, numerous courts and other government entities in the United States have mandated that services offered to inmates be expanded and living conditions be improved. Many governments do not have the available resources to make the changes necessary to meet such mandates.

     The demand for privately managed correctional and detention centers is also increasing internationally. Management believes that many countries are faced with the same fiscal pressures as the United States and, as a result, are seeking more cost-effective means of providing prison management services. According to the 1996 Census, at December 31, 1996, there were a total of 14 privatized facilities in the United Kingdom and Australia, with an aggregate design capacity of 7,617 beds.

     At December 31, 1996, 40 of the 118 privately managed facilities in operation or under construction in the United States were privately rather than publicly owned. Before the Company commenced operations, all private ownership of correctional facilities had been in connection with private prison management. However, management believes that the number of privately owned facilities will grow, both in connection with, and independent of, the growth in the private prison management industry. Moreover, management of the Company believes that there is a growing trend among government entities which contract with private prison operators to consider private ownership of correctional and detention facilities as well. In an attempt to address the fiscal pressures of matching revenue collections with projected expenses, many government entities have been and will continue to be forced to consider private ownership in connection with the development of new correctional facilities and sale leaseback and other financing arrangements with respect to existing facilities.

                       CORRECTIONS CORPORATION OF AMERICA

FACILITY OPERATIONS

     CCA is the largest developer and manager of privatized correctional and detention facilities worldwide. The Company has acquired the Facilities from CCA. The Company also has an option to acquire any or all of the Option Facilities from CCA. In addition, the Company has an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. The Company also has a right of first refusal to acquire and provide mortgage financing for any correctional or detention facilities owned and operated by CCA in the future. CCA's facilities are located in 19 states of the United States, the District of Columbia, Puerto Rico, Australia and the United Kingdom. As of January 20, 1998, CCA had contracts to manage 67 correctional and detention facilities with an aggregate design capacity of 52,890 beds of which 55 facilities representing 39,409 beds were in operation.

     The services provided by CCA to government entities include the integrated design, construction and management of new correctional and detention facilities and the redesign, renovation and management of older facilities. In addition to providing the fundamental residential services for adult and juvenile inmates, CCA's facilities offer a large variety of rehabilitation and education programs including basic education, life skills and employment training and substance abuse treatment. CCA also provides health care (including medical, dental and psychiatric services), institutional food services, transportation services, and work and recreational programs. CCA's management believes that its proven ability to deliver a full range of high quality correctional and detention facility management services on a cost-effective basis to government agencies provides such agencies with sufficient incentives to choose CCA when awarding new contracts or renewing existing contracts. In addition to the opening of new facilities, over the last few years, CCA has expanded its service capabilities and broadened its geographic presence in the United States market through a series of strategic acquisitions of prison management companies and individual facilities as well as the acquisition of an inmate transportation company.

     In addition to its domestic operations, CCA has obtained and is pursuing construction and management contracts for correctional and detention facilities outside the United States. CCA presently has contracts to operate one facility in the United Kingdom and two facilities in Australia and also has contracts to provide inmate transportation services in Australia. In June 1994, CCA entered into an international strategic alliance with Sodexho S.A. ("Sodexho"), a French conglomerate, for the purpose of pursuing prison management business outside the United States. In connection with the alliance, Sodexho purchased a significant ownership in CCA and entered into certain agreements with CCA relating to future financings by CCA and corporate governance and control matters.

     The Facilities were owned, prior to their purchase by the Company, and operated by CCA since the Facilities were acquired or developed by CCA at various times ranging from 1984 to 1997. CCA operates the Facilities pursuant to contracts with various government entities and utilizes the Facilities pursuant to the Leases with the Company. See "Business of the Company and its Properties" and "Leases."

     CCA is a Tennessee corporation and is the successor to a corporation of the same name incorporated in Delaware in 1986 (which is the successor to a corporation of the same name originally incorporated in Tennessee in 1983). CCA's principal executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, and its telephone and fax numbers are (615) 263-3000 and (615) 263-3140, respectively. CCA's common stock is listed on the NYSE under the symbol "CXC." Effective February 2, 1998 the symbol under which CCA's common stock is listed on the NYSE will be changed to "CCA". CCA is not offering any of the securities offered hereby.

CERTAIN SELECTED FINANCIAL INFORMATION

     The following table sets forth certain selected historical financial information concerning CCA for the nine months ended September 30, 1997 and 1996 and for each of the five years ended December 31, 1996. The selected historical financial information for the nine months ended September 30, 1997 and 1996 is derived from CCA's unaudited condensed consolidated financial statements. The selected historical financial information for each of the five years ended December 31, 1996 is derived from CCA's audited consolidated financial statements. The selected historical financial information for CCA has been included in this Prospectus due to the Company's initial dependence on CCA as the sole lessee of the Facilities. All information contained in the following table should be read in conjunction with the consolidated financial statements and related notes of CCA included elsewhere in this Prospectus. Investors should review the financial statements and other data set forth herein with respect to CCA, as well as the financial statements and other data set forth herein with respect to the Company.

                       CORRECTIONS CORPORATION OF AMERICA

                   SELECTED HISTORICAL FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER SHARE AND OTHER DATA)

                                                                                                           NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                            SEPTEMBER 30,
                                       --------------------------------------------------------------   -----------------------
                                          1992         1993         1994         1995         1996         1996         1997
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS:
  Revenues...........................  $   95,518   $  132,534   $  152,375   $  207,241   $  292,513   $  205,933   $  325,931
  Expenses:
    Operating........................      74,607      107,837      123,273      153,692      211,208      150,031      234,034
    Leases...........................         485          742          741        5,904        2,786        2,010        9,123
    General and administrative.......       8,112        7,332        8,939       13,506       12,607        9,210       11,558
    Depreciation and amortization....       5,468        5,759        5,753        6,524       11,339        7,030       10,941
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                           88,672      121,670      138,706      179,626      237,940      168,281      265,656
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Operating income...................       6,846       10,864       13,669       27,615       54,573       37,652       60,275
  Interest expense (income), net.....       4,264        4,424        3,439        3,952        4,224        3,293         (273)
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Income before income taxes.........       2,582        6,440       10,230       23,663       50,349       34,359       60,548
  Provision for income taxes.........          50          832        2,312        9,330       19,469       13,186       23,276
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income.........................       2,532        5,608        7,918       14,333       30,880       21,173       37,272
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Preferred stock dividends..........          71          425          204           --           --           --           --
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net income allocable to common
    stockholders.....................  $    2,461   $    5,183   $    7,714   $   14,333   $   30,880   $   21,173   $   37,272
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
  Net income per share:
  Primary............................  $     0.06   $     0.10   $     0.12   $     0.19   $     0.38   $      .26   $      .44
  Fully diluted......................  $     0.05   $     0.10   $     0.12   $     0.18   $     0.36   $      .25   $      .42
  Weighted average common shares
    outstanding......................      41,544       51,762       61,908       75,110       81,664       82,270       84,459
OTHER DATA:
  Beds in operation (period end).....       7,844       10,368       13,404       20,252       24,310       22,713       36,049
  Beds under contract (period end)...       8,737       12,254       19,735       28,607       41,135       36,905       46,431
  Compensated mandays(1).............   2,210,682    3,338,411    3,768,095    4,799,562    7,113,794    5,083,353    7,410,857
  Available mandays(2)...............   2,463,496    3,628,114    4,012,881    5,133,221    7,557,988    5,438,786    7,937,232
  Average occupancy(3)...............        89.7%        92.1%        93.5%        93.9%        94.1%        93.5%        93.4%
BALANCE SHEET DATA (END OF PERIOD):
  Total assets.......................  $  103,295   $  109,285   $  141,792   $  213,478   $  468,888   $  422,301   $  618,710
  Total long-term debt...............      56,277       50,558       47,984       74,865      117,535       90,765       77,887
  Total liabilities excluding
    deferred gain....................      75,367       75,103       80,035      116,774      187,136      153,777      157,636
  Stockholders' equity...............      27,928       34,182       61,757       96,704      281,752      268,524      329,261

---------------

(1) Compensated mandays is equal to the number of beds for which CCA is paid multiplied by the number of days the beds are occupied.
(2) Available mandays is the total number of beds in operation multiplied by the number of days in operation.
(3) Average occupancy is the quotient of dividing compensated mandays by available mandays.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following financial analysis should be read in conjunction with the above financial information concerning CCA.

  General

     As of September 30, 1997, CCA had contracts to manage 62 correctional and detention facilities with an aggregate design capacity of 46,431 beds. Of these 62 facilities, 51 were currently in operation and 11 were under development by CCA, seven of which are Option Facilities and four of which will be financed and owned by a contracting government entity. CCA, through its United Kingdom joint venture, UK Detention Services ("UKDS"), manages one facility in the United Kingdom and, through its Australian joint venture, CC Australia, manages two facilities in Australia. CCA's ownership interest in UKDS and CC Australia is accounted for under the equity method. Of the 11 facilities under development by CCA, three are scheduled to commence operations during the fourth quarter of 1997 and seven are scheduled to commence operations during 1998. In addition, at September 30, 1997, CCA had outstanding written responses to RFPs and other solicitations for nine projects with an aggregate design capacity of 6,883 beds.

     The following table sets forth the number of facilities under contract or award at the end of the periods shown:

                                           AS OF DECEMBER 31,            AS OF SEPTEMBER 30,
                                    ---------------------------------   ---------------------
                                      1994        1995        1996        1996        1997
                                    ---------   ---------   ---------   ---------   ---------
Contracts(1)......................         39          47          59          54          62
Facilities in operation...........         31          38          42          39          51
Design capacity of contracts......     19,735      28,607      41,135      37,111      46,431
Design capacity of facilities in
  operation.......................     13,404      20,252      24,310      21,679      35,537
Compensated mandays(2)............  3,768,095   4,799,562   7,113,794   5,083,353   7,410,857

---------------

(1) Consists of facilities in operation and facilities under development for which contracts have been finalized.
(2) Compensated mandays for a period ended are calculated, for per diem rate facilities, as the number of beds occupied by residents on a daily basis during the period ended and, for fixed rate facilities, as the design capacity of the facility multiplied by the number of days the facility was in operation during the period.

     CCA derives substantially all of its revenues from the management of correctional and detention facilities for national, federal, state and local government agencies in the United States and abroad.

  Domestic Geographic Market Concentration

     CCA currently manages facilities in 19 states, the District of Columbia and Puerto Rico. Management revenues by state, as a percentage of CCA's total revenues for the years ended December 31, 1995 and 1996, respectively, and for the periods ended September 30, 1996 and 1997, respectively, are as follows:

                               FISCAL 1995                   FISCAL 1996               SEPTEMBER 30, 1996
                       ---------------------------   ---------------------------   ---------------------------
                       NUMBER OF    PERCENTAGE OF    NUMBER OF    PERCENTAGE OF    NUMBER OF    PERCENTAGE OF
                       FACILITIES   TOTAL REVENUES   FACILITIES   TOTAL REVENUES   FACILITIES   TOTAL REVENUES
                       ----------   --------------   ----------   --------------   ----------   --------------
Arizona..............        2           13.6%             2           14.7%            2            15.0%
Colorado.............       --             --              1            0.3            --             0.0
Florida..............        5            7.8              5           10.3             5            10.4
Indiana..............        1            1.4              1            0.4             1             0.5
Kansas...............        2            4.6              1            3.0             1             3.1
Louisiana............        1            6.1              1            4.7             1             5.0
Minnesota............       --             --              1            0.7            --             0.0
Mississippi..........       --             --              1            1.1             1             0.6
Nevada...............      n/a            n/a            n/a            n/a            --             0.0
New Jersey...........       --             --             --             --            --             0.0
New Mexico...........        3            8.4              3            6.7             3             6.9
Ohio.................      n/a            n/a            n/a            n/a            --             0.0
Oklahoma.............        1            1.9              2            3.0             2             2.6
Puerto Rico..........        1            0.1              1            4.7             1             4.8
South Carolina.......       --             --              1            2.1             1             1.4
Tennessee............        8           25.2              8           19.2             8            20.1
Texas................       12           22.7             11           23.6            11            24.9
Washington, D.C......       --             --             --             --            --             0.0

                           SEPTEMBER 30, 1997
                       ---------------------------
                       NUMBER OF    PERCENTAGE OF
                       FACILITIES   TOTAL REVENUES
                       ----------   --------------
Arizona..............       2            12.7%
Colorado.............       1             1.4
Florida..............       6             9.2
Indiana..............       1             0.2
Kansas...............       1             2.0
Louisiana............       1             3.3
Minnesota............       1             2.6
Mississippi..........       1             2.2
Nevada...............       1             0.1
New Jersey...........       1             2.5
New Mexico...........       2             3.5
Ohio.................       1             2.3
Oklahoma.............       3             4.3
Puerto Rico..........       3             6.2
South Carolina.......       0             1.3
Tennessee............       9            16.1
Texas................      13            21.5
Washington, D.C......       1             3.5

     To the extent favorable or unfavorable changes in regulations or market conditions occur in these markets, such changes would likely have a corresponding impact on CCA's results of operations.

     Revenues for operation of correctional and detention facilities are recognized as the services are provided, based on a net rate per day per inmate or on a fixed monthly rate. Of CCA's 48 domestic facilities in operation at September 30, 1997, 44 were compensated on a per diem basis and four were compensated at fixed monthly rates. The per diem rates or fixed monthly rates vary according to the type of facility and the extent of services provided at the facility. Transportation revenues are based on a per mile charge or a fixed fee per trip.

     CCA incurs all facility operating expenses, except for certain debt service and lease payments with respect to certain facilities that CCA does not own or lease. As of September 30, 1997, CCA owned four of the domestic facilities it managed and managed 34 domestic facilities that are owned or leased by a government agency, construction of which has been financed by the agency through one or more of a variety of methods. At September 30, 1997, CCA managed ten facilities that are owned and leased by the Company.

     Facility payroll and related taxes constitute the majority of facility operating expenses for CCA. Substantially all other operating expenses consist of food, clothing, medical services, utilities, supplies, maintenance, insurance and other general operating expenses. As inmate populations increase following the start-up of a facility, operating expenses generally decrease as a percentage of related revenues. Each facility is fully staffed at the time it is opened or taken over by CCA, although it may be operating at a relatively low occupancy rate at such time.

     CCA's general and administrative costs consist of salaries of officers and other corporate headquarters personnel, legal, accounting and other professional fees (including pooling expenses related to certain acquisitions), travel expenses, executive office rental, and promotional and marketing expenses. The most significant component of these costs relates to the hiring and training of experienced corrections and administrative personnel necessary for the implementation and maintenance of the facility management and transportation contracts.

     Operating income for each facility depends upon the relationship between operating costs, the rate at which CCA is compensated per manday, and the occupancy rate. The rates of compensation are fixed by contract and approximately two-thirds of all operating costs are fixed costs. Therefore, operating income will vary from period to period as occupancy rates fluctuate. Operating income will be affected adversely as CCA increases the number of newly-constructed or expanded facilities under management and experiences initial low occupancy rates. After a management contract has been awarded, CCA incurs facility start-up costs that consist principally of initial employee training, travel and other direct expenses incurred in connection with the contract. These costs are capitalized and amortized on a straight-line basis over the shorter of the term of the contract plus renewals, or five years. The difference between amortization calculated under CCA's policy and amortization calculated over the initial term of the contract is not material. Depending on the contract, start-up costs are either fully recoverable as pass-through costs or are billable to the contracting agency over the original term of the contract plus renewals. CCA has historically financed start-up costs through available cash, the issuance of various securities, cash from operations and borrowings under CCA's revolving credit facility.

     Newly opened facilities are staffed according to contract requirements when CCA begins receiving inmates. Inmates are typically assigned to a newly opened facility on a regulated, structured basis over a one-to-three month period. Until expected occupancy levels are reached, operating losses may be incurred.

  Results of Operations

     The following table sets forth, for the periods indicated, the percentage of revenues of certain items in CCA's statement of operations and the percentage change from period to period in such items:

                                                                             PERIOD-TO-PERIOD
                                                   NINE MONTHS              PERCENTAGE CHANGES
                                                      ENDED        ------------------------------------
                       YEAR ENDED DECEMBER 31,    SEPTEMBER 30,      1995       1996     SEPTEMBER 1997
                       -----------------------    --------------   COMPARED   COMPARED    COMPARED TO
                       1994     1995     1996     1996     1997    TO 1994    TO 1995    SEPTEMBER 1996
                       -----    -----    -----    -----    -----   --------   --------   --------------
Revenues.............  100.0%   100.0%   100.0%   100.0%   100.0%     36.0%     41.1%          58.3%
Expenses:
  Operating..........   81.1     74.2     72.2     72.8     71.8      28.6      34.2           56.0
  Leases.............     --      2.8      1.0      1.0      2.8        --        --          353.8
  General and
    administrative...    6.1      6.9      4.3      4.5      3.5      51.8      (6.0)          25.5
  Depreciation and
    amortization.....    3.8      3.2      3.9      3.4      3.4      13.4      73.8            5.6
                       -----    -----    -----    -----    -----
Operating income.....    9.0     13.3     18.6     18.3     18.5     102.0      97.6           60.0
                       -----    -----    -----    -----    -----
Interest expense,
  net................    2.3      1.9      1.4      1.6     (0.1)     14.9       6.9         (108.2)
                       -----    -----    -----    -----    -----
Income before income
  taxes..............    6.7     11.4     17.2     16.7     18.6     131.3     112.8           76.2
Provision for income
  taxes..............    1.5      4.5      6.6      6.4      7.1     303.5     108.7           76.5
                       -----    -----    -----    -----    -----
Net income...........    5.2      6.9     10.6     10.3     11.4      81.0     115.4           76.0
Preferred stock
  dividends..........    0.1       --       --       --       --    (100.0)       --             --
                       -----    -----    -----    -----    -----
Net income allocable
  to common
  stockholders.......    5.1%     6.9%    10.6%    10.3%    11.4%     85.8%    115.4%          76.0%
                       =====    =====    =====    =====    =====

  Nine Months Ended September 30, 1997 Compared with Nine Months Ended September 30, 1996

     Revenues. Revenues for the first nine months of 1997 increased 58% over the comparable period of 1996. Management revenues increased $118.6 million for the first nine months of 1997 as compared to the same period of 1996, while transportation revenues increased $1.4 million for the same relative time period. The increase in management revenues was due to compensated mandays increasing by 46% for the first nine months of 1997 over the comparable period of 1996. CCA added 12,590 beds through the first nine months of 1997. Transportation revenues increased 18% for the first nine months of 1997 over the comparable period of 1996, primarily as a result of an expanded customer base and increased compensated mileage realized through the opening of two new transportation hubs in the first quarter of 1997 and more "mass transports," which are generally moves of 40 or more inmates per trip.

     Facility Operating Expenses and Lease Expenses. Operating expenses for the first nine months of 1997 increased 56% over the comparable period of 1996. This increase was due to the increased compensated mandays and compensated mileage that CCA realized in the first nine months of 1997 as previously mentioned. As a percentage of revenues, operating expenses decreased to 71.8% in the first nine months of 1997 as compared with 72.8% in the comparable period of 1996. CCA's cost per compensated manday was $31.27 during the first nine months of 1997 as compared to $29.51 in the comparable period of 1996. This increase was primarily due to CCA having seven facilities in the start-up phase of operation during the third quarter which resulted in increased personnel costs including employee training and overtime. The significant increase in the lease expense was the result of the Leases that CCA entered into with the Company in July 1997 whereby CCA sold ten of its facilities to the Company and simultaneously entered into agreements to lease the facilities pursuant to long-term leases. Annual first year rent for these ten facilities is expected to be approximately $41.2 million. CCA's management expects that in the future, lease expense will increase as CCA enters into additional sale/leaseback transactions with the Company.

     General and Administrative. General and administrative expenses for the first nine months of 1997 increased 25% over the comparable period of 1996. However, as a percentage of revenues, general and administrative expenses for the first nine months of 1997 declined to 3.5% as compared to 4.5% for the comparable periods of 1996. CCA expects that as it continues to grow, general and administrative expenses will increase in volume but continue to decrease as a percentage of revenues.

     Depreciation and Amortization. Depreciation and amortization for the first nine months of 1997 increased 56% over the comparable period of 1996. The increases were due to the 59% growth in beds in operation at the end of the third quarter of 1997 as compared to the comparable period of 1996.

     Interest Expense, Net. Interest expense, net for the first nine months of 1997 was actually interest income of $273,000. This change to interest income was primarily the result of the sale of the ten facilities to the Company for an aggregate purchase price of approximately $378.0 million which allowed CCA to pay off approximately $183.0 million in debt and benefit from interest earnings on approximately $125.0 million invested for a portion of the third quarter.

  Year Ended December 31, 1996 Compared with Year Ended December 31, 1995

     Revenues. CCA's total revenues increased 41% from 1995 to 1996 with increases in both management and transportation services. CCA's management revenues increased 43% in 1996, or $84.2 million. This increase was due to the opening of new facilities and the expansion of existing facilities by CCA in 1995 and 1996. In 1996, CCA opened four new facilities with an aggregate design capacity of 2,501 beds, assumed management of two facilities with an aggregate design capacity of 899 beds and expanded five existing facilities to increase their design capacity by an aggregate of 1,058 beds. Accordingly, 4,458 new beds were brought on line in 1996. Due to the growth in beds, compensated mandays increased 48% in 1996 from 4,799,562 to 7,113,794. Average occupancy remained stable at 94.1% for 1996 as compared to 93.9% for 1995.

     CCA's transportation revenues increased $1.1 million or 12% in 1996 as compared to 1995. The 1996 growth was due to a continued marketing effort that expanded the customer base and resulted in increased compensated mileage.

     During the second and fourth quarters of 1996, CCA purchased the remaining two-thirds of UKDS from its original joint venture partners. After consideration of several strategic alternatives related to UKDS, CCA sold 20% of the entity to Sodexho, and recognized an after-tax gain of $515,000. In conjunction with this transaction, Sodexho was also provided the option to purchase an additional 30% of UKDS, which option was exercised in 1997.

     Facility Operating Expenses. CCA's facility operating expenses increased 34.2% to $213.2 million in 1996 compared to $158.8 million in 1995. This increase was due to the additional beds on line that increased compensated mandays and the growth in the transportation services. The average management operating cost per manday was $28.82 for 1996 as compared to $31.59 for 1995. The decrease in average cost per manday was due to CCA's ability to realize more economies of scale as additional beds were brought on line. As a percentage of revenues, facility operating expenses decreased to 73% from 77%. This decrease was primarily attributable to the expansion of various facilities that added lower incremental operating expenses and improved economies of scale. Salary and related employee benefits constituted approximately 63% and 58% of facility operating expenses for 1996 and 1995, respectively.

     General and Administrative. CCA's general and administrative costs decreased 6% in 1996 to $13.4 million as compared to $14.3 million in 1995. This decrease was due to the non-recurring pooling expenses associated with acquisitions during fiscal 1995 as well as CCA's ability to reduce duplication in the general and administrative areas by integrating the acquired companies into its systems. CCA's management believes that as CCA continues to grow, general and administrative expenses should increase in volume but continue to decrease as a percentage of revenues.

     Depreciation and Amortization. CCA's depreciation and amortization increased 74% to $11.3 million in 1996 as compared to $6.5 million in 1995. The 1996 increase was due to the growth in total beds in CCA-owned facilities as well as the one-time, non-recurring reserve of $850,000 established for the termination of CCA's contract with South Carolina.

     Interest Expense, Net. CCA's interest expense, net, increased 7% in 1996, consisting of a 48%, or $2.7 million, increase in interest expense, and a 151%, or $2.4 million, increase in interest income. Interest expense increased due primarily to the addition of $50.0 million in convertible subordinated notes issued in February and April 1996, bearing interest at 7.5%. Interest income increased as a result of CCA investing the net proceeds from an equity offering, which closed in June 1996.

  Year Ended December 31, 1995 Compared with Year Ended December 31, 1994

     In 1994 and 1995, CCA expanded its service capabilities and broadened its geographic presence in the United States through a series of strategic acquisitions that complemented CCA's development activities (collectively, the "Acquisitions"). In December 1994, CCA acquired TransCor America, Inc. ("TransCor"), a nationwide provider of inmate transportation services. In April 1995, CCA acquired Concept Incorporated ("Concept"), a prison management company with eight facilities and 4,400 beds under contract at the time of acquisition. In August 1995, CCA acquired Corrections Partners, Inc. ("CPI"), a prison management company with seven facilities and 2,900 beds under contract at the time of acquisition. CCA's operating results for 1995 were significantly affected by the Acquisitions. All of these business combinations were accounted for as a pooling-of-interests and, accordingly, the operations of TransCor, Concept and CPI have been combined in the accompanying consolidated financial statements. The discussion herein is based upon the combined operations of CCA, TransCor, Concept and CPI for all periods presented in the accompanying consolidated financial statements.

     Revenues. CCA's total revenues increased 36% from 1994 to 1995 with increases in both management and transportation services. Management revenues increased 37% in 1995, or $53.2 million. This increase was due to the opening of new facilities and the expansions of existing facilities in 1994 and 1995 by CCA and the related Acquisitions. In 1995, CCA opened five new facilities with an aggregate design capacity of 3,390 beds and assumed management of three facilities with an aggregate design capacity of 1,688 beds. CCA also realized the full-year effect of three facilities added in 1994 with an aggregate design capacity of 1,560 beds. The third contributing factor to growth was the expansion of 13 existing facilities to increase their design capacity by 1,887 beds. Due to the growth in the number of beds, compensated mandays increased 27% in 1995 from 3,768,095 to 4,799,562. Average occupancy remained stable at 93.9% for 1995 as compared to 93.5% for 1994.

     CCA's transportation revenues increased $1.7 million or 21% in 1995 as compared to 1994. The 1995 growth was due to a continued marketing effort that expanded the customer base and resulted in increased compensated mileage.

     During the first quarter of 1995, CCA purchased the remaining 50% of CC Australia from its original joint venture partner. After consideration of several strategic alternatives related to CC Australia, CCA then sold 50% of the entity to Sodexho during the second quarter of 1995. CCA accounted for the 100% ownership period on the equity basis of accounting and recognized an after-tax gain of $783,000 on the sale.

     Facility Operating Expenses. CCA's facility operating expenses increased 29% to $158.8 million in 1995 compared to $123.5 million in 1994. This increase was due to the additional beds on line that increased compensated mandays and the growth in the transportation services. The average management operating cost per manday was $31.59 for 1995 as compared to $31.16 for 1994. The increase in average cost per manday was due to the significant number of new beds brought on line in 1995. As the five new facilities were opened, the full complement of fixed costs was being incurred prior to full occupancy. As a percentage of revenues, however, facility operating expenses decreased to 77% from 81%. This decrease was primarily attributable to the expansion of various facilities that added lower incremental operating expenses and improved economies of scale. Salary and related employee benefits constituted approximately 58% and 55% of facility operating expenses for 1995 and 1994, respectively.

     General and Administrative. CCA's general and administrative costs increased 52% in 1995 to $14.3 million as compared to $9.4 million in 1994. Included in 1995 were approximately $950,000 of non-recurring pooling expenses related to the Acquisitions. CCA also expanded its management staff to manage its significant growth. Additional staff was added to bring new business on line, resulting in cost being incurred prior to revenue being realized. Also, as all transition issues are finalized from the acquired operations and the duplicate services are consolidated, general and administrative costs should decrease as a percentage of revenues.

     Depreciation and Amortization. CCA's depreciation and amortization increased $771,000, to $6.5 million in 1995 as compared to $5.8 million in 1994. The 1995 increase was due to the growth in total beds in CCA-owned facilities.

     Interest Expense, Net. CCA's interest expense, net, increased 15% in 1995 due to the assumption of debt related to the Eloy Detention Center in Eloy, Arizona. In July 1995, CCA acquired the remaining 50% of the investment in a partnership and assumed the assets and debts.

     Income Taxes. In 1995, CCA's effective income tax rate increased to 39% as compared to 23% in 1994. This increase in taxes was due to CCA's complete utilization of net operating loss carry forwards, therefore becoming subject to full statutory tax rates.

  Liquidity and Capital Resources

     CCA's business is capital intensive in relation to the development of a correctional facility. CCA's efforts to obtain contracts, construct additional facilities and maintain its day-to-day operations have required the continued acquisition of funds through borrowings and equity offerings. CCA has financed these activities through the sale of capital stock, subordinated convertible notes and senior secured debt, through the issuance of taxable and tax-exempt bonds, by bank borrowings, by assisting governmental agencies in the issuance of municipal bonds and most recently through the sale and leaseback of certain correctional facilities to the Company.

     Cash flow from operations for the first nine months of 1997 was $82.0 million as compared to $38.0 million in the comparable period in 1996. CCA has strengthened its cash flow through its expanded business, additional focus on larger, more profitable facilities, the expansion of existing facilities where economies of scale can be realized, and the continuing effort of cost containment.

     In 1994, CCA entered into an international strategic alliance with Sodexho for the purpose of pursuing prison management business outside the United States. In connection with this alliance, Sodexho purchased a significant ownership interest in CCA and entered into certain agreements with CCA relating to future financings by CCA and certain corporate governance and control issues. These issues included the grant by CCA to Sodexho of a preemptive right to purchase additional shares of CCA's common stock in securities convertible into or exchangeable for common stock in any amount necessary to enable Sodexho to maintain a percentage ownership in CCA equal to 20% of the common stock on a fully diluted basis.

     In February 1996, CCA issued $30.0 million of its convertible subordinated notes to an investor. The proceeds were used to repay the outstanding principal under CCA's working capital credit facility and construction loan. The notes bear interest at 7.5%, payable quarterly, and require CCA to maintain specific ratio requirements relating to net worth, cash flow and debt coverage. The notes are convertible into shares of CCA's common stock at a conversion price, as adjusted, of $25.91 per share. In April 1996, due to the triggering of its preemptive right in connection with the issuance of the convertible subordinated notes, Sodexho purchased $20.0 million of convertible subordinated notes under the same terms and conditions.

     In June 1996, CCA completed a public offering of 3,700,000 shares of its common stock at a price to the public of $37.50 per share. The proceeds of the offering, after deducting all associated costs, were $131.8 million.

     CCA has a revolving credit facility with a group of banks which matures in September 1999. The credit facility provides for borrowings of up to $170,000,000 for general corporate purposes and letters of credit. The credit facility bears interest, at the election of the Company, at either the bank's prime rate or a rate which is .5% above the applicable 30, 60, or 90 day LIBOR rate. Interest is payable quarterly with respect to prime rate loans and at the expiration of the applicable LIBOR period with respect to LIBOR based loans. At the end of the applicable LIBOR period, there are no prepayment penalties associated with the credit facility. The credit facility requires the Company, among other things, to maintain maximum leverage ratios and a minimum debt service coverage ratio. The facility also limits certain payments and distributions. As of September 30, 1997, there was $15.0 million borrowed under this facility. Letters of credit totaling $38.3 million have been issued leaving the total unused commitment at $116.6 million.

     CCA also has a $2,500,000 credit facility with a bank that provides for the issuance of letters of credit and matures in September 1999. As of September 30, 1997 there were $1,615,000 in letters of credit issued, leaving the unused commitment at $885,000.

     In July 1997, CCA sold ten of its facilities to the Company for approximately $378.0 million. The proceeds were used to pay off $131.0 million of credit facility debt, $42.2 million of first mortgage debt and $9.4 million of senior secured notes. The remaining proceeds will be used to fund existing construction projects and for general working capital purposes. Subsequent to the formation of the Company, CCA granted the Company an option to acquire facilities that it develops in the future. Management expects that as a result of this relationship, CCA will have access to additional capital that will help fund future growth.

     CCA anticipates making cash investments in connection with future acquisitions and expansions. In addition, in accordance with the developing trend of private prison managers toward making strategic financial investments in facilities, CCA plans to use a portion of its cash to finance start-up costs, leasehold improvements and equity investments in the facilities, if appropriate in connection with undertaking new contracts. CCA believes that the cash flow from operations, the availability of future capital from the Company and amounts available under its credit facility will be sufficient to meet its capital requirements for the foreseeable future. Furthermore, management believes that additional resources may be available to the Company through a variety of other financing methods.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by CCA with the Commission pursuant to the Exchange Act are incorporated and made a part of this Prospectus by reference, except as superseded or modified herein:

          (1) CCA's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) CCA's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) The description of CCA's common stock, $1.00 par value per share ("CCA's Common Stock"), and warrants to purchase shares of CCA's Common Stock contained in its Registration Statement on Form 8-B dated July 10, 1997; and

          (4) Description of the sale of ten facilities to the Company contained in CCA's Report on Form 8-K dated August 1, 1997.

     All documents filed by CCA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     CCA undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in the Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Darrell K. Massengale, Corrections Corporation of America, 10 Burton Hills Boulevard, Nashville, Tennessee 37215, telephone number
(615) 263-3000.

                   BUSINESS OF THE COMPANY AND ITS PROPERTIES

THE FACILITIES

     As of January 20, 1998, the Company owned 13 Facilities. The Company also has rights under the Option Agreements and the Right to Purchase Agreement to purchase any or all of the nine Option Facilities. In addition, the Company has an option to acquire any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. Certain information with respect to the Facilities and the Option Facilities is set forth in the following tables and accompanying descriptions. The following table sets forth certain information with respect to the Facilities:

                                                                                                          INITIAL
                                                                                                           ANNUAL         LEASE
                              DESIGN        MONTH      MONTH         TYPE OF          CONTRACTING           RENT          TERM
FACILITY AND LOCATION       CAPACITY(1)    OPENED     ACQUIRED     FACILITY(2)         ENTITIES       (IN MILLIONS)(3)   (YEARS)
---------------------       -----------    ------     --------     -----------        -----------     ----------------   -------
Houston Processing
  Center..................       411        April       July     Medium Security          INS               $1.5           12
  Houston, Texas                            1984        1997       Processing
                                                                     Center
Laredo Processing
  Center..................       258        March       July     Medium Security      INS and BOP            1.2           12
  Laredo, Texas                             1985        1997       Processing
                                                                     Center
Bridgeport Pre-Parole
  Transfer Facility.......       200      November      July         Minimum        State of Texas           0.4           12
  Bridgeport, Texas                         1987        1997        Security
                                                                   Pre-Parole
                                                                    Transfer
                                                                    Facility
Mineral Wells Pre-Parole
  Transfer Facility.......     1,119        July        July         Minimum        State of Texas           3.0           12
  Mineral Wells, Texas                      1989        1987        Security
                                                                   Pre-Parole
                                                                    Transfer
                                                                    Facility
West Tennessee Detention
  Facility................       600      September     July     Multi-Security       INS, USMS,             3.7           10
  Mason, Tennessee                          1990        1997        Detention      BOP and State of
                                                                     Center             Montana
Leavenworth Detention
  Center..................       327        June        July         Maximum             USMS                3.3           10
  Leavenworth, Kansas                       1992        1997        Security
                                                                    Detention
                                                                     Center
Eloy Detention Center.....     1,500        July        July     Medium Security      INS and BOP            6.0           12
  Eloy, Arizona                             1994        1997        Detention
                                                                     Center
Central Arizona Detention
  Center..................     1,792       October      July     Multi-Security      USMS, States           12.3           10
  Florence, Arizona                         1994        1997        Detention         of Oregon,
                                                                     Center         Alaska, Montana
                                                                                    and New Mexico,
                                                                                     and the U.S.
                                                                                    Virgin Islands
T. Don Hutto Correctional
  Center..................       480       January      July     Medium Security      Williamson             2.5           12
  Taylor, Texas                             1997        1997      Correctional     County, Texas and
                                                                    Facility        States of Texas
                                                                                      and Wyoming
Northeast Ohio
  Correctional Center.....     2,016        June        July     Medium Security      District of            7.7           10
  Youngstown, Ohio                          1997        1997      Correctional         Columbia
                                                                    Facility
Torrance County Detention
  Center..................       910      December    October    Multi-Security    USMS, BOP, State          4.2           10
  Estancia, New Mexico                      1990        1997        Detention      of New Mexico and
                                                                    Facility       Torrance County,
                                                                                      New Mexico

                                                                                                          INITIAL
                                                                                                           ANNUAL         LEASE
                              DESIGN        MONTH      MONTH         TYPE OF          CONTRACTING           RENT          TERM
FACILITY AND LOCATION       CAPACITY(1)    OPENED     ACQUIRED     FACILITY(2)         ENTITIES       (IN MILLIONS)(3)   (YEARS)
---------------------       -----------    ------     --------     -----------        -----------     ----------------   -------
Cimarron Correctional
  Facility................       960         May      December   Medium Security       State of              4.2           10
  Cushing, Oklahoma                         1997        1997      Correctional         Oklahoma
                                                                    Facility
Davis Correctional
  Facility................       960        April     January    Medium Security       State of              4.0           10
  Holdenville, Oklahoma                     1996        1998      Correctional         Oklahoma
                                                                    Facility

---------------

(1) Design capacity measures the number of beds, and accordingly the number of inmates, each facility is designed to accommodate. Management believes design capacity is an appropriate measure for evaluating prison operations, because the revenues generated by each facility are based on a per diem or monthly rate per inmate housed at the facility paid by the corresponding contracting government entities. The ability of CCA or another private prison manager to satisfy its financial obligations under its leases with the Company is based in part on the revenues generated by the facilities, which in turn depends on the design capacity of each facility.
(2) Each facility is identified according to the level(s) of security maintained and the types of inmates held. Minimum security facilities are facilities having open-housing within an appropriate designated and patrolled institutional perimeter; medium security facilities are facilities having either cells, rooms or dormitories, a secure perimeter, and some form of external patrol; maximum security facilities are facilities having single occupancy cells, a secure perimeter and external patrol or detention devices; and multi-security facilities are facilities with various areas encompassing either minimum, medium, or maximum security. Processing centers are used to house undocumented aliens for the INS; pre-parole transfer facilities are used to hold inmates that have been arrested for technical violations of their parole agreements with the State Department of Criminal Justice, Board of Pardons and Paroles; detention facilities are used to house inmates of all levels, including pre-trial and pre-sentence prisoners for the U.S. Marshals Service, inmates sentenced, but not yet housed in correctional facilities, inmates awaiting trial, sentencing or hearing, and persons detained by the INS; and correctional facilities are used to house inmates on a permanent basis for the duration of their sentences.
(3) On an annualized basis.

     The Facilities were purchased from CCA for an aggregate purchase price of approximately $491.2 million in cash. Throughout the terms of the Leases, annual rents will escalate by the Base Rent Escalation. The Leases may be extended at fair market rates for three additional periods of five years each upon the mutual agreement of the Company and CCA.

THE OPTION FACILITIES

     The Company currently has an option to purchase any or all of the following nine facilities currently owned or under construction or development by CCA.

                                                                                 ESTIMATED        ESTIMATED
                                              ANTICIPATED                         PURCHASE         INITIAL        OPTION
                                    DESIGN      OPENING                            PRICE         ANNUAL RENT    EXPIRATION
FACILITY AND LOCATION              CAPACITY      DATE       TYPE OF FACILITY   (IN MILLIONS)    (IN MILLIONS)      DATE
---------------------              --------   -----------   ----------------   -------------    -------------   ----------
Huerfano County Correctional
  Center.........................     752      November     Medium Security        $29.5             $ 3.2      July 2000
  Walsenburg, Colorado                           1997        Correctional
                                                               Facility
North Fork Correctional
  Facility.......................   1,440        March      Medium Security         40.3               4.4      July 2000
  Sayre, Oklahoma                                1998        Correctional
                                                               Facility
Whiteville Correctional Center...   1,024        July       Medium Security         42.0               4.6      July 2000
  Whiteville, Tennessee                          1998       Correctional
                                                               Facility
Kit Carson Correctional Center...     768      November     Medium Security         37.5               4.1             (1)
  Burlington, Colorado                           1998        Correctional
                                                               Facility
Diamondback Correctional
  Facility.......................   1,440       October     Medium Security         41.0               4.5             (1)
  Watonga, Oklahoma                              1998        Correctional
                                                               Facility
Wheeler County Correctional
  Facility.......................     500       January     Medium Security         18.7               2.1             (1)
  Alamo, Georgia                                 1999        Correctional
                                                               Facility
Coffee County Correctional
  Facility.......................     500       January     Medium Security         18.0               2.0             (1)
  Nicholls, Georgia                              1999        Correctional
                                                               Facility
California City Correctional
  Facility.......................   2,304        July       Medium Security         98.9              10.9             (1)
  California City, California                    1999        Correctional
                                                               Facility
Mendota Correctional Facility....   1,024        July       Medium Security         64.5               7.1             (1)
  Mendota, California                            1999        Correctional
                                                               Facility

---------------

(1) The length of the Company's option with respect to these facilities is three years from the Service Commencement Date with respect to such facility.

     The purchase price of each Option Facility will be equal to CCA's approximate cost of developing, constructing and equipping such Option Facility, plus 5% of such costs. The initial annual rental rate for each Option Facility will be the greater of (i) the fair market rental rate of the Option Facility, or (ii) 11% of the purchase price.

     The Company will lease to CCA the Option Facilities, if acquired, pursuant to long-term, non-cancellable triple net leases on substantially the same terms and conditions as the Leases for the Facilities, including the Base Rent Escalation. The Company does not intend to acquire an Option Facility until it is fully constructed, is subject to an enforceable management contract between CCA and a government entity, and has an occupancy rate acceptable to the Company. See "The Company -- Business Objectives and Strategies."

     Because each of the Option Facilities is currently under development, construction or expansion by CCA, the cash consideration to be paid by the Company for each of the Option Facilities was determined based on CCA's approximate costs of developing, constructing and equipping such facilities plus 5% of such costs. Independent valuations were not obtained to determine the purchase price of the Option Facilities, and the purchase prices paid by the Company for the Option Facilities is expected to exceed their historical costs. See "Risk Factors -- Conflicts of Interest -- Situations in Which Conflicts of Interest Have Arisen and May Continue to Arise -- Valuation of the Facilities."

DESCRIPTION OF THE FACILITIES

  The Facilities

     Set forth below are brief descriptions of each of the Facilities. Each of the Facilities, including the Eloy Detention Center, the Central Arizona Detention Center and the Northeast Ohio Correctional Center, the book value of each of which represents greater than 10% of the Company's total assets, has been pledged to secure any borrowings under the Bank Credit Facility. For a more complete discussion of the provisions of the Bank Credit Facility, see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Result of Operations" with respect to the Company. In addition, one of the Facilities is owned subject to, and the Company expects to grant with respect to an additional Facility, an option to purchase at fair market value in favor of the applicable correctional authority. In general, the Facilities are operated under management contracts with various government entities with terms shorter than the terms of the Leases. The contracts, generally, have current terms that require renewals every two to five years. CCA expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contract or other reasonable extensions. It has been CCA's experience generally that renewals proposed by it have been accepted by the corresponding contracting government entity. See "Risk Factors -- Corrections and Detention Industry Risks."

     Pre-Parole Transfer Facilities. Pre-parole transfer facilities are used to hold inmates who have been arrested for technical violations of their parole agreements with a State Department of Criminal Justice, Board of Pardons and Paroles. Pre-parole transfer facilities are classified as minimum security facilities. The pre-parole transfer facilities owned by the Company are the Bridgeport Pre-Parole Transfer Facility and the Mineral Wells Pre-Parole Transfer Facility.

     THE BRIDGEPORT PRE-PAROLE TRANSFER FACILITY is located on approximately three acres of land in Bridgeport, Texas and has a design capacity of 200 beds. The 31,000 square foot facility houses females who have been arrested for technical violations of their parole agreements with the Texas Department of Criminal Justice, Board of Pardons and Paroles. The facility was opened in 1987 and was managed by Concept prior to CCA's acquisition of Concept in 1995. The facility has been operated pursuant to a contract with the State of Texas since its opening. CCA's current management contract with the State of Texas expires in August 1998.

     THE MINERAL WELLS PRE-PAROLE TRANSFER FACILITY is located on a 23 acre tract in Mineral Wells, Texas and has a design capacity of 1,119 beds. The 196,000 square foot facility houses male inmates who have been arrested for technical violations of their parole agreements with the Texas Department of Criminal Justice, Board of Pardons and Paroles. The facility has been in operation since July 1989 and was previously managed by Concept. CCA's current management contract with the State of Texas expires in August 1998. CCA is currently expanding this facility to 1,800 beds.

     Processing Centers. Processing centers are used to house undocumented aliens for the INS and are classified as minimum to medium security facilities. The processing centers owned by the Company include the Houston Processing Center and the Laredo Processing Center.

     THE HOUSTON PROCESSING CENTER is located on approximately six acres of land in Houston, Texas and has a design capacity of 411 beds. The 68,000 square foot medium security facility, completed in April 1984, represents CCA's first design, construction and management contract. CCA has contracted with the INS to detain juveniles and adults at the center. The facility was accredited by the ACA in April 1986 and is the first privately managed adult detention facility to be awarded this status. CCA's management contract with the INS expires in September 1998. CCA has managed this facility since 1984 under similar contract renewals.

     THE LAREDO PROCESSING CENTER is located on approximately four acres of land in Laredo, Texas and has a design capacity of 258 beds. Constructed originally as a 48,000 square foot facility, the medium security facility underwent a 50-bed, 6,400 square foot expansion in March 1990, bringing the rated capacity to its current level. Though the facility was designed and constructed under a contract with the INS, CCA has also contracted with the BOP to detain juveniles and adults at the center. The USMS has entered into an intergovernmental contract with the BOP to detain inmates at the facility as well. CCA's current management contracts with the INS and BOP expire in 1998. CCA is currently under negotiations with the INS and BOP regarding an additional series of contracts totaling a five-year term. CCA has managed this facility under similar contract renewals since 1985.

     Detention Facilities. Detention facilities are multi-security level facilities used to house inmates of all levels, including pre-trial and pre-sentence prisoners for the USMS, inmates sentenced but not yet housed in correctional facilities, inmates awaiting trial, sentencing or hearing and persons detained by the INS. The detention facilities owned by the Company include the Central Arizona Detention Center, the Eloy Detention Center, the Leavenworth Detention Center, the Torrance County Detention Facility and the West Tennessee Detention Facility.

     THE CENTRAL ARIZONA DETENTION CENTER is located on two tracts of land totaling 68 acres in Florence, Arizona and has a design capacity of 1,792 beds. The 275,000 square foot, minimum to medium security facility houses male prisoners for the USMS, the States of Alaska, Montana, and New Mexico, and the U.S. Virgin Islands and female prisoners for the State of Oregon. The facility was constructed in three phases with the original construction completed in October 1994 and the final expansion completed in February 1997. CCA anticipates the facility will seek ACA accreditation. CCA's current contracts with the USMS, the States of Alaska, New Mexico and Oregon and the U.S. Virgin Islands expire at various times through June 1999.

     THE ELOY DETENTION CENTER is located on a 146 acre tract of land in Eloy, Arizona and has a design capacity of 1,500 beds. The 299,500 square foot medium security center, originally designed, built and managed by Concept, represents a joint arrangement between the INS and the BOP, each of which uses these beds to house either illegal aliens awaiting deportation or illegal aliens serving a short prison term prior to deportation. Originally constructed as a 1,000-bed facility, the facility was expanded by 250 beds in October 1996 and is currently undergoing a second 250-bed expansion. The facility is seeking ACA accreditation. CCA's management contract with the BOP commenced in July 1994 with a three-year base period that expired in February 1997 and with two one-year option periods. The current extension is in effect until February 1998 and CCA has received initial indication that the BOP will exercise the remaining extension which expires in February 1999.

     THE LEAVENWORTH DETENTION CENTER is located on a 20 acre tract in Leavenworth, Kansas and has a design capacity of 327 beds. The 75,000 square foot, maximum security facility primarily houses federal prisoners awaiting trial, sentencing or hearing and persons detained by the USMS. Opened in June 1992, the center received ACA accreditation in August 1993. CCA's original management contract with the USMS had been extended through December 1997. Subsequently CCA entered into a contract with the USMS for a term through September 1998, and will be entering into negotiations with the USMS regarding a new contract.

     THE TORRANCE COUNTY DETENTION FACILITY is located on a 2,840 acre tract in Estancia, New Mexico and has a design capacity of 910 beds. The 60,000 square foot, multi-security level facility houses pre-trial and pre-sentence prisoners for the USMS and the BOP and sentenced inmates for the New Mexico Department of Corrections and Torrance County. The facility was originally constructed in December 1990 with a design capacity of 286 beds and was expanded by 624 beds in 1997. The facility is seeking ACA accreditation. CCA's contract with Torrance County, New Mexico, USMS, BOP and the State of New Mexico do not have specific expiration dates.

     THE WEST TENNESSEE DETENTION FACILITY is located on a 45 acre tract in Mason, Tennessee and has a design capacity of 600 beds. The 121,000 square foot, multi-level security facility houses adult male and male juveniles certified as adults for the USMS, the INS, the BOP and the Montana Department of Corrections (the "MDC"). The facility received its ACA accreditation in August 1992. CCA's current management contract with the MDC expires in September 1999. CCA's current management contracts with the USMS, INS and BOP are set to expire in August 1998.

     Correctional Facilities. Correctional facilities are used to house inmates on a permanent basis for the duration of their sentences. The correctional facilities owned by the Company are the Cimarron Correctional Facility, the Northeast Ohio Correctional Center, the T. Don Hutto Correctional Center, and the Davis Correctional Center.

     THE CIMARRON CORRECTIONAL FACILITY is located on approximately 71 acres of land in Cushing, Oklahoma and has a design capacity of 960 beds. The 207,000 square foot, medium security facility opened in May 1997. The facility currently houses inmates from the State of Oklahoma under a temporary contract and CCA and the State of Oklahoma are currently negotiating a long-term contract. Pursuant to Oklahoma state policy, in connection with the execution of such long-term contract by CCA, the Company expects to grant the Oklahoma Department of Corrections an option to purchase this facility at fair market value. CCA has agreed to enter into an agreement to indemnify the Company in the event such option is exercised and the fair market purchase price paid by the Oklahoma Department of Corrections is less than the purchase price paid by the Company to CCA.

     THE NORTHEAST OHIO CORRECTIONAL CENTER is located on approximately 72 acres of land in Youngstown, Ohio. The 365,000 square foot, medium security facility was completed in March 1997 with a design capacity of 1,504 beds. A 512-bed, 60,000 square foot expansion was completed in July 1997, bringing the design capacity to 2,016 beds. CCA is currently housing 1,725 inmates in the facility for the District of Columbia under a one year contract with four one-year renewal options. The facility will seek ACA accreditation.

     THE T. DON HUTTO CORRECTIONAL CENTER is located on approximately 64 acres of land in Taylor, Texas and has a design capacity of 480 beds. Opened in January 1997, the 136,000 square foot, medium security facility was developed, designed and constructed by CCA. CCA anticipates the facility will seek ACA accreditation within the next three years. The facility currently houses inmates for Williamson County, Texas and the States of Texas and Wyoming under contracts which expire at various times from the end of 1997 through January 2000.

     THE DAVIS CORRECTIONAL CENTER is located on approximately 75 acres of land in Holdenville, Oklahoma and has a design capacity of 960 beds. The 190,000 square foot, medium security facility opened in April 1996. The facility currently houses inmates from the State of Oklahoma under a contract which expires in 2016. The Oklahoma Department of Corrections has an option to purchase this facility at fair market value. CCA has agreed to indemnify the Company in the event such option is exercised and the fair market value purchase price paid by the Oklahoma Department of Corrections is less than the purchase price paid by the Company to CCA.

     Historical Occupancy Rates of the Facilities. The following chart summarizes the historical occupancy rates of the Facilities for each of the five years ended December 31, 1993-1997.

                       HISTORICAL OCCUPANCY OF FACILITIES

                                                             1993    1994    1995    1996    1997
                                                             -----   -----   -----   -----   -----
Bridgeport.................................................   67.3%   94.2%   83.2%   98.4%  100.4%
Mineral Wells..............................................   99.6    93.9    83.0    96.9   101.7
Houston....................................................  105.3   111.6    75.5    59.8   102.2
Laredo.....................................................   87.7   109.3    94.0    90.0   118.3
Central Arizona............................................     NA    33.7    92.7   104.9    95.7
Eloy.......................................................     NA    47.8    92.2    93.2    90.3
Leavenworth................................................   90.6    82.9    94.2    88.4    93.8
West Tennessee.............................................   87.2    86.4    95.8    97.1    98.1
T. Don Hutto...............................................     NA      NA      NA      NA    87.5
Northeast Ohio.............................................     NA      NA      NA      NA    72.5
Torrance County............................................   70.1    80.1    95.5    97.5    74.6
Cimarron...................................................     NA      NA      NA      NA    85.1
Davis......................................................     NA      NA      NA      NA    99.7

  The Option Facilities

     Set forth below are brief descriptions of each of the Option Facilities. Two of the Option Facilities are subject to options to purchase at the lesser of fair market value and depreciated book value in favor of the applicable correctional authority. See "Risk Factors -- Corrections and Detention Industry Risks".

     THE NORTH FORK CORRECTIONAL FACILITY is located on a 75-acre tract in Sayre, Oklahoma. Scheduled for completion by the first quarter of 1998, the 287,000 square foot, medium security facility will have a design capacity of 1,440 beds. The facility will seek ACA accreditation. CCA is currently under negotiation with the State of Colorado with regard to beds in this facility. CCA also anticipates housing inmates from the State of Oklahoma in this facility.

     THE HUERFANO COUNTY CORRECTIONAL CENTER is located on two tracts of land totaling 82 acres in Walsenburg, Colorado. The 207,000 square foot, medium security facility has a design capacity of 752 beds and opened in November 1997. The facility will seek ACA accreditation and houses inmates for the State of Colorado.

     THE WHITEVILLE CORRECTIONAL CENTER will be located in Whiteville, Tennessee and will have a design capacity of 1,024 beds. The medium security facility is scheduled to open in July 1998, and the facility will seek ACA accreditation. CCA is currently negotiating with the State of Wisconsin with respect to the housing of inmates in the facility.

     THE KIT CARSON CORRECTIONAL CENTER is located on 105 acres in Burlington, Colorado. The 222,000 square foot, medium security facility will have a design capacity of 768 beds and is scheduled to open in November 1998. CCA anticipates housing inmates from the State of Colorado in this facility.

     THE DIAMONDBACK CORRECTIONAL FACILITY is located on 120 acres in Watonga, Oklahoma. The 287,000 square foot, medium security facility will have a design capacity of 1,440 beds and is scheduled to open in October 1998. CCA anticipates housing inmates for the State of Colorado in this facility.

     THE WHEELER COUNTY CORRECTIONAL FACILITY is located on 146 acres in Alamo, Georgia. The 135,000 square foot, medium security facility will have an initial design capacity of 500 beds and is scheduled to open in January 1999. CCA has a contract with the State of Georgia for the housing of inmates in this facility pursuant to which the Georgia Department of Corrections (the "GDOC") may require CCA to increase the design capacity of the facility to up to 1,000 beds. Upon completion of this facility, GDOC will have the right to purchase this facility from the owner at any time during the term of the management contract between CCA and the GDOC, at the lesser of fair market value and the depreciated book value. The Company expects that CCA will indemnify it if the GDOC exercises its option after such facility is acquired by the Company and the purchase price paid by the GDOC is less than the purchase price paid by the Company to CCA.

     THE COFFEE COUNTY CORRECTIONAL FACILITY is located on 97 acres in Nicholls, Georgia. The 135,000 square foot, medium security facility will have an initial design capacity of 500 beds and is scheduled to open in January 1999. CCA has a contract with the State of Georgia for the housing of inmates in this facility pursuant to which the GDOC may require CCA to increase the design capacity of the facility to up to 1,000 beds. Upon completion of this facility, GDOC will have the right to purchase this facility at any time during the term of the management contract between CCA and the GDOC, at the lesser of fair market value and the depreciated book value. The Company expects that CCA will indemnify it if the GDOC exercises its option after such facility is acquired by the Company and the purchase price paid by the GDOC is less than the purchase price paid by the Company to CCA.

     THE CALIFORNIA CITY CORRECTIONAL FACILITY will be located on 320 acres in California City, California. The 489,000 square foot, medium security facility will have a design capacity of 2,034 beds and is scheduled to open in July 1999. CCA anticipates housing inmates for the State of California in this facility.

     THE MENDOTA CORRECTIONAL FACILITY will be located on 247 acres in Mendota, California. The 261,000 square foot, medium security facility will have a design capacity of 1,024 beds and is scheduled to open in July 1999. CCA anticipates housing Federal inmates in this facility.

LEGAL PROCEEDINGS

     Owners and operators of privatized correctional and detention facilities are subject to a variety of legal proceedings arising in the ordinary course of operating such facilities, including proceedings relating to personal injury and property damage. Such proceedings are generally brought against the operator of a correctional facility, but may also be brought against the owner. Although the Company is not currently a party to any legal proceedings, it is possible that in the future the Company could become a party to such proceedings. CCA is a party to certain litigation relating to the Facilities arising in the ordinary course of operations. The Company does not believe that such litigation, if resolved against CCA, would have a material adverse effect upon its business or financial position. The Leases provide that CCA is responsible for claims based on personal injury and property damage at the Facilities and require CCA to maintain insurance for such purposes.

COMPETITION

     The Facilities are, and any additional correctional and detention facilities acquired by the Company will be, subject to competition for inmates from private prison managers. The number of inmates in a particular area could have a material effect on the revenues of the Facilities. In addition, revenues of the Facilities will be affected by a number of factors including the demand for inmate beds and general economic conditions. The Company will also be subject to competition for the acquisition of correction and detention facilities with other purchasers of correctional and detention facilities.

GOVERNMENT REGULATION

     Environmental Matters. Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances released on or in its property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of such substances, or the failure to remediate such substances properly when released, may adversely affect the owner's ability to sell such real estate or to borrow funds if the borrower is using such real estate as collateral. Neither the Company, CCA nor any of their affiliates has been notified by any government authority of any material non-compliance, liability or other claim in connection with any of the Facilities and neither the Company nor CCA nor any of their affiliates are aware of any other environmental condition with respect to any of the Facilities that is likely to be material to the Company. All of the Facilities have been subjected to an environmental investigation. No assurance can be given that such investigation revealed all potential environmental liabilities, that no prior or adjacent owner created any material environmental condition not known to the Company or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability or limitation on use of properties. The Leases provide that CCA will indemnify the Company for certain potential environmental liabilities at the Facilities. See "Leases."

     Americans with Disabilities Act. The Facilities and the Option Facilities are subject to the Americans with Disabilities Act of 1990, as amended (the "ADA"). The ADA has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that public facilities such as correctional facilities be made accessible to people with disabilities. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other capital improvements at the Facilities. Noncompliance could result in imposition of fines or an award of damages to private litigants. Under the Leases, CCA is required to make any necessary modifications or improvements to comply with the ADA. The Company does not believe that such costs will be material because it believes that relatively few modifications are necessary to comply with the ADA. CCA has undertaken, where necessary, a capital improvement program to cause the Facilities to comply with the ADA.

                    RELATIONSHIP BETWEEN CCA AND THE COMPANY

     For the purpose of governing certain of the ongoing relationships between CCA and the Company, CCA and the Company have entered into the various agreements, and have adopted certain policies as described herein. The Company believes that the agreements are fair to it and contain terms which generally are comparable to those which would have been reached in arm's-length negotiations with unaffiliated parties. In each case, the terms of these agreements have been reviewed by the Board of Directors of CCA and by the Independent Committee of the Board of Trustees of the Company. Such agreements include (a) the Option Agreements; (b) the Right to Purchase Agreement; and (c) the Trade Name Use Agreement.

     Option Agreements. In connection with the Formation Transactions, the Company and CCA and certain of its subsidiaries entered into the Option Agreements, pursuant to which CCA and certain of its subsidiaries granted the Company exclusive options to acquire any or all of five correctional and detention facilities through July 18, 2000 for a purchase price equal to CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs. To date, the Company has exercised its option to acquire two such facilities.

     Right to Purchase Agreement. It is anticipated that CCA will acquire or develop additional correctional or detention facilities in the future. In connection with the Formation Transactions, the Company and CCA entered into the Right to Purchase Agreement whereby the Company has an option to acquire, at fair market value, and leaseback to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facility. For the first two years of such option period, fair market value is deemed to be CCA's cost of developing, constructing and equipping such facilities, plus 5% of such costs. Thereafter, fair market value will be based on cash flows and operating results of such facilities. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate on facilities leased back to CCA will be the greater of (i) fair market rental rates, as determined by CCA and the Company, or (ii) 11% of the purchase price of such facilities. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rates, as determined by the Company and CCA. Additionally, the Company will have a right of first refusal in the event CCA obtains an acceptable third party offer to acquire or provide mortgage secured financing to finance more than 90% of the cost of any correctional or detention facility now owned or which is acquired or developed by it or its subsidiaries in the future. Pursuant to such right, prior to selling any such facility, or mortgaging more than 90% of the cost of such facility, CCA must first offer to sell such facility to the Company or have the Company finance such facility, as applicable, on the same terms and conditions contained in such third party offer. With respect to a sale of any such facility, if the Company declines to purchase such facility at a price or on terms set forth in such third party offer, CCA will be free to sell such facility for a specified period of time at a price at least equal to the price offered to the Company, and on terms and conditions substantially consistent with those offered to the Company. With respect to a first mortgage financing of 90% of the cost of any such facility, if the Company declines to provide such financing on the terms set forth in such third party offer, CCA will be free to obtain first mortgage financing from a third-party on terms and conditions no more favorable to CCA than those contained in the third party offer. To date, the Company has purchased two facilities pursuant to its rights under the Right to Purchase Agreement.

     Trade Name Use Agreement. Pursuant to the terms of the Trade Name Use Agreement entered into in connection with the Formation Transactions, the Company was granted the right to use the trade name "CCA" as part of its name, in conformance with standards reasonably set by CCA for the period commencing on the date of execution and terminating on the date the Company ceases to own any correctional or detention facility managed by CCA. The agreement may also be terminated upon 10 days' written notice from CCA to the Company; the occurrence of a change in control of the Company; the liquidation or bankruptcy of the Company; or in the event of an unauthorized transfer of the right to use the trade name by the Company. In addition, the Company acknowledges that CCA owns all rights, title and interest in and to the trade name and agrees that it will do nothing inconsistent with such ownership.

     Policies and Procedures for Addressing Conflicts. The significant contractual and other ongoing relationships between CCA and the Company, as described above and under "Leases" herein may present certain conflict situations for certain trustees and officers of the Company and certain directors and officers of CCA. See "Conflicts of Interest." The Company and CCA have adopted appropriate policies and procedures to be followed by the Board of Trustees of the Company and the Board of Directors of CCA to attempt to address those conflicts. Such procedures include requiring Doctor R. Crants to abstain from making management decisions in his capacity as an officer, trustee or director of the Company and CCA, respectively, and to abstain from voting as a trustee or director of either company, with respect to matters that present a conflict of interest between the companies. Whether or not a conflict of interest situation exists will be determined by the Independent Committee on a case-by-case basis in accordance with the policies and procedures established by the Board of Trustees.

     The Board of Trustees has established the Independent Committee to evaluate transactions involving the Company and CCA. Pursuant to the Company's Bylaws, an Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the selection of the operators of the Company's properties; and (ii) the entering into of any agreement with CCA or its affiliates; and (iii) the consummation of any transaction between the Company and CCA or its affiliates, including, but not limited to, the negotiation and enforcement of the terms of any lease of the Company's properties. Certain other significant actions of the Board of Trustees require the approval of a minimum of two-thirds of the trustees. In addition, Michael W. Devlin, the Company's Chief Operating Officer, and Vida H. Carroll, the Company's Chief Financial Officer, neither of whom have had nor have any affiliation with CCA, assist the Independent Committee with respect to certain potential conflicts of interest between the Company and CCA, including the negotiation and enforcement of all Leases. See "Management" and "Conflicts of Interest."

                                     LEASES

     The following summary of the Leases between the Company and CCA is qualified in its entirety by reference to the Master Lease and the Leases, each of which are either filed as exhibits to the Registration Statement, of which this Prospectus is a part or incorporated into the Registration Statement by reference to documents previously filed pursuant to the Securities Act or the Exchange Act. The following description of the Master Lease and the Leases does not purport to be complete but contains a summary of all material provisions thereof. Capitalized terms used below but not otherwise defined have the meanings set forth in the "Glossary."

     Concurrently with CCA's conveyance of each of the Facilities to the Company, the Company leased each of the Facilities to CCA. Each such Facility is the subject of a separate Lease that incorporates the provisions of the Master Lease between the Company and CCA. The Lease of each Facility includes the land, the buildings and structures and other improvements thereon, easements, rights and similar appurtenances to such land and improvements, and permanently affixed equipment, machinery, and other fixtures relating to the operation of the Facility and all personal property necessary to operate the facility for its intended purpose, other than a limited amount of CCA's proprietary property (the "Leased Property"). Each Facility is leased to CCA under the Master Lease with a primary term of 10 to 12 years (the "Fixed Term"). The Lease for each Facility may be extended at fair market rates for three additional five-year terms beyond the Fixed Term (the "Extended Terms"), but only upon the mutual agreement of the Company and CCA. Fair market rates for Extended Terms will be determined mutually by the Company and CCA based on their respective analyses of the market for the relevant Facility. Such analyses may include a review of the historical and projected economic performance of the Facility and will take into account the interest rate environment at the time of the extension and the creditworthiness of the tenant. The Fixed Term and Extended Terms under each Lease shall be subject to earlier termination upon the occurrence of certain contingencies described in the Lease. Additionally, each Lease may be terminated by the Company, at its option, at any time after the first five years of the Lease, upon 18 months written notice to CCA. Any additional properties acquired (other than the Facilities) will be leased pursuant to similar terms and conditions as may be agreed upon between CCA and the Company at the time of such acquisitions, and such terms and conditions may vary from the terms and conditions described herein with respect to the Facilities.

     Use of the Facilities. Each Lease permits CCA to operate the Leased Property solely as a correctional or detention facility. CCA has the responsibility in each Lease to obtain and maintain all licenses, certificates and permits in order to use and operate each Facility.

     Amounts Payable Under the Leases; Net Provisions. During the Fixed Term and the Extended Terms, CCA will pay annual base rent ("Annual Base Rent"), which will be payable in monthly installments. Annual Base Rent for each Leased Property will be increased each year by the Base Rent Escalation. Annual Base Rent and Base Rent Escalation are collectively referred to in the Master Lease as "Rent." The Company believes that the Rent CCA will pay to the Company under the Leases represents the fair market rate for each Leased Property. The fair market rates for the Leased Properties are based on the Company's analysis of the market for the Leased Properties, including the Company's review of the historical and projected economic performance of the Leased Properties, the current interest rate environment, and the creditworthiness of CCA.

     Each Lease of a Leased Property is what is commonly known as a triple net lease or absolute net lease, under which CCA is to pay Annual Base Rent and all additional charges. All additional charges include every fine, penalty, interest expense and cost which may be added for nonpayment or late payment thereof, all taxes, assessments and levies, excises, fees, and all other government charges with respect to each Leased Property, and all charges for utilities and services, including, without limitation, electricity, telephone, trash disposal, gas, oil, water, sewer, communication and all other utilities used in each Leased Property.

     CCA's Right of First Refusal. Pursuant to the Master Lease, CCA has a right of first refusal in the event the Company obtains an acceptable third party offer to acquire any interest in any Facility or in any correctional or detention facility acquired or developed by the Company in the future and operated by CCA (each a "Future Facility"). Pursuant to such right, prior to selling any interest in any Facility or Future Facility, the Company must first offer to sell each Facility or Future Facility to CCA on the same terms and conditions contained in such third party offer. If CCA declines to purchase such facility on such terms and conditions, the Company will be free to sell each Facility or Future Facility for a specified period of time at a price at least equal to the price offered to CCA and on terms and conditions substantially consistent with those offered to CCA.

     Maintenance, Modification and Capital Additions. Under each Lease, CCA will, at its sole cost and expense, maintain each Leased Property in good order, repair and appearance and will make structural and non-structural, interior and exterior, foreseen and unforeseen, and ordinary and extraordinary repairs which may be necessary and appropriate to keep such Leased Property in good order, repair and appearance (excluding ordinary wear and tear). The Company will not be required to build or rebuild any improvements to any Leased Property, or to make any repairs, replacements, alterations, restorations or renewals to any Leased Property.

     CCA, at its sole cost and expense, may make alterations, additions, changes and/or improvements to each Leased Property with the prior written consent of the Company, provided that the value and primary intended use of such Leased Property (determined in the Company's reasonable judgment) is not impaired. All machinery, equipment, furniture, furnishings, and other personal property installed at the expense of CCA on any Leased Property, will remain the property of CCA until the expiration or earlier termination of the Lease.

     Each Lease provides that, at the request of CCA, the Company may construct one or more new buildings or other improvements to a particular Leased Property which are not normal or recurring to the maintenance of a Leased Property (a "Capital Addition"). A Capital Addition to a Leased Property may necessitate an amendment to an existing Lease or new lease agreement setting forth any changes in the premises, rent, or other similar terms of the Lease as a result of the Capital Addition. In certain situations, a Capital Addition to a Leased Property may be made directly by CCA and financed by third parties with the prior written consent of the Company. In the case of a Capital Addition not undertaken or financed by the Company, the Company will have an option to acquire and leaseback to CCA such Capital Addition for a period of three years following the Service Commencement Date with respect to such Capital Addition, at a fair market price and at an annual rental rate equal to (i) for Capital Additions acquired during the first five years, the greater of (a) fair market rental rate or (b) 11% of the purchase price and (ii) for Capital Additions acquired thereafter, at fair market rental rates. For the first two years of such option, the fair market price of any such Capital Addition is deemed to be CCA's actual cost and expense to acquire, develop, design, construct and equip such Capital Addition ("CCA's Cost") plus 5% of CCA's Cost.

     Insurance. Each Lease provides that CCA will maintain insurance on each Leased Property under CCA's insurance policies providing for the following coverages: (i) fire, vandalism and malicious mischief, extended coverage perils, and all physical loss perils; (ii) comprehensive general public liability (including personal injury and property damage); and (iii) worker's compensation. Under the Lease, the Company will have the right to periodically review CCA's insurance coverage and provide input with respect thereto. Management of the Company believes that the insurance coverage currently maintained by CCA on each Facility is adequate in scope and amount and expects that adequate insurance will be maintained by CCA on each leased facility in the future.

     Environmental Matters. Each Lease provides that CCA makes various representations and warranties relating to environmental matters with respect to each Leased Property. Each Lease also requires CCA to indemnify and hold harmless the Company and any holder of a mortgage, deed or trust or other security agreement on a Leased Property (a "Company Mortgagee") from and against all liabilities, costs and expenses imposed upon or asserted against the Company or the Leased Property on account of, among other things, any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment in respect of the Leased Property. The Leases also provide, however, that CCA will not be liable with respect to matters or events that arise after the commencement date of the applicable Lease as a result of the negligence or misconduct of the Company.

     Assignment and Subletting. The Leases provide that CCA may not, without the prior written consent of the Company, assign, sublease, mortgage, pledge, hypothecate, encumber or otherwise transfer (except to a subsidiary of CCA, performance of whose obligations will be guaranteed by CCA) any Lease or any interest therein with respect to all or any part of the Leased Property. The Leases further state that such consent may be granted or withheld by the Company in its sole discretion. An assignment of a Lease will be deemed to include any Change of Control of CCA (as hereinafter defined), as if such Change of Control were an assignment of the Lease. A "Change of Control" of CCA means, for purposes of the Leases, the sale by CCA of a controlling interest in CCA, or the sale or other transfer of all or substantially all of the assets of CCA. A Change of Control also means any transaction pursuant to which CCA is merged with or consolidated into another entity, and CCA is not the surviving entity. The Leases further provide that no assignment will in any way impair the continuing primary liability of CCA under the Leases.

     Damage to, or Condemnation of, a Leased Property. In the event of any damage or destruction to any Facility, CCA has the obligation fully to repair or restore the same at CCA's expense, with the Annual Base Rent, real estate taxes and other impositions on the particular Facility being proportionately abated during the time of restoration, but only to the extent of any rental interruption insurance proceeds actually received by the Company. If any Facility is damaged to such an extent that 50% of the Facility is rendered unsuitable for use as a correctional or detention facility, and if CCA has fully complied with the insurance obligations with respect to such Facility (including maintaining insurance against loss of rents), CCA may terminate the Lease of that facility, upon turning over all insurance proceeds to the Company with respect to such Facility, together with an amount equal to the difference, if any, between the amount of such insurance proceeds and the net book value of the damaged facility, as reflected on the Company's financial statements on the date of damage.

     In the event of a condemnation or taking of any Leased Property, so long as such condemnation was not due to CCA's failure to maintain the particular Leased Property, the Lease will terminate as to the portion of the Leased Property taken, and in the event of a partial taking, CCA is obligated to repair the portion not taken, if the same does not render the Leased Property unsuitable for CCA's then use and occupancy, but only to the extent of the condemnation award. The total condemnation award shall be payable to the Company, except that CCA may recover the value of its improvements and the value of its leasehold interest so long as the amount of the award paid to the Company is equal to the net book value of the facility, as reflected on the Company's financial statements on the date of the condemnation.

     Indemnification Generally. Under each Lease, CCA indemnifies, and is obligated to save harmless, the Company from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) imposed upon or asserted against the Company as owner of the applicable Leased Property on account of, among other things, (i) any accident, injury to or death of a person or loss of or damage to property on or about the Leased Property; (ii) any use, misuse, non-use, condition, maintenance or repair by CCA of the Leased Property;
(iii) any impositions (which are the obligations of CCA to pay pursuant to the applicable provisions of such Lease); (iv) any claim of any person incarcerated in the Leased Property, including claims alleging breach or violation of such person's civil or legal rights; (v) any failure on the part of CCA to perform or comply with any of the terms of the Lease or any sublease; (vi) any claims by a prisoner arising from or relating to such individual's incarceration or detention in any Leased Property; and (vii) any liability the Company may incur or suffer as a result of any permitted contest by CCA under any Lease. Under each Lease, the Company indemnifies, and is obligated to save harmless, CCA from and against all liabilities, costs and expenses (including reasonable attorneys' fees) imposed upon or asserted against CCA as a result of the Company's active negligence or willful misconduct.

     Events of Default. An "Event of Default" will be deemed to have occurred under the Master Lease and any individual Lease if CCA fails to perform any covenant and does not diligently undertake to cure the same after 30 days' notice from the Company; if the interest of CCA in any Leased Property is levied upon or attached and is not discharged in a specified period of time; or if any representation or warranty of CCA is incorrect. An "Event of Default" will be deemed to have occurred under the Master Lease and all of the Leases, if CCA fails to pay any rent within 15 days after notice of non-payment from Company; if any bankruptcy proceedings are instituted by or against CCA and, if against CCA, they are not dismissed within 90 days; if any material part of the property of CCA is levied upon or attached in any proceeding; if CCA defaults in any payment of any obligations for borrowed money having a principal balance of $25.0 million or more in the aggregate and such default is not discharged within 90 days; or if CCA is the subject of a non-appeallable final judgment in an amount greater than $10.0 million, which is not covered by insurance or discharged by CCA within a specified period of time.

     In the event of any Event of Default referable to a specific Leased Property, the Company may evict CCA from such Leased Property and either terminate the Lease or re-let the Leased Property. In either event, CCA shall remain responsible for the rental value of such Leased Property for the remainder period of the term in excess of rents received by the Company from any successor occupant. In addition, the Company may exercise any other rights that it may have under law. In the event the Company evicts CCA from a Leased Property, the Master Lease will remain in full force and effect for all other Leased Properties. With respect to certain Events of Default under the Master Lease which are not referable to a specific Leased Property (including CCA's failure to timely pay Rent), the Company shall have all of the foregoing rights and remedies with respect to all of the Leased Properties.

     The Leases are governed by and construed in accordance with Tennessee law (but not including Tennessee's conflict of laws rules) except for certain procedural laws which must be governed by the laws of the location of each Leased Property. Because the Facilities are located in various states, the Leases may be subject to restrictions imposed by applicable local law. Neither the Master Lease nor any of the other agreements entered into between CCA and the Company prohibits or otherwise restricts the Company's ability to lease properties to parties other than CCA.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     The Board of Trustees consists of 13 members divided into three classes serving staggered three-year terms. Four of the trustees include Doctor R. Crants, the Chairman of the Board of Trustees and Chairman and Chief Executive Officer of CCA, J. Michael Quinlan, Chief Executive Officer of the Company, D. Robert Crants, III, President of the Company, and Michael W. Devlin, Chief Operating Officer of the Company. Of the remaining nine trustees, seven are not employees of the Company or affiliated with CCA (the "Independent Trustees"). See "Conflicts of Interest." The first annual meeting of shareholders of the Company at which trustees will be elected is expected to be held in May 1998. Subject to rights pursuant to any employment agreements, executive officers of the Company serve at the discretion of the Board of Trustees. Messrs. Quinlan, Crants, III and Devlin have employment agreements with the Company. See "Employment Agreements."

     Set forth below is information with respect to the current trustees and executive officers of the Company, each of whom has served in such capacity since the formation of the Company in April 1997, except for Messrs. Cardin, Carell, Eakin and Feldman who were elected to the Board of Trustees on June 6, 1997.

                                                                                            YEAR TERM
                                                                                            AS TRUSTEE
NAME                                    AGE                     POSITION                     EXPIRES
----                                    ---                     --------                    ----------
Doctor R. Crants......................  53    Chairman of the Board of Trustees                2000
J. Michael Quinlan....................  56    Chief Executive Officer; Trustee                 2000
D. Robert Crants, III.................  29    President; Trustee                               1999
Michael W. Devlin.....................  37    Chief Operating Officer; Trustee                 1998
C. Ray Bell...........................  56    Trustee                                          1998
Richard W. Cardin.....................  62    Independent Trustee                              2000
Monroe J. Carell, Jr..................  66    Independent Trustee                              1998
John W. Eakin, Jr.....................  43    Independent Trustee                              1999
Ted Feldman...........................  44    Independent Trustee                              1999
Jackson W. Moore......................  49    Independent Trustee                              1999
Rusty L. Moore........................  38    Trustee                                          1999
Joseph V. Russell.....................  57    Independent Trustee                              2000
Charles W. Thomas, Ph.D...............  54    Independent Trustee                              1998
Vida H. Carroll.......................  37    Chief Financial Officer; Secretary/Treasurer
Dana E. Moore.........................  37    Vice President, Marketing
M. Susan Smith........................  33    Vice President, Finance

     DOCTOR R. CRANTS is the Chairman of the Board of Trustees. Since June 1994, Mr. Crants has served as the Chief Executive Officer and Chairman of the Board of CCA, which he co-founded in 1983. He is also currently serving as the President of CCA. From June 1983 to June 1994, he served in various capacities with CCA, including President, Chief Executive Officer, and Vice Chairman of the Board of Directors. Mr. Crants was graduated from the United States Military Academy at West Point in 1966, and received a joint MBA/J.D. degree from the Harvard Business School and the Harvard Law School, respectively, in 1974. Mr. Crants is the father of D. Robert Crants, III.

     J. MICHAEL QUINLAN is a trustee and the Chief Executive Officer of the Company. Mr. Quinlan has been employed in the corrections and detention industry for over 25 years. Prior to joining the Company, Mr. Quinlan served as the Director of Strategic Planning for CCA for over three years. From July 1987 to December 1992, Mr. Quinlan served as the Director of the Federal BOP. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a federal agency with an annual budget of more than $2.0 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United States. Mr. Quinlan is a 1963 graduate of Fairfield University with a BSS in History and received a J.D. from Fordham University Law School in 1966. He also received an LLM from the George Washington University School of Law in 1970.

     D. ROBERT CRANTS, III is a trustee and the President of the Company. Mr. Crants also serves as a principal of DC Investment Partners LLC. DC Investment Partners LLC is a Tennessee limited liability company which serves as general partner to four investment limited partnerships and is responsible for managing the partnerships' investment activities. From 1990 through 1996, Mr. Crants was associated with Goldman, Sachs & Company ("Goldman Sachs"), most recently serving as an associate in the Goldman Sachs Special Investments Group. During his tenure with Goldman Sachs, Mr. Crants was involved in structuring over $3.0 billion in real estate transactions, including over $1.0 billion in REIT public offerings. During this time, he also negotiated triple net leases for shopping centers, free standing stores and other properties on behalf of several clients. Mr. Crants was graduated from Princeton University in 1990 with an A.B., summa cum laude, in Economics. Mr. Crants is the son of Doctor R. Crants.

     MICHAEL W. DEVLIN is a trustee and the Chief Operating Officer of the Company. Mr. Devlin also serves as a principal of DC Investment Partners LLC. From 1993 through 1995, Mr. Devlin was a Vice President in the Business Development Group of Goldman Sachs. Immediately prior to joining Goldman Sachs, Mr. Devlin practiced law for four years at the law firm of Davis Polk & Wardwell in New York, working on various corporate transactions, including leveraged leasing. During that time, he negotiated approximately $1.0 billion in leases, including triple net leases. Mr. Devlin is a graduate of Yale University and the Duke University School of Law.

     C. RAY BELL is a trustee of the Company. Mr. Bell is the President and owner of Ray Bell Construction Company, Inc. ("Ray Bell Construction"). Ray Bell Construction specializes in the construction of a wide range of commercial buildings, including the construction on behalf of various government entities and private companies, including CCA, of approximately 40 correctional and detention facilities, consisting of over 15,000 beds in seven states. Mr. Bell is a founding member of the Middle Tennessee Chapter of Associated Builders and Contractors. Mr. Bell is a graduate of the University of the South and is a member of the Compensation Committee (as hereinafter defined) of the Board of Trustees.

     RICHARD W. CARDIN is an Independent Trustee of the Company. Mr. Cardin is currently a consultant and private investor. Prior to his retirement in 1995, Mr. Cardin was affiliated with, and a partner in, Arthur Andersen LLP, an international firm of independent public accountants and consultants, for 37 years. From 1980 through 1994, Mr. Cardin served as the managing partner of Arthur Andersen's Nashville office. Mr. Cardin is a member of the Board of Directors of Atmos Energy Corporation. Mr. Cardin is a certified public accountant. Mr. Cardin is a member of the Audit Committee (as hereinafter defined) of the Board of Trustees and is the Chairman of the Compensation Committee of the Board of Trustees.

     MONROE J. CARELL, JR. is an Independent Trustee of the Company. For the past 18 years, Mr. Carell has served as Chief Executive Officer and Chairman of the Board of Directors of Central Parking Corporation, a NYSE-listed company which provides parking services nationwide ("Central Parking"). Since 1991, Mr. Carell has served as a trustee of Vanderbilt University in Nashville and he is currently a member of the Board of Trust of the Urban Land Institute. Mr. Carell is also a member of the Board of Directors of Vanderbilt University Medical Center.

     JOHN W. EAKIN, JR. is an Independent Trustee of the Company. Mr. Eakin founded Eakin & Smith, Inc., a real estate development and management company ("Eakin & Smith") in 1987, and served as its President from that time until 1996, when Eakin & Smith was merged with Highwoods Properties, Inc. ("Highwoods"), a publicly traded, self-administered and self-managed, office and industrial REIT, based in Raleigh, North Carolina. Mr. Eakin is a Senior Vice President and Director of Highwoods. Mr. Eakin is also a member of the Board of Directors of Central Parking and a member of the advisory board of First American National Bank of Nashville. Mr. Eakin is a member of the Compensation Committee of the Board of Trustees.

     TED FELDMAN is an Independent Trustee of the Company. Mr. Feldman is currently the Chief Operating Officer of StaffMark, Inc., a publicly-traded provider of diversified staffing services to business, medical, professional and service organizations and governmental agencies, a position he has held since October 1996. Prior to joining StaffMark, Mr. Feldman founded HRA, Inc., a Nashville provider of staffing services, in 1991, and served as its President and Chief Executive Officer from that time until it merged with StaffMark in March 1996. Mr. Feldman is a member of the Compensation Committee of the Board of Trustees.

     JACKSON W. MOORE is an Independent Trustee of the Company. Mr. Moore is presently a Director and the President and Chief Operating Officer of Union Planters Corporation, a publicly-traded, multi-state bank and savings and loan holding company headquartered in Memphis, Tennessee, positions he has held since 1986, 1989 and 1994, respectively. He is also Chairman of PSB Bancshares, Inc. and a Vice President and Director of its subsidiary, The Peoples Savings Bank in Clanton, Alabama. Prior to joining Union Planters, Mr. Moore practiced law for 16 years. Mr. Moore is a graduate of the University of Alabama and Vanderbilt University School of Law. Mr. Moore is not related to Rusty L. Moore. Mr. Moore is the Chairman of the Independent Committee and is a member of the Audit Committee of the Board of Trustees.

     RUSTY L. MOORE is a trustee of the Company. Since 1996, Mr. Moore has been a principal of the Nashville law firm of Moore & Waechter, PLC and the President of its affiliate, Bankers Title & Escrow Corporation. He is also a principal and an executive officer of a privately-held real estate investment and property management company that owns multi-family residential properties throughout the Southeast. Mr. Moore has over 12 years of experience in negotiating and structuring real estate transactions including the development, acquisition, leasing and financing of various types of property. Prior to forming Moore & Waechter, Mr. Moore was a partner at Stokes & Bartholomew, P.A., where his practice focused on all aspects of real estate law. Mr. Moore was graduated from the University of Tennessee, where he received a B.S. in Public Administration in 1981 and a J.D. in 1985. Mr. Moore is not related to Jackson Moore. Mr. Moore is a member of the Audit Committee of the Board of Trustees.

     JOSEPH V. RUSSELL is an Independent Trustee of the Company. Mr. Russell is the President and Chief Financial Officer of Elan-Polo, Inc., a Nashville based, privately-held, worldwide producer and distributor of footwear. Mr. Russell is also the Vice President of and a principal in RCR Building Corporation, a Nashville based, privately-held builder and developer of commercial and industrial properties. He also serves on the Board of Directors of Capital Bank and Trust Company, the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell was graduated from the University of Tennessee in 1963 with a B.S. in Finance. Mr. Russell is the Chairman of the Audit Committee of the Board of Trustees.

     CHARLES W. THOMAS, PH.D. is an Independent Trustee of the Company. Dr. Thomas is a university professor who has taught and written on the criminal justice and private corrections fields for over 27 years. Currently, he is a Professor of Criminology and the Director of the Private Corrections Project Center for Studies in Criminology and Law (the "Center") at the University of Florida, Gainesville, positions he has held since 1980 and 1989, respectively. While serving as Director of the Center, Dr. Thomas authored the 1996 Facility Census (as well as prior editions). Dr. Thomas was graduated from McMurry University in 1966 with a B.S. in Secondary Education and from the University of Kentucky with a M.A. in Sociology in 1969 and a Ph.D. in Sociology in 1971. Mr. Thomas is a member of the Compensation Committee of the Board of Trustees.

     VIDA H. CARROLL is Chief Financial Officer and Secretary/Treasurer of the Company. From 1991 to 1996, Ms. Carroll, as a sole proprietor, worked as a financial consultant, specializing in accounting conversions and systems design. Prior to this time, she worked in public accounting, including working as an audit manager with KPMG Peat Marwick. Ms. Carroll holds a Bachelor of Science degree from Tennessee Technological University and is a certified public accountant.

     DANA E. MOORE is Vice President of Marketing of the Company. Prior to working for the Company, Ms. Moore joined CCA in 1991 as an Assistant Warden and became Director of Business Development in 1993. At age 22, she was elected to the first of two terms in the Tennessee House of Representatives, becoming the youngest woman to hold a legislative seat in the country. Ms. Moore is a graduate of East Tennessee State University, with a B.S. in Political Science and Criminal Justice.

     M. SUSAN SMITH is Vice President, Finance of the Company. Ms. Smith also serves as Controller of DC Investment Partners LLC. Ms. Smith was an audit manager with Arthur Andersen LLP in Nashville from 1992 to 1996. While at Arthur Andersen LLP, Ms. Smith worked primarily with a private investment company and a large financial institution. Prior to this time, she worked in the banking industry. Ms. Smith holds a Bachelor of Science degree from the University of Tennessee and is a certified public accountant.

COMMITTEES OF THE BOARD OF TRUSTEES

     Independent Committee. The Board of Trustees has established the Independent Committee consisting of the seven Independent Trustees. Pursuant to the Company's Bylaws, the Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the election of the operators for the Company's properties; (ii) the entering into of any agreement with CCA or its affiliates; and (iii) the consummation of any transaction between the Company and CCA or its affiliates; including, but not limited to, the negotiation, enforcement and renegotiation of the terms of any lease of any of the Company's properties. Jackson W. Moore is the Chairman of the Independent Committee.

     Audit Committee. The Board of Trustees has established the Audit Committee consisting of Messrs. Cardin, Jackson W. Moore, Rusty L. Moore and Russell (Chairman) (the "Audit Committee"). The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Trustees has established a compensation committee consisting of Messrs. Bell, Cardin (Chairman), Eakin, Feldman and Thomas (the "Compensation Committee"). The Compensation Committee determines compensation, including awards under the Company's 1997 Employee Share Incentive Plan for the Company's executive officers (the "Share Incentive Plan") and the Non-Employee Trustees' Share Option Plan, as amended (the "Non-Employee Trustees' Plan") and Non-Employee Trustees' Compensation Plan (the "Non-Employee Trustees' Compensation Plan") (the Share Incentive Plan, the Non-Employee Trustees' Plan and the Non-Employee Trustees' Compensation Plan are herein collectively referred to as the "Company's Plans"). The Compensation Committee also administers the Company's Plans.

     The Company may from time to time form other committees as circumstances warrant. Such committees will have authority and responsibility as delegated by the Board of Trustees.

COMPENSATION OF TRUSTEES

     The Company pays its non-employee trustees annual compensation of $12,000 for their services. In addition, non-employee trustees (trustees who are not employees of either the Company or CCA or their affiliates) receive a fee of $1,000 for each Board of Trustees meeting attended. Non-employee trustees attending any committee meetings receive an additional fee of $500 for each committee meeting attended (the annual and meeting fees are collectively referred to as the "Fees"). In December 1997, the Company's Board of Trustees and Compensation Committee adopted the Company's Non-Employee Trustee's Compensation Plan, pursuant to which non-employee trustees will be eligible to elect, on an annual basis, to receive up to 100% of their Fees in Common Shares. The effectiveness of the Compensation Plan is conditioned on its approval by the Company's shareholders at the Company's 1998 Annual Meeting of Shareholders. Non-employee trustees are reimbursed for reasonable expenses incurred to attend trustee and committee meetings. Trustees who are employees of either the Company or CCA or their affiliates are not paid any fees for serving as trustees. Non-employee trustees participate in the Company's Non-Employee Trustees' Share Plan and the other trustees, participate in the Company's Share Incentive Plan. See "The Share Incentive Plan" and "-- Non-Employee Trustees' Plan."

INDEMNIFICATION

     The Declaration of Trust provides for the indemnification of the Company's officers and trustees against certain liabilities to the fullest extent permitted under Maryland law. The Declaration of Trust also limits the liability of the trustees and officers of the Company for monetary damages to the fullest extent permitted under Maryland law. The trustees and officers of the Company have entered into separate indemnification agreements with the Company pursuant to which the Company has agreed to indemnify such trustees and officers against certain liabilities. In addition, the officers, trustees and controlling persons of the Company will be indemnified against certain liabilities by the Underwriters.

     The Company maintains trustees' and officers' liability insurance for the benefit of its trustees and officers.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation paid by the Company for the Company's last completed fiscal year to the Company's Chief Executive Officer and its executive officers whose cash compensation from the Company in 1997 exceeded $100,000 on an annualized basis (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                             ANNUAL          -------------
                                                          COMPENSATION        SECURITIES
                                                      --------------------    UNDERLYING
                                                          BASE               OPTIONS(#)(2)   SHARE BONUS
NAME AND PRINCIPAL POSITION                    YEAR   SALARY($)(1)   BONUS      OPTION       AWARD(#)(3)
---------------------------                    ----   ------------   -----   -------------   -----------
J. Michael Quinlan...........................  1997     150,000       --        375,000             --
  Chief Executive Officer
D. Robert Crants, III........................  1997     100,000       --        225,000        150,000
  President
Michael W. Devlin............................  1997     100,000       --        225,000        150,000
  Chief Operating Officer

---------------
(1) Amounts given are annualized salaries for the year ended December 31, 1997.
(2) Options to purchase all but 25,000 shares of the shares shown vest in 25% increments over a three-year period with the first increment having vested on July 15, 1997 and are exercisable at a price of $21 per share, the per share offering price of the Company's initial public offering. The balance vests in 25% increments over a three-year period with the first increment having vested on December 2, 1997 and are exercisable at a price of $37.81 per share, the per share market price of the Company's Common Shares on the date of the grant.
(3) Represents Common Shares issued as a development fee and as reimbursement for actual costs incurred in connection with the promotion and formation of the Company, the consummation of the Company's Initial Offering, and the closing of the purchase of nine Facilities upon the consummation of the Company's Initial Offering.

OPTION GRANTS

     The following table sets forth information concerning share options granted during the 1997 fiscal year to each of the Named Executive Officers. Each of the options, when vested, is exercisable to purchase Common Shares of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL
                                                                                              REALIZABLE
                                                                                               VALUE AT
                                                                                            ASSUMED ANNUAL
                              INDIVIDUAL GRANTS                                                RATES OF
                       -------------------------------                                       SHARE PRICE
                        NUMBER OF     PERCENT OF TOTAL                                       APPRECIATION
                        SECURITIES      OPTIONS/SARS                                          FOR OPTION
                        UNDERLYING       GRANTED TO      EXERCISE                              TERM(1)
                       OPTIONS/SARS     EMPLOYEES IN      PRICE                        ------------------------
NAME                    GRANTED(#)     FISCAL YEAR(2)     ($/SH)     EXPIRATION DATE     5%($)        10%($)
----                   ------------   ----------------   --------   -----------------  ----------   -----------
J. Michael Quinlan...    350,000            30.9%        $ 21.00    July 15, 2007      $4,623,500   $11,714,500
                          25,000             2.2           37.81    December 2, 2007      594,750     1,507,000
D. Robert Crants,
  III................    200,000            17.7           21.00    July 15, 2007       2,642,000     6,694,000
                          25,000             2.2           37.81    December 2, 2007      594,750     1,507,000

Michael W. Devlin....    200,000            17.7           21.00    July 15, 2007       2,642,000     6,694,000
                          25,000             2.2           37.81    December 2, 2007      594,750     1,507,000

---------------

(1) Amounts reflect assumed rates of appreciation set forth in the Commission's exercise compensation disclosure rates.
(2) Based on 1,133,000 shares underlying options granted to employees in 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR-END OPTION/SAR VALUE

                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                 UNDERLYING                   IN-THE-MONEY
                                        UNEXERCISED OPTIONS/SARS AT           OPTIONS/SARS
                                             FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)(1)
NAME                                     EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                                   ------------------------------   -------------------------
J. Michael Quinlan...................      93,750/281,250                 $2,109,782/$6,329,344
D. Robert Crants, III................      56,250/168,750                   1,223,844/3,671,531
Michael W. Devlin....................      56,250/168,750                   1,223,844/3,671,531

---------------

(1) The value of the unexercised in-the-money options at December 31, 1997 is based upon the closing market price of the Company's Common Shares at such date.

THE SHARE INCENTIVE PLAN

     The Company has established the Share Incentive Plan to enable executive officers and other key employees of the Company to participate in the ownership of the Company. The Share Incentive Plan is designed to attract and retain executive officers and other key employees of the Company and to provide incentives to such persons to maximize the Company's cash flow available for distribution. The Share Incentive Plan provides for the award to executive officers and other key employees of the Company (subject to the Ownership Limit) of a broad variety of share-based compensation alternatives such as nonqualified share options, incentive share options, restricted shares, deferred shares and other share-based awards.

     The Share Incentive Plan is administered by the Compensation Committee, which is authorized to select from among the eligible employees of the Company individuals to whom options, restricted shares, deferred shares and other share-based awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Share Incentive Plan. No member of the Compensation Committee is eligible to participate in the Share Incentive Plan.

  Awards Available for Issuance under the Share Incentive Plan

     Nonqualified options, if granted, provide for the right to purchase Common Shares at a specific price which may be less than fair market value on the date of grant and usually become exercisable in installments after the grant date. Nonqualified options may be granted for any reasonable term and may be transferable in certain limited circumstances.

     Incentive options, if granted, are designed to comply with the "incentive stock option" provisions of the Code and are subject to restrictions contained therein, including that the exercise price must generally equal at least 100% of fair market value of Common Shares on the grant date and that the term generally must not exceed ten years. Incentive options may be modified after the grant date to disqualify them from treatment as "incentive stock options."

     Restricted shares, if issued, may be sold to participants at various prices (or issued without monetary consideration) and may be made subject to such restrictions as may be determined by the Compensation Committee. Restricted shares typically may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted shares may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expired. Purchasers of restricted shares, unlike recipients of options, will have voting rights and will receive dividends or distributions prior to the time when the restrictions lapse.

     Deferred shares, if issued, obligate the Company to issue Common Shares upon the occurrence or nonoccurrence of conditions specified in the deferred share award. Under a typical deferred share award, the Company may agree to issue Common Shares to an employee if he or she achieves certain performance goals or remains employed by the Company for a specified period of time. Recipients of deferred shares will not have voting rights or receive dividends or distributions until the shares are actually issued.

     Other share-based awards, if granted, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Shares or in a combination of cash and Common Shares. Other share-based awards may include share appreciation rights and "phantom" share awards that provide for payments based upon increases in the price of the Company's Common Shares over a predetermined period. They may also include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Shares or in a combination of cash and Common Shares.

     Shares subject to the Share Incentive Plan. A maximum of 1,700,000 shares (including shares subject to the options listed below) are reserved for issuance under the Share Incentive Plan. There is no limit on the number of awards that may be granted to any one individual so long as the grant does not violate the Ownership Limit or cause the Company to fail to qualify as a REIT for federal income tax purposes. See "Description of Capital Shares -- Restrictions on Ownership." As of December 31, 1997, options to purchase 1,133,000 Common Shares have been granted pursuant to the Share Incentive Plan.

NON-EMPLOYEE TRUSTEES' PLAN

     The Company has established the Non-Employee Trustees' Plan to maintain the Company's ability to attract and retain the services of experienced and highly qualified non-employee trustees and to increase their proprietary interest in the Company's continued success.

     Shares Subject to Non-Employee Trustees' Plan. A maximum of 150,000 Common Shares have been authorized and reserved for issuance under the Non-Employee Trustees' Plan. The shares so reserved for issuance and the terms of outstanding awards shall be adjusted as the Compensation Committee deems appropriate in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

     Transferability. The Non-Employee Trustees' Plan provides that the options may be transferred by a non-employee trustee in certain limited circumstances to certain family members and affiliates. The options under the Non-Employee Trustees' Plan are nonqualified options intended not to qualify as "incentive stock options" under the Code.

     Eligibility. The Non-Employee Trustees' Plan provides for the grant of options to purchase Common Shares to each eligible trustee of the Company. No director who is an employee of the Company or CCA is eligible to participate in the Non-Employee Trustees' Plan.

     Options. Pursuant to the Non-Employee Trustees' Plan, each non-employee trustee who was a member of the Board of Trustees on July 15, 1997, was awarded nonqualified options to purchase 5,000 Common Shares on that date. All subsequent non-employee trustees (a "Non-Founding Trustee") will receive nonqualified options to purchase 5,000 Common Shares on the date the Non-Founding Trustee is first elected or appointed to the Board of Trustees. In addition, on each of the first nine anniversary dates of the adoption of the Non-Employee Trustees' Plan, each non-employee trustee, other than Doctor R. Crants, will receive an option to purchase 5,000 Common Shares. The options granted to Founding Trustees have an exercise price equal to the initial public offering price and vested on the date of grant. The exercise price of options under future grants will be 100% of the fair market value of the Common Shares on the date of grant and those options will vest one year from the date of grant. The exercise price may be paid in cash, cash equivalents, Common Shares or a combination thereof, as acceptable to the Compensation Committee. The term of options granted under the Non-Employee Trustees' Plan generally will be ten years from the date of grant. As of December 31, 1997, options to purchase 45,000 Common Shares have been granted pursuant to the Non-Employee Trustees' Plan.

EMPLOYEE SHARE OWNERSHIP PLAN

     The Company's Board of Trustees has adopted the Employee Share Ownership Plan (the "ESOP"). The effectiveness of the ESOP is conditioned on its approval by the Company's shareholders at the Company's 1998 Annual Meeting of Shareholders. Pursuant to the ESOP, the Company will make contributions to the ESOP on behalf of the employees and match employee contributions up to certain levels. Benefits will become vested over five years of service, and generally will be payable upon death, retirement or termination of employment. Subsequently, all contributions to the ESOP will be made or invested in the Company's Common Shares. These features tend to align further the employees' and shareholders' long-term financial interests. Executive officers participate in the ESOP on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the ESOP.

DIVIDEND REINVESTMENT PLAN

     The Company may implement a dividend reinvestment plan in the future under which holders of Common Shares may elect to reinvest automatically their dividends in additional Common Shares. In the event the Company does implement such a plan, the Company may, from time to time, repurchase Common Shares in the open market or issue additional Common Shares for the purpose of fulfilling its obligations under this reinvestment plan.

DEFERRED COMPENSATION PLAN

     The Company may establish a deferred compensation plan under which executive officers of the Company may elect to defer receiving a portion of their cash compensation otherwise payable in one tax year until a later tax year and thereby postpone payment of tax on the deferred amount. If the plan is established prior to the beginning of any taxable year, such executive officer may elect to defer such amount of cash compensation until a future date or until an event selected by such persons pursuant to the terms of the plan. Deferred compensation may be invested in a separate trust account.

EMPLOYMENT AGREEMENTS

     The Company has nine employees. J. Michael Quinlan, D. Robert Crants, III and Michael W. Devlin have entered into employment agreements with the Company for terms of four years (the "Employment

Agreements"). The agreements provide for annual compensation in the amounts set forth under "Executive Compensation" and incentive compensation determined by the Compensation Committee on the terms set forth therein. Each agreement includes provisions restricting the officers from competing, directly or indirectly, with the Company during the term of their employment and, except in certain circumstances, for three years after termination of employment. Under applicable Tennessee law, which governs the interpretation and enforceability of the Employment Agreements, specific performance is not available as a remedy for violation of the agreements; however the Company may generally enforce the provisions of the agreement against the employee if the provisions contained therein are deemed reasonable. In particular, Tennessee courts will enforce noncompetition provisions such as the ones contained in the Employment Agreements provided the restrictions contain a reasonable geographic scope and duration, will impose no undue hardship on the employee, and would cause serious damage and injury to the Company if violated. Also, the courts will enjoin violations of the covenants not to compete if the scope of employment is deemed to require special skills and competence of the employees that could not be attained by another employee of average competence.

     The Company generally may terminate each employee's employment with 30 days' prior written notice upon the happening of any one of the following events: (a) any act of the employee which constitutes fraud, gross misconduct, gross negligence or a material breach of the employment agreement, (b) frequent and repeated failure to perform services which have been reasonably requested by the Board of Trustees and which are consistent with the terms of the employment agreement, (c) the death of the employee, (d) the disability of the employee or
(e) a decision by the Company to terminate its business and liquidate; provided that the Company generally may not terminate an employee's employment under clause (a) or (b) unless it provides the employee with 15 days' notice of the conduct giving rise to the Company's right of termination and gives the employee a reasonable period of time to cure. Each employee may terminate his employment upon 30 days' written notice to the Company.

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

SHARE ACQUISITIONS BY MANAGEMENT

     Doctor R. Crants, Chairman of the Board of the Company and Chairman, President and Chief Executive Officer of CCA, purchased 238,000 of the Company's Common Shares in the Company's Initial Offering at the Initial Offering price. Additionally, an aggregate of 238,000 Common Shares were purchased at the Initial Offering price by two trusts of which Doctor R. Crants is the trustee. Mr. Crants' two children other than D. Robert Crants, III are the beneficiaries of the trusts.

     Prior to the formation of the Company on April 23, 1997, D. Robert Crants, III and Michael W. Devlin served as promoters of the Company. Upon consummation of the Formation Transactions, Mr. Crants and Mr. Devlin, who serve as President and Chief Operating Officer, respectively, of the Company, each received 150,000 Common Shares as a development fee and as reimbursement of actual costs incurred in connection with the promotion and formation of the Company, the consummation of the Initial Offering and the closing of the purchase of the Initial Facilities, which had a value for each of them, based upon the Initial Offering price, of $3.2 million. The reimbursed costs include certain costs related to property due diligence, employee compensation, travel and overhead.

PURCHASE OF FACILITIES

     In connection with the Formation Transactions, the Company acquired the nine Initial Facilities from CCA. The purchase agreement contained representations and warranties by CCA customarily found in agreements of such types.

OPTION AGREEMENTS

     In connection with the Formation Transactions, the Company and CCA and certain of its subsidiaries entered into the Option Agreements, pursuant to which CCA and certain of its subsidiaries granted the Company exclusive options to acquire any or all of five correctional and detention facilities through July 18,

2000 for a purchase price equal to CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs. To date, the Company has exercised its option to acquire two such facilities.

RIGHT TO PURCHASE AGREEMENT

     The Company and CCA entered into the Right to Purchase Agreement whereby the Company has an option to acquire, at fair market value, and leaseback to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future, for a period of three years following the Service Commencement Date with respect to such facilities. The fair market value of such facilities will be determined by the Company and CCA based on their respective analyses of the market for such facility. Such analyses may include a review of the historical and projected economic performance of the facility and an estimate of the value of the facility on a replacement cost or comparative sales basis. For the first two years of such option period, fair market value is deemed to be equal to CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs. Thereafter, fair market value will be based on cash flows and operating results of such facilities. For facilities acquired in the first five years of the Right to Purchase Agreement, the initial annual rental rate on facilities leased back to CCA will be the greater of (i) fair market rental rates, as determined by the Company and CCA or (ii) 11% of the purchase price for the facilities. For facilities acquired thereafter, the initial annual rental rates will be the fair market rental rates, as determined by the Company and CCA. The fair market rental rates for such facilities will be determined by the Company and CCA based on the fair market value of such facilities, taking into account the interest rate environment at the time of the purchase and the creditworthiness of the tenant. To date, the Company has purchased two facilities pursuant to its rights under the Right to Purchase Agreement.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with J. Michael Quinlan,
D. Robert Crants, III and Michael W. Devlin, pursuant to which Mr. Quinlan serves as Chief Executive Officer, Mr. Crants serves as President, and Mr. Devlin serves as Chief Operating Officer of the Company for a period of four years at an initial annual compensation of $150,000, $100,000, and $100,000, respectively, subject to any increases in base compensation approved by the Compensation Committee. See "Management -- Employment Agreements."

           POLICIES AND OBJECTIVES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the Company's investment objectives and policies, financing policies and policies with respect to certain other activities. These policies are determined by the Board of Trustees and may be revised from time to time at the discretion of the Board of Trustees without a vote of the Company's shareholders.

INVESTMENT OBJECTIVES AND POLICIES

     The Company's investment objectives are to maximize current returns to shareholders through increases in cash flow available for distribution and to increase long-term total returns to shareholders. The Company seeks to accomplish its objectives through (i) its ownership interests in the Facilities and, if acquired, the Option Facilities; (ii) selective acquisitions of additional correctional and detention facilities from both private prison managers and government entities; (iii) expansion of its existing facilities; and (iv) construction or development of new correctional facilities. Although the Company has focused its investments on the acquisition or development of facilities directly from, or on behalf of, CCA or its affiliates or government entities in the United States, it is pursuing other opportunities as well. In addition, the Company may invest in other facilities or excess land to the extent necessary to acquire a facility.

     The Company considers a variety of factors in evaluating potential investments in correctional or detention facilities, including (i) the reputation and creditworthiness of the current owner, manager or developer of the facility; (ii) the proposed terms for purchasing the facility; (iii) the proposed terms for leasing the facility, including rental payments and lease term; (iv) the quality of construction of the facility; (v) the quality of operations at an existing facility or the quality of other operations of a prison manager for a new facility; (vi) the status of existing facilities as facilities accredited by the ACA; and (vii) the relationship between the prison manager and the contracting correctional authority.

     The Company may purchase or lease properties for long-term investment, expand and improve the facilities presently owned or sell such properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interest of the Company.

     While the Company emphasizes equity real estate investments, it may, in its discretion, invest in mortgages, equity or debt securities of other REITs, partnerships and other real estate interests. Such mortgage investments may include participating in convertible mortgages. The Company does not currently intend to purchase securities of, or interests in, other entities engaged in real estate activities.

     There are no limitations on the percentage of the Company's assets that may be invested in any one property, venture or type of security. The Board of Trustees may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

DISPOSITIONS; CCA'S RIGHT OF FIRST REFUSAL

     The Company has no current intention to cause the disposition of any of the Facilities, although it reserves the right to do so if the Board of Trustees determines that such action would be in the best interests of the Company. Pursuant to the Leases, CCA shall have a right of first refusal with respect to any sale of the Facilities or any interest in a correctional or detention facility acquired or developed and owned by the Company in the future and operated by CCA. See "Leases" for a more detailed discussion of the terms and conditions of the Leases.

FINANCING

     The Company presently intends to maintain a ratio of debt to total capitalization of 50% or less. The Board of Trustees may, however, from time to time reevaluate this policy and decrease or increase such ratio accordingly. The Company will determine its financing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, growth and acquisition opportunities and other factors. The Bank Credit Facility will be used in acquiring additional correctional and detention facilities, and for certain other purposes, including expanding existing facilities and working capital, as necessary. If the Board of Trustees determines that additional funding is desirable, the Company may raise such funds through additional equity offerings, debt financing or retention of cash flow (subject to provisions in the Code concerning taxability of undistributed REIT income and REIT qualification), or a combination of these methods.

     Indebtedness incurred by the Company may be in the form of publicly or privately placed debt instruments or financings from banks, institutional investors or other lenders, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the property owned by the Company. There are no limits on the number or amounts of mortgages or other interests which may be placed on any one property. In addition, such indebtedness may be with or without recourse to all or any part of the property of the Company or may be limited to the particular property to which the indebtedness relates. The proceeds from any borrowings may be used for the payment of distributions, and working capital or to refinance indebtedness or to finance acquisitions, expansions or developments of new properties.

     In the event that the Board of Trustees determines to raise additional equity capital, the Board of Trustees has the authority, without shareholder approval, to issue additional Common Shares or other equity interests (including Preferred Shares and other securities senior to the Common Shares) of the Company in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property. The Company's Bylaws require the approval of at least two-thirds of the members of the Board of Trustees for the Company to issue equity securities other than Common Shares issued (a) for at least the fair market value thereof at the time of issuance as determined in good faith by a majority of the Board of Trustees, (b) pursuant to any share incentive or option plans of the Company, or (c) in a bona fide underwritten public offering managed by one or more nationally recognized investment banking firms. Existing shareholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a shareholder's investment in the Company.

WORKING CAPITAL RESERVES

     The Company maintains working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Trustees has determined to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

     The Company has adopted certain policies and entered into certain agreements designed to minimize potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Conflicts of Interest."

  Declaration of Trust and Bylaw Provisions

     The Company's Declaration of Trust requires that at least three members of the Company's Board of Trustees be Independent Trustees, defined therein as persons who are not officers or employees of the Company and are not officers or employees of CCA, any lessee or tenant of Company property. The Declaration of Trust provides that such provisions relating to Independent Trustees may not be amended or repealed without the affirmative vote of holders of two-thirds of the shares of the Company entitled to vote in the election of trustees. In addition, the Company's Bylaws provide that the selection of operators for the Company's properties and all transactions between the Company and CCA and its affiliates, including, but not limited to, the negotiation and enforcement of the terms of any lease of any of the Company's properties be approved by the Independent Trustees.

     Pursuant to the Declaration of Trust, each trustee is required to discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of the Company.

OTHER POLICIES

     The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend
(i) to invest in the securities of other issuers for the purpose of exercising control over such issuer; (ii) to underwrite securities of other issuers; or
(iii) to trade actively in loans or other investments.

     The Company may make investments other than as previously described (including bonds, preferred stocks, and common stocks), although it does not currently intend to do so. The Company may repurchase or otherwise reacquire Common Shares or any other securities it may issue and may engage in such activities in the future. The Board of Trustees has no present intention of causing the Company to repurchase any of the Common Shares, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the Treasury Regulations (as hereinafter defined). Although it may do so in the future, except in connection with the Formation Transactions and the Initial Offering, the Company has not issued Common Shares or any other securities in exchange for property, nor has it reacquired any of its Common Shares or any other securities. See "The Formation Transactions." The Company may make loans to third parties, including, without limitation, to its officers and to joint ventures in which it decides to participate. Such loans will generally require the approval of the Board of Trustees, and loans to CCA and its affiliates or to a joint venture in which CCA participates will require the approval of the Independent Committee.

     At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code to qualify as a REIT unless, because of changes in future economic, market or legal conditions, or changes in the Code or in the Treasury Regulations, the Board of Trustees determines to revoke the Company's REIT election if the Board determines that such factors make it no longer beneficial to qualify as a REIT.

                             CONFLICTS OF INTEREST
GENERAL

     Several conflicts of interest exist on the part of the Company, its trustees and officers and CCA, and its directors and officers. The following description sets forth the principal conflicts of interest, including the relationships through which they arise, and the policies and procedures implemented by the Company to address those conflicts.

RELATIONSHIPS WHICH MAY GIVE RISE TO CONFLICTS OF INTEREST

     Doctor R. Crants is the Chairman, President and Chief Executive Officer of CCA and the Chairman of the Board of Trustees of the Company. D. Robert Crants, III, President of the Company, is the son of Doctor R. Crants. Doctor R. Crants and D. Robert Crants, III, as well as certain other trustees or officers of the Company or directors or officers of CCA, may also own, directly or indirectly, shares in both companies following the Offering. D. Robert Crants, III and Michael W. Devlin, Chief Operating Officer of the Company, are principals of DC Investment Partners LLC, a limited liability company which serves as the general partner of four private investment partnerships. DC Investment Partners LLC is owned by D. Robert Crants, III, Michael W. Devlin, and Stephens Group, Inc., which is an affiliate of Stephens Inc., a managing underwriter of this Offering, and one other individual. Doctor R. Crants and three other directors of CCA are investors in one or more of the private investment partnerships managed by DC Investment Partners LLC. Rusty L. Moore, a trustee, is the spouse of a shareholder of Stokes & Bartholomew, P.A., tax and securities counsel to the Company. Stokes & Bartholomew, P.A. also provides legal services to CCA, including representing CCA in certain of the Formation Transactions. J. Michael Quinlan is a former employee of CCA. C. Ray Bell, a trustee, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for CCA. Because of Mr. Bell's experience in building correctional and detention facilities, it is anticipated that his company may build correctional or detention facilities for or on behalf of the Company.

SITUATIONS IN WHICH CONFLICTS OF INTERESTS HAVE ARISEN AND MAY CONTINUE TO ARISE

     The valuation of the Facilities and the Option Facilities was determined by management of the Company and management of CCA and was not negotiated on an arm's-length basis. The purchase price of the nine Facilities purchased from CCA upon the consummation of its initial public offering in July 1997 was based primarily on an evaluation of the current and anticipated cash flows and operating results of such facilities. To determine the purchase price for each of those Facilities other than the T. Don Hutto Correctional Center, the anticipated annual cash flow from the facility less ongoing capital expenditures was divided by an agreed upon coverage ratio and lease rate. Because the T. Don Hutto Correctional Center was not completed until January 1997, the purchase price of that facility, of each the two facilities acquired pursuant to the exercise of rights granted under the Option Agreements, and of each Option Facility was calculated as CCA's approximate cost of developing, constructing and equipping such facilities, plus 5% of such costs. The purchase price for each of the two facilities acquired under the terms of the Right to Purchase Agreement was equal to the amount CCA paid to the previous owner of the facility plus closing costs. It is possible that if such valuations had been determined on an arm's-length basis, or had been the subject of independent valuations or appraisals, the sum of the values of the Facilities, and, if acquired, the Option Facilities might have been greater than the sum of the values determined by the management of CCA and of the Company. The terms of the purchase of the Facilities were approved by the Independent Committee of the Company's Board of Trustees.

     Terms of Leases. The Lease payment obligations with respect to the Facilities were determined by management of CCA and management of the Company and were not negotiated on an arm's-length basis. However, the lease payments that CCA is obligated to make are based on an initial lease rate of approximately 11%, which the Company believes reflects the fair rental value of the Facilities to the Company. Moreover, the terms and conditions of the Leases were the subject of independent negotiations between the Company and CCA, and the amount of the Lease payment obligations and the terms and conditions of the Leases were approved by the Independent Committee of the Company's Board of Trustees.

     Potential for Future Conflicts. Because of the ongoing relationship between CCA and the Company, the companies may be in situations where they have differing interests. Such situations include the fact that (i) CCA leases the Facilities which are owned by the Company; (ii) the Company has an exclusive option to acquire the Option Facilities and a right to purchase and a right of first refusal to purchase any correctional or detention facilities acquired or developed and owned, by CCA or its subsidiaries in the future, and to provide mortgage financing for any correctional facilities financed in excess of 90% of their cost by CCA or its subsidiaries in the future; and (iii) CCA has a right of first refusal to acquire the Facilities. Accordingly, the potential exists for disagreements as to the compliance with the Leases or the values of the facilities acquired in the future pursuant to the Right to Purchase Agreement. Additionally, the possible need by the Company, from time to time, to finance, refinance or effect a sale of any of the properties managed by CCA may result in a need to modify the lease with CCA with respect to such property. Any such modification will require the consent of CCA, and the lack of consent from CCA could adversely affect the Company's ability to consummate such financings or sale. Because of the relationships described above, there exists the risk that the Company will not achieve the same results in its dealings with CCA that it might achieve if such relationships did not exist.

STEPS TAKEN BY THE COMPANY TO ADDRESS POTENTIAL CONFLICTS OF INTEREST

     Use of Independent Committee. The Company's Board of Trustees consists of 13 trustees. Four of the trustees are Doctor R. Crants, Chairman of the Board of Trustees and Chairman and Chief Executive Officer of CCA, J. Michael Quinlan, Chief Executive Officer of the Company, D. Robert Crants, III, President of the Company, and Michael W. Devlin, Chief Operating Officer of the Company. Of the remaining nine trustees, seven are Independent Trustees who are not employees of the Company or otherwise affiliated with CCA. The Independent Trustees constitute the Independent Committee of the Board of Trustees. Pursuant to the Company's Bylaws, the Independent Committee must approve of the following actions of the Company's Board of Trustees: (i) the selection of the operators for the Company's properties; and (ii) all transactions between the Company and CCA and its affiliates; including, but not limited to, the negotiation and enforcement of the terms of any lease of any of the Company's properties. Certain other significant actions of the Board of Trustees require the approval of a minimum of two-thirds of the Board of Trustees. In addition, Michael W. Devlin, the Company's Chief Operating Officer, and Vida H. Carroll, the Company's Chief Financial Officer, neither of whom have had nor have any affiliation with CCA, assist the Independent Committee with respect to potential conflicts of interest between the Company and CCA, including the negotiation and enforcement of all Leases. See "Management."

     Agreements Between CCA and the Company. The Company and CCA have entered into certain agreements, the terms of which are more completely described herein, designed to address in advance certain situations in which conflicts might arise. For example, CCA has granted the Company an option to acquire and leaseback to CCA certain future facilities and a right of first refusal pursuant to which, prior to selling any facility, or mortgaging more than 90% of the cost of a facility, the Company will have the right to purchase such facility, or provide first mortgage financing for 90% of the acquisition costs of any such facility, as applicable, on terms equal to those offered to a third party. Pursuant to the Master Lease, CCA has a right of first refusal with respect to any sale of the Facilities or any interest in a correctional or detention facility acquired or developed and owned by the Company in the future. See "Certain Relationships and Transactions" and "Conflicts of Interest."

                           THE FORMATION TRANSACTIONS

     The Company was formed as a Maryland real estate investment trust on April 23, 1997. Prior to or simultaneous with the completion of the Company's Initial Offering of its Common Shares in July 1997, the Company and CCA engaged in the Formation Transactions which were designed to consolidate the ownership interests in the nine Initial Facilities in the Company, to facilitate the Initial Offering and to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. These transactions included the following:

     - The sale of Common Shares in the Initial Offering for net proceeds of approximately $412.1 million after deduction of the underwriting discount and estimated offering expenses;

     - Doctor R. Crants, Chairman of the Board of the Company and Chairman, President and Chief Executive Officer of CCA, purchased 238,000 of the Company's Common Shares in the Company's Initial Offering at the Initial Offering price. Additionally, an aggregate of 238,000 Common Shares were purchased at the Initial Offering price by two trusts of which Doctor R. Crants is the trustee. Mr. Crants' two children other than D. Robert Crants, III are the beneficiaries of the trusts;

     - The Company used the net proceeds of the Initial Offering to acquire the nine Initial Facilities from CCA for an aggregate purchase price of approximately $308.1 million payable in cash;

     - The Company leased the nine Initial Facilities to CCA pursuant to the Leases for initial terms ranging from 10 to 12 years. Each Lease may be extended at fair market rates for three additional five-year renewal terms upon the mutual agreement of CCA and the Company. Pursuant to the Master Lease, the Company granted to CCA a right of first refusal to acquire the Facilities, the Option Facilities or any other correctional or detention facilities subsequently acquired by the Company and operated by CCA;

     - The Company entered into the Option Agreements with CCA pursuant to which the Company was granted the option to acquire any or all of five correctional or detention facilities from CCA for a period of three years following July 18, 1997, for a purchase price generally equal to CCA's cost of developing, constructing and equipping such facilities plus 5% of such costs. The Option Agreements provided that if acquired, the Option Facilities would be leased to CCA on terms substantially similar to those contained in the Leases. To date, the Company has exercised its option to purchase two such facilities;

     - In addition to the Option Agreements, CCA granted the Company a right to acquire, at fair market value, and leaseback to CCA at fair market rental rates, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the Service Commencement Date with respect to such facility. For facilities acquired during the first five years of the Right to Purchase Agreement, the initial annual rental rate for facilities leased back to CCA will be the greater of (i) fair market rental rate as determined by the Company and CCA, or (ii) 11% of the purchase price of such facilities. For facilities acquired thereafter, the initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and CCA. Additionally, CCA will grant the Company a right of first refusal to acquire any CCA-owned correctional or detention facility should CCA receive an acceptable third party offer to acquire any such facility. To date, the Company has purchased two Facilities pursuant to the Right to Purchase Agreement; and

     - Upon consummation of the Initial Offering, D. Robert Crants, III and Michael W. Devlin received 150,000 Common Shares as a development fee and as reimbursement for expenses incurred in connection with the promotion and formation of the Company, the consummation of the Initial Offering and the closing of the purchase of the nine Initial Facilities, which would have a value for each of them, based upon the Initial Offering price, of $3.2 million. The reimbursed expenses included certain costs related to property due diligence, employee compensation, travel and overhead. The development fee compensated Messrs. Crants and Devlin for their services rendered on behalf of the Company in connection with, among other things, the preparation of the Company's initial business plan and capital and operating budgets. A significant portion of this development work commenced in the fall of 1995, and continued throughout 1996 and 1997.

                     PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth certain information regarding the beneficial ownership of Common Shares by each trustee of the Company, by each Named Executive Officer, by all trustees and officers of the Company as a group and by each person who is known by the Company to be the beneficial owner of 5% or more of the outstanding Common Shares as of December 31, 1997, unless otherwise noted below. To the Company's knowledge, each person named in the table has sole voting and investment power with respect to all the Common Shares shown as beneficially owned by such person except as otherwise set forth in the notes to the table.

                                                                                 PERCENTAGE OF
                                                               NUMBER OF         COMMON SHARES
NAME OF BENEFICIAL OWNERS                                    COMMON SHARES   BENEFICIALLY OWNED(8)
-------------------------                                    -------------   ---------------------
Baron Capital Group, Inc.(1)................................   3,282,600             15.2%
  767 Park Ave., 24th Floor
  New York, NY 10153
Zweig-DiMenna entities(2)...................................   1,214,100              5.6
  900 Third Avenue, 30th Floor
  New York, NY 10022
Doctor R. Crants............................................     526,000(3)           2.4
J. Michael Quinlan..........................................      93,750(4)             *
D. Robert Crants, III.......................................     206,250(5)             *
Michael W. Devlin...........................................     206,250(5)             *
C. Ray Bell.................................................      15,000(6)             *
Richard W. Cardin...........................................       6,500(6)             *
Monroe J. Carell, Jr........................................      15,000(6)             *
John W. Eakin, Jr...........................................      12,500(6)             *
Ted Feldman.................................................       7,500(6)             *
Jackson W. Moore............................................      15,000(6)             *
Rusty L. Moore..............................................       7,200(6)             *
Joseph V. Russell...........................................      25,000(6)             *
Charles W. Thomas, Ph.D.....................................       5,500(6)             *
All executive officers and trustees
  as a group (16 persons)...................................   1,166,575(7)           5.3%

---------------

  * Less than 1%.

(1) Includes shares beneficially owned by Ronald Baron, Baron Capital Group, Inc., ("BCG"), BAMCO, Inc., Baron Capital, Inc. ("BCI"), Baron Capital Management, Inc. ("BCM") and Baron Asset Fund ("BAF"). BAMCO and BCI are subsidiaries of BCG. BCM is a subsidiary of BCI. BAF is an investment advisory client of BAMCO and Ronald Baron owns a controlling interest in BCG. BCG, BCI and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities to the extent such shares are held by persons other than BCG, BCI and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients. This information is based solely on information provided to the Company by BCG and related entities. Pursuant to the authority granted to the Board of Trustees under the Company's Declaration of Trust, the Board has waived the Ownership Limit contained in the Declaration of Trust after obtaining such representations and undertakings from Baron Capital Group, Inc. and its affiliates to assure the Company's status as a REIT would not be adversely affected by exempting it from the Ownership Limit. See "Description of Capital Shares -- Restrictions on Ownership."
(2) Includes 162,500 Common Shares beneficially owned by Zweig-DiMenna Special Opportunities, L.P.; 596,300 beneficially owned by Zweig-DiMenna International Limited; 116,400 beneficially owned by Zweig-DiMenna International Managers, Inc., on behalf of a discretionary account; 265,100 beneficially owned by Zweig-DiMenna Partners L.P.; and 73,800 beneficially owned by Gotham Advisors, Inc., on behalf of a discretionary account, based solely on a Schedule 13D filed by or on behalf of each such person with the Commission on October 27, 1997.
(3) Includes 50,000 Common Shares issuable upon the exercise of vested options and an aggregate of 238,000 Common Shares held equally in two trusts for the benefit of his two children other than D. Robert Crants, III.
(4) Includes 93,750 Common Shares issuable upon the exercise of vested options.
(5) Includes 56,250 Common Shares issuable upon the exercise of vested options.
(6) Includes 5,000 Common Shares issuable upon the exercise of vested options.
(7) Includes 266,875 Common Shares issuable upon the exercise of vested options.
(8) Based on 21,576,000 Common Shares issued and outstanding, and, as to percentage ownership of holders of outstanding options to purchase Common Shares, the number of Common Shares outstanding includes shares issuable upon the exercise of outstanding options exercisable within 60 days.

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

                         DESCRIPTION OF CAPITAL SHARES

     The following description of the capital shares of the Company is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust and the Articles Supplementary classifying the Series A Preferred Shares, each of which, or forms thereof, are either filed as exhibits to the Registration Statement, of which this Prospectus is a part or incorporated into the Registration Statement by reference to documents previously filed by the Company pursuant to the Securities Act or the Exchange Act. Capitalized terms used below but not otherwise defined have the meanings set forth in the "Glossary."

GENERAL

     Under the Declaration of Trust, the total number of shares of all classes that the Company has authority to issue is 100,000,000 consisting of 90,000,000 Common Shares and 10,000,000 Preferred Shares. As of the date of this Prospectus, 21,576,000 Common Shares were outstanding. No Preferred Shares are currently outstanding. Under Maryland law, shareholders generally are not personally liable for the Company's obligations solely as a result of their status as shareholders.

COMMON SHARES

     The holders of Common Shares are entitled to one vote per share on all matters voted on by holders, including elections of trustees, and, except as otherwise required by law or provided in any resolution adopted by the Board of Trustees with respect to any series of Preferred Shares establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such Common Shares exclusively possess all voting power. The Declaration of Trust does not provide for cumulative voting in the election of trustees. Subject to any preferential rights of any outstanding series of Preferred Shares, the holders of Common Shares are entitled to such distributions as may be declared from time to time by the Board of Trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All Common Shares are fully paid and nonassessable and the holders thereof do not have preemptive rights.

SERIES A PREFERRED SHARES

     General. The Company is authorized to issue up to 10,000,000 Preferred Shares, from time to time, in one or more series, with such designating powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine prior to issuance thereof by filing Articles Supplementary to the Company's Declaration of Trust, without any further vote or action by the Company's shareholders. Upon consummation of the Offering, an aggregate of 4,600,000 Series A Preferred Shares will be authorized, and the Series A Preferred Shares will be the only series of the Preferred Shares issued and outstanding.

     Maturity. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

     Rank. The Series A Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding-up of the Company, rank (i) senior to all classes or series of common shares of the Company, and to all equity securities ranking junior to the Series A Preferred Shares; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding-up of the Company; and (iii) junior to all existing and future indebtedness of the Company. The term "equity securities" does not include convertible debt and convertible securities which rank senior to the Series A Preferred Shares prior to conversion.

     Dividends. Holders of the Series A Preferred Shares shall be entitled to receive, when and as authorized and declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of eight percent (8.0%) per annum of the Liquidation Preference of the

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

Series A Preferred Shares (equivalent to a fixed annual rate of $2.00 per share). Such dividends shall be cumulative from the date of original issuance and shall be payable quarterly in arrears on the fifteenth day of January, April, July and October of each year (each, a "Dividend Payment Date"), or, if the Dividend Payment Date is not a business day, the next succeeding business day. Dividends will accrue from the date of original issue to the first Dividend Payment Date and thereafter from each Dividend Payment Date to the subsequent Dividend Payment Date. It is expected that the first dividend will be paid on April 15, 1998, and will be for less than a full quarter. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the last business day of March, June, September and December, respectively or on such other date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of shareholders entitled to receive dividends on the Series A Preferred Shares is expected to be March 31, 1998. The Series A Preferred Shares will rank senior to the Company's Common Shares with respect to the payment of dividends.

     No dividends on Series A Preferred Shares shall be declared by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement to which the Company is a party, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for payment of such dividends and whether or not such dividends are declared. If the Company makes a deemed distribution of capital gains to holders of Series A Preferred Shares, such deemed distribution will not be considered a cash dividend and will not be credited against the cumulative dividends on Series A Preferred Shares. See "Material Federal Income Tax Considerations -- Taxation of Taxable Domestic Shareholders -- General." The accrued but unpaid dividends on the Series A Preferred Shares will not bear interest and holders of Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions described above.

     Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital shares of the Company or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a distribution in shares of the Company's Common Shares or in shares of any other class of shares ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or shares of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation or redemption for the purpose of preserving the Company's qualification as a REIT). Holders of Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Series A Preferred Shares as provided above. Any dividend payment made on shares of the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

     Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders, the Liquidation Preference ($25 per share), plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, before any distribution of assets is made to holders of Common Shares or any other class or series of shares of the Company that ranks junior to the Series A Preferred Shares as to liquidation rights. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Shares and the corresponding amounts payable on all shares of other classes or series of Preferred Shares of the Company ranking on a parity with the Series A Preferred Shares in the distribution of assets, then the holders of shares of the Series A Preferred Shares and all other such classes or Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     Holders of Series A Preferred Shares will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

     Redemption. The Series A Preferred Shares are not redeemable prior to January 30, 2003. However, in order to ensure that the Company will continue to meet the share ownership requirements for qualification as a REIT for federal income tax purposes, the Series A Preferred Shares will be subject to terms and provisions of the Declaration of Trust, pursuant to which shares owned by a shareholder in excess of the Ownership Limit will automatically be held as Shares-in-Trust for the benefit of a Beneficiary named by the Company. See
"-- Restrictions on Ownership." On and after January 30, 2003, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. Holders of Series A Preferred Shares to be redeemed shall surrender any certificates representing such Series A Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed, shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     Unless full cumulative dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for capital shares of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the transfer and holding by the Company of Shares-in-Trust in order to ensure that the Company remains qualified as a REIT for federal income tax purposes, as described under "-- Restrictions on Ownership," or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares. So long as no dividends are in arrears, the Company shall be entitled at any time and from time to time to repurchase Series A Preferred Shares in open-market transactions duly authorized by the Board of Trustees and effected in compliance with applicable laws.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the shares transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where the certificates representing the Series A Preferred Shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

     Immediately prior to any redemption of Series A Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares which are redeemed.

     The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company continues to meet the requirements for qualification as a REIT for federal income tax purposes, Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit will automatically be held as Shares-in-Trust for the benefit of a Beneficiary named by the Company. Such Shares-in-Trust shall be redeemed in such proportion and in accordance with such procedures as Series A Preferred Shares are being redeemed.

     Voting Rights. Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below.

     Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of such Series A Preferred Shares (voting together as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Shares and the holders of record of at least 20% of shares of any series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at such subsequent annual meeting until all dividends accumulated on such Series A Preferred Shares for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting shall exist if at least a majority of the outstanding Series A Preferred Shares and shares of Parity Preferred upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. Such Preferred Shares Trustees shall be elected upon affirmative vote of a plurality of the Series A Preferred Shares and such Parity Preferred present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall immediately terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares and all series of Parity Preferred upon which like voting rights have been conferred and are exercisable (voting together as a class). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustees remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting together as a class with all series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Shares Trustees shall each be entitled to one vote per trustee on any matter.

     So long as any Series A Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Declaration of Trust or the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as the Series A Preferred Shares remains outstanding with the terms thereof materially unchanged, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Shares and provided further that (i) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or
(ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     Conversion. The Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except that the Series A Preferred Shares may be held as Shares-in-Trust, in accordance with the Declaration of Trust. See "-- Restrictions on Ownership."

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

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of the Company's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Material Federal Income Tax Considerations -- Taxation of the Company -- Requirements for Qualification." In addition, the Company must meet certain requirements regarding the nature of its gross income in order to qualify as a REIT. One such requirement is that at least 75% of the Company's gross income for each year must consist of rents from real property and income from certain other real property investments. The rents received by the Company from a lessee will not qualify as rents from real property, which likely would result in loss of REIT status for the Company, if the Company owns, directly or constructively, 10% or more of the ownership interests in a lessee within the meaning of Section 856(d)(2)(B) of the Code. See "Material Federal Income Tax Considerations -- Taxation of the Company -- Income Tests."

     Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of (i) the number of outstanding Common Shares or (ii) the number of outstanding Preferred Shares (the "Ownership Limit Provision"). Any transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit,
(ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common Shares or Preferred Shares.

     Subject to certain exceptions described below, any purported transfer of Common Shares or Preferred Shares that would (i) result in any person owning, directly or indirectly, Common Shares or Preferred Shares in excess of the Ownership Limit, (ii) result in the Common Shares and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's real property, within the meaning of Section 856(d)(2)(B) of the Code, will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common Shares or Preferred Shares. The record holder of the Common Shares or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common Shares or Preferred Shares to the Company for registration in the name of the trustee of the Share Trust (the "Share Trustee"). The Share Trustee will be designated by the Company, but will not be affiliated with the Company or any Prohibited Owner. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common Shares or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trustee will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust and will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay the Share Trustee the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any

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

Shares-in-Trust, and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common Shares or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or bequest, the Market Price (as hereinafter defined) per share on the date of such transfer), or (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or bequest, the Market Price per share on the date of such transfer), or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust, or (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" means the last reported sales price of the Common Shares or Preferred Shares, as applicable, reported on the NYSE on the trading day immediately preceding the relevant date, or if such shares are not then traded on the NYSE, the last reported sales price of such shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such shares may be traded, or if such shares are not then traded over any exchange or quotation system, then the market price of such shares on the relevant date as determined in good faith by the Board of Trustees.

     Any person who acquires or attempts to acquire Common Shares or Preferred Shares in violation of the foregoing restrictions, or any person who owned Common Shares or Preferred Shares that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event, and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     All persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common Shares and Preferred Shares must, within 30 days after January 1 of each year, provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common Shares and Preferred Shares owned directly or indirectly by such owner, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limit Provision.

     The Ownership Limit generally will not apply to the acquisition of Common Shares or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon such conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limit under certain circumstances.

     All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The Company was formed on April 23, 1997. Pursuant to Maryland law, the Company's existence is perpetual subject to voluntary dissolution and complete distribution of its assets.

     The summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company set forth below and elsewhere in this Prospectus does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Declaration of Trust and Bylaws of the Company. Copies of the Declaration of Trust and Bylaws may be obtained as described under "Available Information."

     Staggered Board of Trustees. The Declaration of Trust provides for a staggered Board of Trustees consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for selection of trustees following the election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. The provision relating to the staggered Board may be amended only upon the vote of the holders of at least two-thirds of the outstanding Common Shares of the Company entitled to vote for the election of trustees. Such a vote could be undertaken at an annual or special meeting of shareholders called in accordance with the provisions of the Company's Bylaws. The Bylaws prohibit shareholders from calling special meetings.

     Meetings of Shareholders. Pursuant to the Company's Bylaws, an annual meeting of the Company's shareholders for the election of Trustees and the transaction of other business shall be held during the month of May of each year. A special meeting of the shareholders of the Company may be called by (i) the Chairman of the Board of Trustees, (ii) a majority of the members of the Board of Trustees; or (iii) a committee of the Board of Trustees which has been duly designated by the Board of Trustees and whose powers and authority include the power to call such meetings.

     Business Combinations Law. Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the real estate investment trust's shares or an affiliate of the real estate investment trust who at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of the real estate investment trust (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the real estate investment trust other than shares held by the Interested Shareholder with whom the business combination is to be effected, unless among other things, the real estate investment trust's shareholders receive a minimum price (as defined in the Maryland General Corporation Law, the "MGCL") for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. The trustees of the real estate investment trust may, by resolution, exempt business combinations specifically, generally, or generally by types from the prohibitions of the business combinations law, but such exemption with respect to a potential acquiror must be in place before the acquiror becomes an Interested Shareholder.

     Control Share Acquisitions. Maryland law provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent authorized by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the real estate investment trust. "Control Shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

     If voting rights are not authorized at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been authorized) for fair value determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not authorized. If voting rights for control shares are authorized at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statue does not apply to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or to an acquisition authorized or exempted by the declaration of trust or bylaws of the real estate investment trust.

     The Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common Shares. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Bylaws is rescinded, the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

     Interested Trustee Transactions. The Company's Bylaws contain a provision requiring approval by the Independent Trustees of the Company of actions by the Board of Trustees concerning the selection of operators of the Company's Facilities and all transactions between the Company and CCA and its affiliates.

     Removal of Trustees. The Declaration of Trust provides the Board of Trustees or shareholders may, at any time, remove any trustee, with or without cause, by an affirmative vote of a majority of trustees or a majority of holders of shares entitled to vote in the election of trustees.

     Amendments to the Declaration of Trust, Articles Supplementary, and
Bylaws. The Declaration of Trust provides generally that its provisions may be amended in accordance with Maryland law except that (a) the shareholders may by a two-thirds vote repeal or amend the section of the Declaration of Trust with respect to the trustees of the Company, which involves, but is not limited to, provisions providing for the classification of the Board of Trustees on the addition and removal of trustees; (b) the trustees by a majority vote may amend the Declaration of Trust to increase or decrease the aggregate number of shares of any class that the Company has authority to issue; and (c) the trustees by a two-thirds vote may amend the Declaration of Trust to qualify, or continue to qualify, as a real estate investment trust under the Code or Maryland law. Maryland law requires amendments to the Declaration of Trust to be authorized by shareholders, by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The Articles Supplementary provide that holders of the Series A Preferred Shares are entitled to vote or consent, separately as a class, on amendments to the Declaration of Trust and Articles Supplementary in limited circumstances where such amendment(s) would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof.

     The Bylaws provide that the Board of Trustees has the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws, in accordance with the provisions as set forth in the Bylaws.

     Restrictions on Investment. Maryland law requires that a Maryland real estate investment trust hold at least 75% of the value of its assets in real estate assets, governmental securities, cash and cash items, including receivables.

LIMITATIONS ON CHANGES IN CONTROL

     The provisions of the Declaration of Trust and the Bylaws providing for ownership limitations, a staggered Board of Trustees, eliminating the ability of the shareholders to call special meetings of shareholders, and authorizing the Board of Trustees to issue Preferred Shares without shareholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management, and as a result could prevent the shareholders of the Company from being paid a premium for their Common Shares. In addition, Maryland's business combinations law makes it difficult to acquire control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise, if the acquisition is not authorized in advance by the Board of Trustees. The Company has, however, elected not to be governed by the provisions of Maryland law concerning control share acquisitions.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF TRUSTEES

     Maryland law provides that shareholders and trustees of a Maryland real estate investment trust are not personally liable for the obligations of the real estate investment trust; provided, however, that a trustee is not relieved from any liability to a trust or its security holders for any act that constitutes (a) bad faith, (b) willful misfeasance, (c) gross negligence or (d) reckless disregard of the trustee's duties. According to the Declaration of Trust, a trustee of the Company shall perform his duties (i) in good faith, (ii) in a manner he reasonably believes to be in the best interest of the Company and
(iii) with the care that an ordinarily prudent person in a like position would use under similar circumstances.

     Maryland law permits a Maryland real estate investment trust to include in its Declaration of Trust provisions limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for, in general, liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment as being material to the matter giving rise to the cause of action. The Declaration of Trust of the Company contains a provision which eliminates a trustee's liability to the Company and its shareholders for money damages to the maximum extent permitted by Maryland law.

     The Declaration of Trust and the Bylaws of the Company require the Company, to the maximum extent permitted by Maryland law, to indemnify and advance expenses to a trustee or officer of the Company in connection with a proceeding and to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity.

     Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors, officers, employees and agents of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys fees) actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Maryland law requires a Maryland corporation, unless limited by its charter, to indemnify a director or officer who has been successful on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Bylaws permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company as a trustee, director, officer, or partner and to any employee or agent of the Company or a predecessor of the Company.

TRANSFER AGENT AND DIVIDEND PAYING AGENT

     BankBoston, N.A. will act as the transfer and dividend payment agent in respect of the Series A Preferred Shares.

BOOK ENTRY, DELIVERY AND FORM

     The depository will be The Depository Trust Company ("DTC") and its nominee will be Cede & Co. ("Cede"). Accordingly, Cede is expected to be the initial registered holder of the Series A Preferred Shares which will be represented by one or more global certificates issued in the name of Cede (the "Global Preferred Security"). No person that acquires an interest in such Series A Preferred Shares will be entitled to receive a certificate representing such person's interest in such Series A Preferred Shares except as set forth herein. Unless and until definitive Series A Preferred Shares are issued under the limited circumstances described herein, all references to actions by holders of Series A Preferred Shares issued in global form shall refer to actions taken by DTC upon instructions from its Participants (as defined below), and all references herein to payments and notices to such holders shall refer to payments and notices to DTC or Cede, as the registered holder of such Series A Preferred Shares.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to Section 17A of the Exchange Act, and was created to hold securities for its participating organizations ("Participants") and to facilitate the clearance and settlement of securities transactions among Participants through electronic book-entry, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Holders that are not Participants or Indirect Participants but that desire to purchase, sell or otherwise transfer ownership of, or other interests in, Series A Preferred Shares may do so only through Participants and Indirect Participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the agent designated by the transfer agent to Cede, as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or holders. Holders will not be recognized by the Company as registered holders of the Series A Preferred Shares entitled to the benefits of the terms of the Series A Preferred Shares. Holders that are not Participants will be permitted to exercise their rights as such only indirectly through and subject to the procedures of Participants and, if applicable, Indirect Participants.

     Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect (the "Rules"), DTC will be required to make book-entry transfers of Series A Preferred Shares among Participants and to receive and transmit payments to Participants. Participants and Indirect Participants with which holders have accounts with respect to the Series A Preferred Shares similarly are required by the Rules to make book-entry transfers and receive and transmit such payments on behalf of their respective holders.

     Because DTC can act only on behalf of Participants, who in turn act only on behalf of holders or Indirect Participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a holder to pledge Series A Preferred Shares to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Series A Preferred Shares, may be limited due to the absence of physical certificates for such Series A Preferred Shares.

     DTC will take any action permitted to be taken by a registered holder of any Series A Preferred Shares under the terms of the Series A Preferred Shares only at the direction of one or more Participants to whose accounts with DTC such Series A Preferred Shares are credited.

GLOBAL PREFERRED SECURITIES; CERTIFICATED SECURITIES

     A Global Preferred Security will be exchangeable for the relevant Series A Preferred Shares registered in the name of persons other than DTC or its nominee only if (i) any person having a beneficial interest in the Global Preferred Security requests that the transfer and dividend paying agent exchange such beneficial interest for Series A Preferred Shares in definitive form, (ii) DTC notifies the Company that it is unwilling or unable to continue as depository for such Global Preferred Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as such depository or, (iii) the Company in its sole discretion determines that the Global Preferred Security will be so exchangeable. Any Global Preferred Security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as DTC directs. If Series A Preferred Shares are issued in definitive form, such Series A Preferred Shares will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Upon the occurrence of any event described in the immediately preceding paragraph, DTC is generally required to notify all Participants of the availability through DTC of definitive Series A Preferred Shares. Upon surrender by DTC of the Global Preferred Security representing the Series A Preferred Shares and delivery of instructions for re-registration, the Transfer Agent will reissue the Series A Preferred Shares as definitive Series A Preferred Shares, and thereafter the Company will recognize the holders of such definitive Series A Preferred Shares as registered holders of Series A Preferred Shares entitled to the benefits of the terms of the Series A Preferred Shares.

     Except as described above, the Global Preferred Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC or another nominee of DTC or to a successor depository appointed by the Company. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a Global Preferred Security evidencing all or part of the Series A Preferred Shares unless such beneficial interest is in an amount equal to an authorized denomination for the Series A Preferred Shares.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Series A Preferred Shares will be made to the depository, which will credit the relevant accounts at the depository on the applicable Dividend Payment Date or, if any Series A Preferred Shares are not held by the depository, such payments will be made by check mailed to the address of the holder entitled thereto as such address shall appear on the securities register relating to the Series A Preferred Shares.

     Payments on Series A Preferred Shares represented by a Global Preferred Security will be made to DTC, as the depository for the Series A Preferred Shares. If Series A Preferred Shares are issued in definitive form, the amounts payable in respect of the Series A Preferred Shares will be payable, the transfer of the Series A Preferred Shares will be registrable, and Series A Preferred Shares will be exchangeable for certificates for Series A Preferred Shares of other denominations of a like aggregate Liquidation Preference amount, at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of any dividend may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations regarding the Offering is based on current law, is for general information only and is not tax advice. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     General. The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. The Company believes that it has been organized and operated in such a manner as to qualify for taxation as a REIT under the Code. Because these sections of the Code are highly technical and complex, no assurance can be given that the Company will qualify or remain qualified as a REIT.

     The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, rules and Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     Stokes & Bartholomew, P.A. has acted as special tax counsel to the Company. Prior to issuance of the Series A Preferred Shares, the Company will receive an opinion of Stokes & Bartholomew, P.A. that the Company qualifies as a REIT for federal income tax purposes and that its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. This opinion is based upon, and subject to, certain assumptions and various factual representations of the Company, which are incorporated into such opinion and are addressed in this discussion of "Material Federal Income Tax Considerations." Opinions of counsel are not binding on the Service or a court. Accordingly, there can be no assurance that the Service will not successfully assert a position contrary to the opinion of Stokes & Bartholomew, P.A., and therefore prevent the Company from qualifying as a REIT. Qualification and taxation as a REIT also depends upon the Company's ability to meet, through actual annual operating results, distribution requirements, diversity of stock ownership and the various other qualification tests imposed under the Code, the results of which will not be reviewed by Stokes & Bartholomew, P.A. Thus, there can be no assurance that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Material Federal Income Tax Considerations -- Failure to Qualify."

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) of income that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax in the following circumstances: First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business; or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than sales of foreclosure property and certain involuntary conversions), such income will be subject to a 100% tax. Fifth, if the Company fails to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For this purpose, of the 4% excise tax, any income, including net capital gains, upon which the Company pays regular corporate income tax is treated as having been distributed. Seventh, with respect to any asset (a "Built-in Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-in Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation, if the Company recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, to the extent of the Built-in Gain (i.e., the excess of (a) the fair market value of such asset over (b) the Company's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

     Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (vi) is deemed to be satisfied in any year that the REIT satisfies certain recordkeeping requirements and does not know, or by the exercise of reasonable diligence would not have known, of any failure to meet such condition.

     The Company has previously issued sufficient Common Shares to allow it to satisfy conditions (v) and (vi). The Company also intends to satisfy applicable recordkeeping requirements and to exercise reasonable diligence to insure that condition (vi) is satisfied, thereby qualifying for the relief described above. In addition, the Company's Declaration of Trust provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer and ownership restrictions are described in "Description of Capital Shares -- Restrictions on Ownership."

     Income Tests. To maintain qualification as a REIT, the Company annually must satisfy two gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," gain from the sale of real property and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT, however, (i) may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property, and (ii) may render a de minimis amount of otherwise impermissible services, if the amount received for such services does not exceed 1% of all of the income from the property during the tax year. The amount treated as received for impermissible services generally may not be less than 150% of the cost to the REIT in rendering or furnishing such services. Amounts received for otherwise impermissible services do not qualify as "rents from real property" even if within the 1% limitation. Furthermore, if the amount received by the REIT for impermissible services exceeds the 1% limitation, then no amounts received or accrued from the property during the tax year qualify as "rents from real property."

     Pursuant to the Leases, CCA leases from the Company the land, buildings and improvements comprising the Facilities and certain personal property located at the Facilities for initial terms ranging from 10 to 12 years. Upon mutual agreement of the parties, each Lease may be extended for up to three additional five-year terms. The Leases are "triple net" leases which will require CCA to pay substantially all expenses associated with the operation of the Facilities, such as real estate taxes, insurance, utilities and services, maintenance and other operating expenses. The minimum rent for the first year of each Lease is a fixed amount. Thereafter, minimum rent will be increased each year by the Base Rent Escalation.

     On an ongoing basis, the Company will use its best efforts; (i) not to charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above); (ii) not to rent any property to a Related Party Tenant (taking into account the constructive ownership rules), unless the Company determines in its discretion that the rent received from such Related Party Tenant is not material and will not jeopardize the Company's status as a REIT; (iii) not to derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or (iv) not to perform more than a de minimis amount of services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Because the Code provisions applicable to REITs are complex, however, the Company may fail to meet one or more of the foregoing objectives, which failure may jeopardize the Company's status as a REIT. For a discussion of the consequences of any failure by the Company to qualify as a REIT, see "-- Failure to Qualify."

     Rents under the Leases will constitute "rents from real property" only if the Leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing
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

arrangements or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties; (ii) the form of the agreement; (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); (iv) the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property); and (v) the extent to which the property owner retains the burdens and benefits of ownership of the property.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property; (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Leases should be treated as true leases for federal income tax purposes, based, in part, on the following facts: (i) the Company and CCA intend for their relationship to be that of a lessor and lessee and such relationship is so documented by lease agreements; (ii) CCA has the right to exclusive possession and use and quiet enjoyment of the Facilities during the term of the Leases; (iii) CCA bears the cost of, and be responsible for, day-to-day maintenance and repair of the Facilities, and will dictate how the Facilities are operated, maintained, and improved; (iv) CCA will bear all of the costs and expenses of operating the Facilities during the terms of the Leases; (v) CCA will benefit from any savings in the costs of operating the Facilities during the terms of the Leases; (vi) CCA has agreed to indemnify the Company against all liabilities imposed on the Company during the term of the Leases by reason of (a) injury to persons or damage to property occurring at the Facilities, or
(b) CCA's use, management, maintenance or repair of the Facilities; (vii) CCA is obligated to pay substantial fixed rent for the period of use of the Facilities;
(viii) CCA stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Facilities; (ix) the useful lives of the Facilities are significantly longer than the terms of the Leases; and (x) the Company will receive the benefit of any increase in value, and will bear the risk of any decrease in value, of the Facilities during the terms of the Leases.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the Leases that address whether such leases constitute true leases for federal income tax purposes. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Company receives from CCA may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     For the rents to constitute "rents from real property," the other requirements enumerated above also must be satisfied. One requirement is that the Rent attributable to personal property leased in connection with the lease of a Facility must not be greater than 15% of the total Rent received under the Leases. The Rent attributable to the personal property in a Facility is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Facility at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal
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

property comprising the Facility at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). The Company currently leases certain personal property to CCA pursuant to the Leases. The Adjusted Basis Ratio with respect to each Lease is, however, less than 15%. Accordingly, Rent received by the Company should satisfy this requirement.

     A second requirement for qualification of the rents as "rents from real property" is that the Rent must not be based in whole or in part on the income or profits of any person. The Rent paid by CCA for the Facilities is a fixed amount (as adjusted based in part on the gross revenues of each Facility) and is not based in whole or in part on the net income of the Facilities. Thus, the Rent should also satisfy this requirement.

     A third requirement for qualification of the rents as "rents from real property" is that the Company must not own, directly or constructively, 10% or more of CCA or any other tenant of the Facilities. The constructive ownership rules generally provide that if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Declaration of Trust provides that no person may own, directly or constructively, more than 9.8% of the outstanding Common Shares or 9.8% of the outstanding Preferred Shares, unless such ownership restriction is waived by the Company. See "Description of Capital Shares -- Restrictions on Ownership." Assuming the ownership restrictions contained in the Declaration of Trust are complied with or are waived only with respect to persons who are not tenants of the Company (applying for purposes of this determination the constructive ownership rules), the Company should never enter into a lease with a Related Party Tenant. Furthermore, the Company has represented that it will not lease to a Related Party Tenant. The constructive ownership rules, however, are highly complex and difficult to apply, and the Company may inadvertently enter into leases with tenants who, through application of such rules, will constitute Related Party Tenants. In such event, Rent paid by the Related Party Tenant will not qualify as "rents from real property," which may jeopardize the Company's status as a REIT.

     A fourth requirement for qualification of the rents as "rents from real property" is that the Company cannot furnish or render more than a de minimis amount of noncustomary services to the tenants of the Facilities, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Leases are respected as true leases, the Company should satisfy this requirement because it is not performing for CCA any services other than customary services. Furthermore, the Company has represented that, with respect to other properties that it acquires in the future, it will not perform more than a de minimis amount of noncustomary services with respect to the tenant of the property. As described above, however, if the Leases are recharacterized as service contracts or partnership agreements, the rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render more than a de minimis amount of services to the occupants of the Facilities other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     Based on the foregoing, the Rent should qualify as "rents from real property" for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     Other Issues. Because the Facilities were acquired from and leased back to CCA, the Service could assert that the Company realized prepaid rental income in the year of purchase to the extent that the value of the Facilities exceeds the purchase price paid by the Company. In litigated cases involving sale-leasebacks which have considered this issue, courts generally have concluded that buyers have realized prepaid rent where
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

both parties acknowledged that the purported purchase price for the property was substantially less than fair market value, and the proposed rents were substantially less than the fair market rentals. Because of the lack of clear precedent and the inherently factual nature of the inquiry, no assurance can be given that the Service could not successfully assert the existence of prepaid rental income in such circumstances. The value of property and the fair market rent for properties involved in sale-leasebacks are inherently factual matters and always subject to challenge.

     Additionally, Section 467 of the Code (concerning leases with increasing rents) may apply to these Leases because they provide for rents that increase from one period to the next. Section 467 provides that in the case of a so-called "disqualified leaseback agreement," rental income must be accrued at a constant rate. If such constant rate accrual is required, the Company would recognize rental income in excess of cash rents and, as a result, may fail to meet the 95% dividend distribution requirement. "Disqualified leaseback agreements" include leaseback transactions where a principal purpose of providing increasing rent under the agreement is the avoidance of federal income tax. The Company and CCA have represented that the principal purpose of rent increases under the Leases is not the avoidance of federal income taxes. Furthermore, under proposed Treasury Regulations, tax avoidance is not considered a principal purpose where the lessee is required to pay third party costs, such as insurance, maintenance and taxes, or where rent is adjusted based on reasonable price indices. Accordingly, the Company believes that the Leases will not be subject to rent leveling under Code Section 467. It should be noted, however, that leases involved in sale-leaseback transactions are subject to special scrutiny under this Section.

     Assets Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest; and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     The Company has represented that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities; and (ii) it will not own any securities that do not satisfy the 75% asset requirement (except for the stock of subsidiaries with respect to which it holds 100% of the stock). In addition, the Company has represented that it will not acquire or dispose of assets in the future in a way that would cause it to violate either asset requirement. Based on the foregoing, the Company should satisfy both asset requirements for REIT status.

     If the Company should fail inadvertently to satisfy the asset requirements at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter; and (ii) the discrepancy between the value of the Company's assets and the standards imposed by the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

     Annual Distribution Requirements. The Company, to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-in Gain Asset during its Recognition Period, the Company will be required to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its "REIT taxable income", as adjusted, it will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For this purpose, any income, including net capital gains, upon which the Company pays regular corporate income tax is treated as having been distributed to shareholders. The Company intends to make timely distributions sufficient to avoid the 4% excise tax. Although the Company may elect to retain and pay tax on some or all of its net capital gain, this should not result in the imposition of the excise tax. See "-- Taxation of Taxable Domestic Shareholders."

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses; and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings to pay dividends in the form of taxable stock dividends.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Real Estate Investment Trust Simplification Act. On August 5, 1997, President Clinton signed into law the Taxpayer Relief Act of 1997 (the "TRA"). Included as part of that legislation was the Real Estate Investment Trust Simplification Act ("REITSA"), which comprised Sections 1251 through 1263 of the TRA. The provisions of REITSA are effective for taxable years beginning after the date of enactment. Therefore, its provisions will apply to the Company beginning with the Company's 1998 taxable year. Certain provisions of REITSA have been incorporated into this discussion. Certain additional provisions of REITSA are described in the paragraph below.

     Under REITSA, (i) distributions by a REIT, subject to limited exceptions, are treated as being made first out of the earliest accumulated earnings and profits of the REIT and any C corporation predecessor, rather than out of the most recently accumulated earnings and profits; (ii) payments under certain interest rate swaps, futures contracts and other hedging instruments are included as qualifying income; (iii) any wholly owned subsidiary of a REIT is treated as a qualified REIT subsidiary, notwithstanding that it may not have always been owned 100% by the REIT; and (iv) a $25,000 fine ($50,000 in the event of intentional disregard) may be imposed for failure to issue a shareholder demand letter, rather than loss of REIT status.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distribution to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     General. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For this purpose, the Company's earnings and profits will be allocated first to any outstanding Preferred Shares, including any outstanding Series A Preferred Shares. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. Because the Company's earnings and profits will be first allocated to outstanding Preferred Shares, it is unlikely that any portion of distributions to the holders of the Series A Preferred Shares will be treated as a return of capital. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, they generally will be included in income as long-term or mid-term capital gain assuming the shares are a capital asset in the hands of the shareholder.

     Since passage of the TRA, distributions that are designated by the Company as capital gains dividends are subject to special rules designed to take into account changes made by the TRA to tax rates applicable to capital gains. Under the TRA, individuals who recognize gain on certain capital assets held for more than 18 months are subject to tax at a maximum long term capital gain rate of 20%. Individuals who recognize gain on certain capital assets held for more than 12 months but less than 18 months are subject to tax at a maximum mid-term capital gain rate of 28%. Individuals who recognize "unrecaptured section 1250 gain" are subject to tax at a maximum rate of 25%. On November 24, 1997, the Service issued Notice 97-64, which provides guidance to REITs on how to treat capital gains realized at the entity level that are distributed to REIT shareholders. Under this notice, if a REIT designates a distribution as a capital gain dividend, it may also designate the distribution as a 20% rate gain distribution, a 28% rate gain distribution, or an "unrecaptured section 1250 gain" distribution, subject to certain limitations. These limitations include
(i) that dividends made to different classes of shareholders may not be composed disproportionately of dividends of a particular type, and (ii) that the total amount of any particular type of distribution may not exceed the actual amount of gain recognized by the Company for the taxable year. For purposes of the limitation described in clause (i), the portion of the total dividends paid to holders of Series A Preferred Shares that is designated as a particular type of capital gains dividend will be determined by the ratio of (a) such type of capital gains dividends paid to all shareholders during the taxable year, to (b) total dividends paid to all shareholders during the taxable year. The Service may in the future issue regulations that address the treatment of capital gain distributions REITs, which regulations may contain rules different from those contained in Notice 97-64. Accordingly, investors are urged to consult their own tax advisors with respect to the rules relating to capital gains distributions by REITs, including the Company.

     Rather than distributing capital gains, the Company alternatively may elect to retain and pay income tax on its capital gains. In such a situation, the holders of the Series A Preferred Shares would include as income their proportionate share of the Company's undistributed capital gains as designated by the Company and would receive a credit for the amount of capital gains taxes paid by the Company. The portion of the undistributed long-term capital gains, as designated by the Company, allocable to the holders the Series A Preferred Shares will be determined by the ratio of (i) the total dividends paid to the holders of Series A Preferred Shares during the taxable year to (ii) the total dividends paid to holders of all classes of shares during the taxable year. The basis of the shareholders' shares would be increased by the amount of the undistributed gains, less the amount of capital gains taxes paid by the Company.

     Any distribution declared by the Company in October, November or December and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.
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

     In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company (or deemed distributions of capital gains where the Company retains such gains) required to be treated by such shareholder as long-term capital gain.

     Redemption of Series A Preferred Shares. A redemption of Series A Preferred Shares for cash generally will be treated as a sale or exchange. However, if a holder owns, actually or constructively, other shares of the Company, including Common Shares, which are not redeemed, a redemption of Series A Preferred Shares may be treated as a dividend to the extent of the Company's current or accumulated earnings and profits. Such dividend treatment, however, would not apply if the redemption were "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in the Company. For this purpose, a redemption of Series A Preferred Shares that results in a reduction in the proportionate interest in the Company (taking into account any ownership of Common Shares and any shares constructively owned) of a holder whose relative share interest in the Company is minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in the Company. If the redemption of the Series A Preferred Shares for cash is not treated as a distribution taxable as a dividend, the redemption will result in capital gain or loss equal to the difference between the amount of cash received by the holder and the holder's adjusted tax basis in the Series A Preferred Shares redeemed. If a redemption of Series A Preferred Shares is treated as a distribution that is taxable as a dividend, the holder's adjusted tax basis in the redeemed Series A Preferred Shares will be transferred to any remaining share holdings in the Company. If the holder does not retain any stock ownership in the Company, the holder may lose such basis entirely.

BACKUP WITHHOLDING

     The Company will report to its domestic shareholders and the Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "-- Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions by a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described at Section 401(a) of the Code, (ii) is tax exempt under Section 501(a) of the Code and (iii) holds more than 10% (by value) of the interests in the REIT. Tax exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interest in the REIT, or (b) one or more of such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to (ii) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the look through exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of Common Shares contained in the Declaration of Trust, the Company does not expect to be classified as a "pension held REIT."

     While an investment in the Company by an Exempt Organization generally is not expected to result in UBTI except in the circumstances described herein, any gross UBTI that does arise from such an investment will be combined with all other gross UBTI of the Exempt Organization for a taxable year and reduced by all deductions attributable to the UBTI plus $1,000. Any amount then remaining will constitute UBTI on which the Exempt Organization will be subject to tax. If the gross income taken into account in computing UBTI exceeds $1,000, the Exempt Organization is obligated to file a tax return for such year on IRS Form 990-T. Neither the Company, the Board of Trustees, nor any of their Affiliates expects to undertake the preparation for filing of IRS Form 990-T for any Exempt Organization in connection with an investment by such Exempt Organization in the Common Shares. Generally, IRS Form 990-T must be filed with the Service by April 15 of the year following the year to which it relates.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

     Recently issued United States Treasury Regulations (the "New Withholding Regulations") will be effective with respect to dividends paid after December 31, 1998, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the New Withholding Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the New Withholding Regulations would have if adopted.

     Distributions by the Company that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares is treated as effectively connected with the conduct by the Non-U.S. Shareholder of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies; or (ii) the Non-U.S. Shareholder files the Service's Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder. Under the New Withholding Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Shareholder will generally be required to provide the Service with an IRS Form W-8 certifying such Non-U.S. Shareholder's entitlement to benefits under the treaty. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT such as the Company, however. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to gain from the sale or exchange of his shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate applicable to dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution was, in fact, in excess of current and generally accumulated earnings and profits of the Company.

     Distributions that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to taxation, unless (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax); or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

     Distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause a Non-U.S. Shareholder to be treated as if such gain were effectively connected with a United States trade or business. Non-U.S. Shareholders would thus be entitled to offset its gross income by allowable deductions and would pay tax on the resulting income at the same rates applicable to U.S. shareholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any such distribution. This amount is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale or other disposition of shares generally will not be subject to United States federal income tax if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax); or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the Company is not a "domestically controlled REIT," the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible applications of the 30% branch profits tax).

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

     The following is intended to be a summary only and is not a substitute for careful planning with a professional. Employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and other sections of the Code considering purchasing the Series A Preferred Shares should consult with their own tax or other appropriate counsel regarding the application of ERISA and the Code to their purchase of the Series A Preferred Shares. Plans should also consider the entire discussion under the heading of "Material Federal Income Tax Considerations," as material contained therein is relevant to any decision by a Plan to purchase the Series A Preferred Shares.

     Certain employee benefit plans and IRAs (each a "Plan" and collectively, the "Plans"), are subject to various provisions of ERISA, and the Code. Before investing in the Series A Preferred Shares of the Company, a Plan fiduciary should ensure that such investment is in accordance with ERISA's general fiduciary standards. In making such a determination, a Plan fiduciary should ensure that the investment is in accordance with the governing instruments and the overall policy of the Plan, and that the investment will comply with the diversification and composition requirements of ERISA. In addition, provisions of ERISA and the Code prohibit certain transactions in Plan assets that involve persons who have specified relationships with a Plan ("Disqualified Persons"). The consequences of such prohibited transactions include the imposition of excise taxes, disqualifications of IRAs and other liabilities. A Plan fiduciary should ensure that any investment in the Series A Preferred Shares will not constitute such a prohibited transaction.

                                  UNDERWRITING

     Pursuant to the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and subject to the terms and conditions thereof, the Underwriters named below (each, an "Underwriter" and, together the "Underwriters"), have agreed, severally, to purchase from the Company the number of Series A Preferred Shares set forth below opposite their respective names:

NAME OF UNDERWRITER                                          NUMBER OF SHARES
-------------------                                          ----------------
J.C. Bradford & Co..........................................    2,673,500
NationsBanc Montgomery Securities LLC.......................      200,000
PaineWebber Incorporated....................................      500,000
Stephens Inc................................................      226,500
Wheat, First Securities, Inc................................      400,000
                                                                ---------
          Total.............................................    4,000,000
                                                                =========

     In the Underwriting Agreement, the Underwriters have agreed, subject to the terms and conditions contained therein, to purchase all of the shares of the Series A Preferred Shares offered hereby if any of such shares are purchased.

     The Company has been advised by the Underwriters that they propose initially to offer the Series A Preferred Shares to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers at such a price less a concession not in excess of $0.50 per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.40 per share to certain other dealers. After this offering, the price to public and such concessions may be changed.

     The offering of the Series A Preferred Shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of the effectiveness of the Offering, to purchase up to 600,000 Series A Preferred Shares to cover over-allotments, if any. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Series A Preferred Shares to be purchased by it shown in the table above bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Series A Preferred Shares offered hereby. If purchased, the Underwriters will sell these additional shares on the same terms as those on which the shares are being offered.

     Subject to applicable limitations, the Underwriters, in connection with the Offering, may place bids for or make purchases of the Series A Preferred Shares in the open market or otherwise, for long or short account, or cover short positions incurred, to stabilize, maintain, or otherwise affect the price of the Series A Preferred Shares, which might be higher than the price that otherwise might prevail in the open market. There can be no assurance that the price of the Series A Preferred Shares will be stabilized, or that stabilizing, if commenced, will not be discontinued at any time. Subject to applicable limitations, the Underwriters may also place bids or make purchases on behalf of the underwriting syndicate to reduce a short position created in connection with the Offering.

     The Company and CCA have agreed to indemnify the Underwriters and controlling persons, if any, against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereto.

     The Series A Preferred Shares have been authorized for listing on the NYSE, subject to official notice of issuance. Prior to the Offering, there has been no public market for the Series A Preferred Shares. The Offering price and dividend rate have been determined by negotiations among representatives of the Company and the Underwriters, and the Offering price of the Series A Preferred Shares may not be indicative of the market price following the Offering.

                                    EXPERTS

     The audited financial statements of CCA for each of the three years in the period ended December 31, 1996 and the audited financial statements of the Company as of December 31, 1997, which are included in this Prospectus, have been included in reliance on the reports of Arthur Andersen LLP, independent public accountants, given on the authority of that firm as experts in giving said reports.

                                 LEGAL MATTERS

     The validity of the Series A Preferred Shares offered hereby will be passed upon for the Company by Stokes & Bartholomew, P.A., Nashville, Tennessee, and certain legal matters will be passed upon for the Underwriters by Bass, Berry & Sims PLC, Nashville, Tennessee. Stokes & Bartholomew, P.A. and Bass Berry & Sims PLC will rely as to all matters of Maryland law on the opinion of Miles & Stockbridge, P.C., Baltimore, Maryland. In addition, the description of federal income tax consequences contained in this Prospectus entitled "Material Federal Income Tax Considerations" is based upon the opinion of Stokes & Bartholomew, P.A. In addition to providing services to the Company, Stokes & Bartholomew, P.A. also provides certain legal services to CCA. Samuel W. Bartholomew, Jr., a shareholder of Stokes & Bartholomew, P.A., is a director of CCA.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

          "Acquisitions" means a series of strategic acquisitions by CCA completed in 1994 and 1995 to expand its service capabilities and broaden its geographic presence in the United States.

          "ADA" means the Americans with Disabilities Act of 1990, as amended.

          "Adjusted Basis Ratio" means the ratio to total rent for the taxable year as the average of the adjusted basis of the personal property in the Facility at the beginning and at the end of the taxable year bears to the average aggregate adjusted basis of both the real and personal property comprising the Facility at the beginning and at the end of such taxable year.

          "Annual Base Rent" means rent payable on a monthly basis during the Fixed Term and any Extended Term of the Leases.

          "Articles Supplementary" means the Articles Supplementary to the Company's Declaration of Trust setting the rights and preferences of the Series A Preferred Shares.

          "Audit Committee" means the committee established by the Board of Trustees to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

          "Bank Credit Facility" means the Company's $150.0 million line of credit provided by a consortium of banks led by First Union National Bank of Tennessee which is used primarily to fund the acquisition or expansion of additional correctional facilities.

          "Base Rent Escalation" means, for any year, the increase in minimum rent equal to a percentage of the rent applicable to a particular property for the preceding year which percentage is the greater of (i) 4% or (ii) the percentage which is 25% of the percentage increase in the gross management revenues realized by CCA from such leased property exclusive of any increase attributable to expansion in the size of or number of beds in such property.

          "Beneficiary" means one or more charitable organizations that are designated by the Company as the beneficiary of a Share Trust.

          "Board of Trustees" means the Board of Trustees of the Company.

          "BJS" means Bureau of Justice Statistics.

          "BOP" means the Federal Bureau of Prisons.

          "Built-in Gain" means the difference between the fair market value and the adjusted basis of a Built-In Gain Asset.

          "Built-in Gain Asset" means an asset acquired by the Company in certain transactions from a corporation which is or has been a C Corporation.

          "Business Combinations" means any business combination as defined in the Declaration of Trust.

          "Bylaws" means the bylaws of the Company, as amended.

          "CCA" means Corrections Corporation of America, a Tennessee corporation.

          "CCA's Common Stock" means the common stock, $1.00 par value per share, of CCA.

          "CCA's Cost With Respect to Capital Additions" means CCA's actual cost and expense to acquire, develop and design, construct and equip Capital Additions.

          "Cash Available for Distribution" means net income (loss) computed in accordance with generally accepted accounting principles of the Company plus depreciation and amortization minus capital expenditures and principal payments on indebtedness.

          "Capital Addition" means construction or improvements which are not normal or recurring to the maintenance of a particular property which is leased between the Company as landlord and CCA as tenant.

          "Capital Gains Amount" means any portion of the dividend made available for the year to holders of all classes of the Company's capital shares for any taxable year which the Company elects to designate as "capital gains dividends".

          "Capital Shares" means the Common Shares, Series A Preferred Shares, and any additional capital shares authorized by the Board of Trustees in the future.

          "Cede" means Cede & Co., the nominee of the DTC and expected initial registered holder of the Series A Preferred Shares.

          "Center" means the Private Corrections Project Center for Studies in Criminology and law at the University of Florida, Gainesville.

          "Change of Control" with respect to the Company means the acquisition of 20% or more of the combined voting power of the Company by a person or group.

          "Change of Control" with respect to CCA means, for purposes of the Leases, any of the following transactions (individually, a "Transaction"):
     (i) the sale by CCA of a controlling interest in CCA; (ii) the sale of all or substantially all of the assets of CCA; or (iii) any transaction pursuant to which CCA is merged with or consolidated into another entity, and CCA is not the surviving entity.

          "Code" means Internal Revenue Code of 1986, as amended.

          "Compensation Committee" means the committee established by the Board of Trustees to determine compensation, including awards under the Share Incentive Plan, the Non-Employee Trustees' Option Plan, the Employee Share Ownership Plan and the Non-Employee Trustees' Compensation Plan and to administer the Plans.

          "Commission" means the Securities and Exchange Commission.

          "Common Shares" means the common shares, par value $0.01 per share, of the Company.

          "Company" means CCA Prison Realty Trust, a Maryland real estate investment trust.

          "Company Mortgagee" means any holder of a mortgage, deed of trust or other security agreement on a Leased Property.

          "Coverage Ratio" means the ratio of CCA's net operating income to CCA's lease payment.

          "CPI" means Corrections Partners, Inc., a Delaware corporation and subsidiary of CCA acquired by CCA in August 1995.

          "Declaration of Trust" means the Amended and Restated Declaration of Trust of the Company.

          "DTC" means The Depository Trust Company, a limited purpose trust company organized under The New York Banking Law.

          "Disqualified Persons" means those persons who have specified relationships with Plans.

          "Dividend Payment Date" means the fifteenth day of January, April, July and October of each year.

          "Employment Agreements" means the employment agreements by and among
     J. Michael Quinlan, D. Robert Crants, III, and Michael W. Devlin and the Company.

          "Environmental Law" means any federal, state or local law, ordinance, regulation, order or decree relating to the protection of human health or the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ESOP" means the Company's Employee Share Ownership Plan.

          "Event" means a merger, consolidation, or other event that materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Shares or the holders thereof.

          "Event of Default" means an event which constitutes a default under the Leases between the Company as landlord and CCA as tenant.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exempt Organizations" means entities, including qualified employee pension and profit sharing trusts and individual retirement accounts exempt from federal income taxation.

          "Extended Terms" means the terms of each Lease as extended for up to three five-year periods upon the mutual agreement of the parties.

          "Facilities" means the thirteen correctional and detention facilities owned by the Company as of the date of the Prospectus.

          "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

          "First Union" means First Union National Bank of Tennessee.

          "Fixed Term" means the primary term of each Lease which shall be for a term ranging from 10 to 12 years.

          "Formation Transactions" means the series of transactions described under the heading "The Formation Transactions" contained in this Prospectus.

          "Funds from Operations" means, in accordance with the resolution adopted by the Board of Governors of NAREIT, net income (loss) (computed in accordance with GAAP), excluding significant non-recurring items, gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures.

          "Future Facility" means any correctional or detention facility acquired or developed by the Company in the future.

          "GAAP" means generally accepted accounting principles.

          "Global Preferred Security" means one or more global certificates issued in the name of Cede and representing the Series A Preferred Shares.

          "INS" means the U.S. Immigration and Naturalization Service.

          "Independent Committee" means the independent committee of the Board of Trustees, consisting of the seven Independent Trustees.

          "Independent Trustees" means the trustees who are not employed by the Company and who are unaffiliated with CCA.

          "Indirect Participants" means banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant either directly or indirectly.

          "Initial Facilities" means the nine correctional and detention facilities purchased by the Company from CCA with proceeds from the Initial Offering.

          "Initial Offering" means the initial offering of the Company's Common Shares in July 1997.

          "Initial Period" means July 18, 1997 to December 31, 1997.

          "Interested Shareholder" means any person who beneficially owns 10% or more of the voting power of the real estate investment trust's shares or an affiliate of the real estate investment trust who, at any time within a two year period prior to a "business combination" as that term is defined in the MGGL, including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the real estate investment trust.

          "IRAs" means individual retirement accounts and individual retirement annuities.

          "Leases" or "Lease" means the leases between the Company as landlord and CCA as tenant with respect to the Facilities.

          "Leased Property" means the Company's rights and interest in and to each Facility, including land, buildings and improvements, related easements and rights, and fixtures and certain personal property located at each Facility.

          "Liquidation Preference" means an amount equal to $25 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment but without interest, paid to the holders of Series A Preferred Shares upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

          "Look through rule" means the ERISA rule providing that in certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be the Plan's assets.

          "Market Price" means the last reported sales price of the Common Shares or Preferred Shares reported on the New York Stock Exchange on the trading day immediately preceding the relevant date, or if such stock is not then traded on the New York Stock Exchange, the last reported sales price of such stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which such stock may be traded, or if such stock is not then traded over any exchange or quotation system, then the market price of such stock on the relevant date as determined in good faith by the Board of Trustees.

          "Master Lease" means the master lease agreement between the Company as landlord and CCA as tenant.

          "MGCL" means the Maryland General Corporation Law.

          "1996 Facility Census" means the Private Adult Correctional Facility Census, prepared by the Private Corrections Project Center for Studies in Criminology and Law, University of Florida, dated March 15, 1997.

          "Named Executive Officers" means the Company's executive officers whose cash compensation from the Company in 1997 exceeded $100,000 on an annualized basis.

          "NAREIT" means the National Association of Real Estate Investment Trusts.

          "Non-Employee Trustees' Option Plan" means the Company's Non-Employee Trustees' Share Option Plan, as amended.

          "Non-Employee Trustees' Compensation Plan" means the Company's Non-Employee Trustees' Compensation Plan.

          "Non-Founding Trustee" means a non-employee trustee who received non-qualified options to purchase 5,000 common shares after first elected or appointed to the Board of Trustees in July 1997.

          "Non-U.S. Shareholders" means nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders.

          "NYSE" means the New York Stock Exchange, Inc.

          "Offering" means the offering of Series A Preferred Shares of the Company, pursuant to this Prospectus.

          "Offering Price" means the initial public offering price of the Series A Preferred Shares.

          "Option Agreements" means the agreements between CCA and the Company pursuant to which the Company was granted an option until July 18, 2000 to purchase any or all of five correctional and detention facilities from CCA.

          "Option Facilities" means the nine correctional and detention facilities which (i) the Company has the option to purchase pursuant to the Option Agreements or (ii) are currently under development or construction by CCA and therefore the subject of an option pursuant to the Right to Purchase Agreement.

          "Ownership Limit" means the direct or constructive ownership by any shareholder or group of affiliated shareholders of more than 9.8% of the outstanding Common Shares or more than 9.8% of the outstanding Preferred Shares.

          "Ownership Limit Provision" means the provision of the Declaration of Trust that prohibits the direct or constructive ownership by any shareholder or group of affiliated shareholders of more than 9.8% of the outstanding Common Shares or more than 9.8% of the Preferred Shares.

          "Parity Preferred" means all series of preferred shares ranking on a parity with the Series A Preferred Shares.

          "Participants" means participating organizations of the DTC.

          "Plans" means certain employee benefit plans and IRAs.

          "Preferred Dividend Default" means six or more quarters in which dividends on any Series A Preferred Shares are in arrears.

          "Preferred Shares" means preferred shares, par value $0.01 per share, of the Company.

          "Preferred Shares Trustees" means Trustees of the Company elected by the holder of Series A Preferred Shares and Parity Preferred Shares upon a Preferred Dividend Default.

          "Prohibited Owner" means one who would be record owner of Common Shares or Preferred Shares but for the ownership limitations set forth in the Declaration of Trust.

          "Recognition Period" means the recognition period pertaining to Built-in Gain as defined pursuant to Treasury Regulations to be issued under Section 337(d) of the Code.

          "Record Date" means the last business day of March, June, September and December of each year.

          "REIT" means real estate investment trust as defined in Section 856 of the Code.

          "REITSA" means the Real Estate Investment Trust Simplification Act.

          "Related Party Tenant" means a tenant of a REIT in which the REIT, or an owner of 10% or more of the REIT, directly or constructively owns a 10% or greater ownership interest.

          "Recognition Period" means the 10-year period in which the Company recognizes gain on the deposition of a Built-in Gain Asset.

          "Rent" means rents paid by CCA pursuant to the Leases.

          "Right to Purchase Agreement" means the agreement between CCA and the Company whereby the Company has an option to acquire certain future facilities of CCA and whereby the Company will have a right of first refusal in the event CCA obtains an acceptable offer to acquire or provide first mortgage financing for any correctional or detention facility.

          "Rule 144" means Rule 144 promulgated under the Securities Act.

          "Rules" means the rules, regulations and procedures creating and affecting the DTC and its operations.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series A Preferred Shares" means the 8.0% Series A Cumulative Preferred Shares, par value $0.01 per share, of the Company.

          "Service" means the Internal Revenue Service.

          "Service Commencement Date" means the date CCA first receives inmates at a facility.

          "Share Incentive Plan" means the Company's 1997 Employee Share Incentive Plan.

          "Share Trust" means any separate trust created pursuant to the Declaration of Trust to hold Shares-in-Trust for the benefit of the Beneficiary.

          "Share Trustee" means any person or entity unaffiliated with both the Company and any Prohibited Owner which is designated by the Company to serve as trustee of the Share Trust.

          "Shares-in-Trust" means Common Shares or Preferred Shares designated as Shares-in-Trust pursuant to the Declaration of Trust, which is held in trust by the Share Trustee for the benefit of the Beneficiary.

          "Total Dividends" means the dividends paid or made available for any year to holders of all classes of the Company's capital shares.

          "TRA" means the Taxpayer Relief Act of 1997.

          "Trade Name Use Agreement" means the agreement between CCA and the Company whereby the Company was granted the right to use the trade name "CCA" as part of its name.

          "Transaction" means, in respect to CCA, the sale by CCA of a controlling interest in CCA, the sale of all or substantially all of the assets of CCA, or any transaction pursuant to which CCA is merged with or consolidated into another entity and CCA is not the surviving entity.

          "Treasury Regulations" means existing, temporary and currently proposed Treasury regulations that have been promulgated under the Code.

          "UBTI" means "unrelated business taxable income" as defined in Section 512(a) of the Code.

          "USMS" means the U.S. Marshals Service.

          "White Paper" means the White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CCA PRISON REALTY TRUST
  CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............   F-2
     Consolidated Balance Sheet as of December 31, 1997.....   F-3
     Consolidated Statement of Income for the period from
      July 18, 1997 to December 31, 1997....................   F-4
     Consolidated Statement of Cash Flows for the period
      from July 18, 1997 to December 31, 1997...............   F-5
     Consolidated Statement of Shareholders' Equity for the
      period from July 18, 1997 to December 31, 1997........   F-6
     Notes to the Consolidated Financial Statements.........   F-7
CORRECTIONS CORPORATION OF AMERICA
  CONSOLIDATED FINANCIAL STATEMENTS
     Report of Independent Public Accountants...............  F-13
     Consolidated Balance Sheets as of December 31, 1996 and
      1995..................................................  F-14
     Consolidated Statements of Operations for the years
      ended December 31, 1996, 1995 and 1994................  F-15
     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996, 1995 and 1994................  F-16
     Consolidated Statements of Stockholders' Equity for the
      years ended December 31, 1996, 1995 and 1994..........  F-18
     Notes to the Consolidated Financial Statements.........  F-19
CORRECTIONS CORPORATION OF AMERICA
  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
     Condensed Consolidated Balance Sheet as of September
      30, 1997..............................................  F-33
     Condensed Consolidated Statements of Operations for the
      nine months ended September 30, 1997 and 1996.........  F-34
     Condensed Consolidated Statements of Cash Flows for the
      nine months ended September 30, 1997 and 1996.........  F-35
     Notes to Condensed Consolidated Financial Statements...  F-37

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Prison Realty Trust:

     We have audited the accompanying consolidated balance sheet of CCA Prison Realty Trust (a Maryland real estate investment trust) and subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for the period from July 18, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CCA Prison Realty Trust and subsidiary as of December 31, 1997, and the results of its operations and its cash flows for the period from July 18, 1997 to December 31, 1997, in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP

Nashville, Tennessee
January 9, 1998

                            CCA PRISON REALTY TRUST

                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1997
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                ASSETS
Real Estate Properties, at Cost
  Correctional and Detention Facilities.....................  $458,360
  Less -- Accumulated Depreciation..........................    (5,088)
                                                              --------
          Net Real Estate Properties........................   453,272
Cash and Cash Equivalents...................................       756
Other Assets................................................       410
                                                              --------
          Total Assets......................................  $454,438
                                                              ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Distributions Payable.....................................  $  9,170
  Line of Credit............................................    32,000
  Accounts Payable and Accrued Expenses.....................       519
                                                              --------
          Total Liabilities.................................    41,689
                                                              --------
Commitments and Contingencies...............................        --
Shareholders' Equity
  Preferred Shares, $.01 par value; 10,000,000 shares
     authorized; none outstanding...........................        --
  Common Shares, $.01 par value; 90,000,000 shares
     authorized; 21,576,000 shares issued and outstanding...       216
  Capital in Excess of Par Value............................   414,841
  Accumulated Distributions in Excess of Net Income.........    (2,308)
                                                              --------
          Total Shareholders' Equity........................   412,749
                                                              --------
          Total Liabilities and Shareholders' Equity........  $454,438
                                                              ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                            CCA PRISON REALTY TRUST

                        CONSOLIDATED STATEMENT OF INCOME
                 PERIOD FROM JULY 18, 1997 TO DECEMBER 31, 1997
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues
  Rental....................................................  $19,980
  Interest..................................................      600
                                                              -------
                                                               20,580
                                                              -------
Expenses
  Depreciation..............................................    5,088
  Interest..................................................      184
  General and Administrative................................      981
                                                              -------
                                                                6,253
                                                              -------
Net Income..................................................  $14,327
                                                              =======
Net Income Per Share:
  Basic.....................................................  $  0.66
                                                              =======
  Diluted...................................................  $  0.65
                                                              =======
Weighted Average Number of Shares Outstanding, Basic........   21,576
                                                              =======
Weighted Average Number of Shares Outstanding, Diluted......   22,007
                                                              =======

          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                            CCA PRISON REALTY TRUST

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                 PERIOD FROM JULY 18, 1997 TO DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

Cash Flows from Operating Activities
  Net Income................................................  $  14,327
  Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
     Depreciation of Real Estate Properties.................      5,088
     Changes in Assets and Liabilities:
       Other Assets.........................................        (99)
       Accounts Payable and Accrued Expenses................        519
                                                              ---------
          Net Cash Provided by Operating Activities.........     19,835
                                                              ---------
Cash Flows from Investing Activities
  Acquisition of Real Estate Properties.....................   (455,360)
                                                              ---------
          Net Cash Used In Investing Activities.............   (455,360)
                                                              ---------
Cash Flows from Financing Activities
  Initial Capital Contribution..............................          1
  Proceeds from Initial Public Offering, net of Offering
     Costs of $3,445........................................    412,056
  Borrowings under Line of Credit...........................     32,600
  Repayments under Line of Credit...........................       (600)
  Distributions paid on Common Shares.......................     (7,465)
  Loan Origination Costs....................................       (311)
                                                              ---------
          Net Cash Provided by Financing Activities.........    436,281
                                                              ---------

Net Increase in Cash and Cash Equivalents...................        756
Cash and Cash Equivalents, Beginning of Period..............         --
                                                              ---------
Cash and Cash Equivalents, End of Period....................  $     756
                                                              =========
Supplemental Disclosure of Noncash Transactions:
  Increase in Distributions Payable.........................  $   9,170
  Reduction in Shareholders' Equity through Distributions to
     Shareholders...........................................     (9,170)
  Increase in Real Estate Properties due to development fee
     paid in shares.........................................     (3,000)
  Increase in Shareholders' Equity through issuance of
     Development Fee Shares.................................      3,000
                                                              ---------
                                                              $      --
                                                              =========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for Interest....................................  $      --
  Cash paid for Income Taxes................................         --
                                                              ---------
                                                              $      --
                                                              =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                            CCA PRISON REALTY TRUST

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                 PERIOD FROM JULY 18, 1997 TO DECEMBER 31, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                 ACCUMULATED
                                                  COMMON SHARES    CAPITAL IN   DISTRIBUTIONS
                                                 ---------------   EXCESS OF    IN EXCESS OF
                                                 SHARES   AMOUNT   PAR VALUE     NET INCOME      TOTAL
                                                 ------   ------   ----------   -------------   --------
Initial Capital Contribution...................       1    $ --     $      1      $     --      $      1
Shares Issued, net of offering costs of
  $3,445.......................................  21,575     216      414,840            --       415,056
Net Income.....................................      --      --           --        14,327        14,327
Distributions to Shareholders..................      --      --           --       (16,635)      (16,635)
                                                 ------    ----     --------      --------      --------
Balance, December 31, 1997.....................  21,576    $216     $414,841      $ (2,308)     $412,749
                                                 ======    ====     ========      ========      ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

                            CCA PRISON REALTY TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1.  ORGANIZATION AND OPERATIONS

     CCA Prison Realty Trust (the "Company"), a Maryland real estate investment trust, was formed April 23, 1997 to acquire, develop, and lease private and public correctional and detention facilities. The Company plans to elect to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code").

     On July 18, 1997, the Company commenced operations after completing an initial public offering of 21,275,000 common shares (including 2,775,000 shares issued as a result of the exercise of an over-allotment option by the underwriters) (the "Initial Offering"). The 21,275,000 common shares were issued at the Initial Offering price of $21.00, generating gross proceeds of $446,775,000. The aggregate proceeds to the Company, net of underwriters' discount and offering costs, were approximately $412,056,000. D. Robert Crants, III and Michael W. Devlin each received 150,000 Common Shares as a development fee and reimbursement for expenses incurred in connection with the promotion and formation of the Company.

2.  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements of the Company include all the accounts of the Company and its wholly-owned management subsidiary, Prison Realty Management, Inc. (a Tennessee corporation). All significant intercompany balances and transactions have been eliminated.

  Cash and Cash Equivalents

     The Company considers all short-term, highly-liquid investments that are readily convertible to cash and have an original maturity of three months or less at the time of purchase to be cash equivalents.

  Real Estate Properties

     Real estate properties are recorded at cost. Acquisition costs and transaction fees directly related to each property are capitalized as a cost of the respective property. The cost of real estate properties acquired is allocated between land and land improvements, building and improvements, and machinery and equipment based upon estimated market values at the time of acquisition. Depreciation is provided for on a straight-line basis over an estimated useful life of 40 years for building and improvements and seven years for machinery and equipment.

  Federal Income Taxes

     The Company plans to elect to qualify as a REIT under the Code, commencing with its taxable period ending December 31, 1997. As a result, the Company will generally not be subject to federal income tax on its taxable income at corporate rates to the extent it distributes annually at least 95% of its taxable income to its shareholders and complies with certain other requirements. Accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

  Leases and Rental Income

     All leases are accounted for as operating leases. Under this method, lease payments are recognized as revenue as earned.

  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                            CCA PRISON REALTY TRUST
liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     To meet the reporting requirements of Statement of Financial Accounting Standards No. ("SFAS") 107, "Disclosures About Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments at quoted market prices. At December 31, 1997, there were no material differences in the book values of the Company's financial instruments and their related fair values.

  New Accounting Pronouncement

     SFAS 130, "Reporting Comprehensive Income" has been issued effective for fiscal years beginning after December 15, 1997 and requires restatement of earlier financial statements for comparative purposes. SFAS 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The Company does not anticipate the adoption of SFAS 130 to have a material effect on the Company's financial statements.

3.  REAL ESTATE PROPERTIES

     As of December 31, 1997, the Company had investments in 12 leased correctional and detention facilities. Cost components of these real estate properties are as follows (in thousands):

Land and land improvements..................................  $  6,321
Building and improvements...................................   439,664
Machinery and equipment.....................................    12,375
                                                              --------
                                                               458,360
Less accumulated depreciation...............................    (5,088)
                                                              --------
                                                              $453,272
                                                              ========

4.  DISTRIBUTIONS PAID AND PAYABLE TO SHAREHOLDERS

     On December 2, 1997, the Board of Trustees declared a distribution of $0.425 per share for the quarter ended December 31, 1997, to shareholders of record on December 31, 1997. The distribution is scheduled to be paid on January 15, 1998. The Company paid a pro rata distribution of $0.346 per share for the period from July 18, 1997 through September 30, 1997 on October 15, 1997 based on the anticipated initial regular per share quarterly distribution rate of $0.425. Total per share distributions of $0.771 for the year ended December 31, 1997 may be characterized as calendar year 1997 ordinary income for tax purposes.

5.  BANK CREDIT FACILITY

     The Company has a $150 million, three-year, revolving, secured acquisition credit facility that expires in July 2000. The bank credit facility is from several major U.S. and non-U.S. banks. As of December 31, 1997, the outstanding balance on the credit facility was $32 million, with an effective interest rate of approximately 7.44%, determined by adding 1.50% to the LIBOR rate for the interest period selected by the Company. The Company may specify LIBOR rate loans of one, two, three, or six month maturities. The Company may also borrow up to $5.0 million at the prime rate for working capital purposes and repay such loans at any time. The Bank Credit Facility is secured by all assets of the Company. A commitment fee of 0.25% per annum accrues on the amount of the unused available credit commitment. The Company is subject to ongoing compliance

                            CCA PRISON REALTY TRUST
with a number of financial and other covenants under the Bank Credit Facility, all of which the Company is in compliance.

6.  EMPLOYEE BENEFIT PLAN

     On September 3, 1997, the Board of Trustees adopted the CCA Prison Realty Trust Employee Savings and Stock Ownership Plan (the "ESOP") whereby eligible employees may defer certain percentages of their pretax compensation, subject to federal limitations, for the purchase of Company common shares at current market prices. Benefits are paid on death, retirement or termination. The Company may make contributions to the ESOP, subject to approval by the Plan Administrator. Company contributions may be in the form of "matching" contributions determined as a percentage of the employee's deferral amount or "basic" contributions which would be set as a percentage of all participants' compensation, subject to limitations of the Code. Company contributions made on behalf of employees will vest ratably over five years. Expense accrued by the Company for matching and basic contributions at December 31, 1997 totaled approximately $22,000.

7.  SHARE OPTION AND INCENTIVE PLANS

     The Company has established share option and incentive plans for the purpose of attracting and retaining qualified executive officers and key employees, as well as non-employee trustees. In conjunction with the initial Offering, the Company granted options to officers, employees and trustees. Options granted under the Company's plans are granted with exercise prices equal to the market value at the date of grant. The term of such options is ten years from the date of grant. In general, one-fourth of the options granted to executive officers and employees vest immediately, with the remaining options becoming exercisable ratably on the first, second, and third anniversary of the dates of grant. Options granted to non-employee trustees vest at the date of grant. Shares remaining for issuance under the share incentive and non-employee trustees plans total 466,000 and 105,000, respectively.

     A summary of the Company's share option activity, and related information for the period from July 18, 1997 to December 31, 1997 follows:

                                                                            WEIGHTED
                                                              OPTIONS   AVERAGE EXERCISE
                                                              (000S)         PRICE
                                                              -------   ----------------
Granted at Offering.........................................   1,075         $21.00
Granted during period.......................................     103          37.81
Exercised...................................................      --             --
Forfeited...................................................      --             --
                                                               -----        -------
Outstanding at end of period................................   1,178         $22.47
                                                               =====        =======
Exercisable at end of period................................     328         $22.30
                                                               =====        =======

     A summary of the Company's outstanding and exercisable options and related information at December 31, 1997 follows:

                                            OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                               ---------------------------------------------   ------------------------
                                         WEIGHTED AVERAGE       WEIGHTED                    WEIGHTED
                               OPTIONS      REMAINING       AVERAGE EXERCISE   OPTIONS      AVERAGE
EXERCISE PRICES                (000S)    CONTRACTUAL LIFE        PRICE         (000S)    EXERCISE PRICE
---------------                -------   ----------------   ----------------   -------   --------------
$21.00.......................   1,075          9.54              $21.00          303         $21.00
$37.81.......................     103          9.92               37.81           25          37.81
                                -----         -----             -------          ---         ------
                                1,178          9.57              $22.47          328         $22.30
                                =====         =====             =======          ===         ======

                            CCA PRISON REALTY TRUST

     The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. In accordance with APB Opinion 25, during the period from July 18, 1997 to December 31, 1997, the Company recognized no compensation expense related to the grant of share awards. In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 established new financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure-only provisions of SFAS 123. However, had compensation cost for the Company's share-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share for the period from July 18, 1997 to December 31, 1997, would have been reduced to the following pro forma amounts (in thousands except per share amounts):

Net Income..................................................  $13,960
Basic Net Income per Share..................................     0.65
Diluted Net Income Per Share................................     0.63

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used: dividend yield of 7.57%, expected volatility of 40.0%, risk-free interest rate of US zero coupon bonds with time to maturity approximately equal to the options average time to exercise of 6.22%, and expected lives of ten years for each option.

8.  NET INCOME PER SHARE

     SFAS 128, "Earnings per Share," has been issued effective for fiscal periods ending after December 15, 1997. SFAS 128 establishes standards for computing and presenting earnings per share. The Company has adopted the provisions of SFAS 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share for the Company was computed by dividing net income by the weighted average number of common shares outstanding during the period or 21,576,000 shares. Diluted earnings per share was computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to the Company's outstanding share options, or additional shares of 431,000, after assuming a buyback of shares under the treasury method.

9.  RELATIONSHIP WITH CORRECTIONS CORPORATION OF AMERICA

     On July 18, 1997, the following transactions with Corrections Corporation of America and certain of its subsidiaries (collectively, "CCA") occurred simultaneously with the completion of the Initial Offering (collectively, the "Formation Transactions"):

     - The Company acquired the following nine correctional and detention facilities (the "Initial Facilities") from CCA for an aggregate purchase price of $308.1 million:

          (i)    Houston Processing Center, located in Houston, Texas;
          (ii)   Laredo Processing Center, located in Laredo, Texas;
          (iii) Bridgeport Pre-Parole Transfer Facility, located in Bridgeport, Texas;
          (iv) Mineral Wells Pre-Parole Transfer Facility, located in Mineral Wells, Texas;
          (v)    West Tennessee Detention Facility, located in Mason, Tennessee;
          (vi)   Leavenworth Detention Center, located in Leavenworth, Kansas;
          (vii)  Eloy Detention Center, located in Eloy, Arizona;
          (viii) Central Arizona Detention Center, located in Florence, Arizona; and
          (ix)   T. Don Hutto Correctional Center, located in Taylor, Texas.

      The Company purchased a 100% interest in the real property and all tangible personal property associated with each of the Initial Facilities from CCA. The real and personal property associated with

                            CCA PRISON REALTY TRUST
      each of the Initial Facilities was used by CCA in the ownership and operation of correctional and detention facilities. The Company will continue to use the property in the same manner by leasing each of the Initial Facilities back to CCA who will use the property in the operation of correctional and detention facilities.

     - The Company entered into agreements with CCA to lease the Initial Facilities back to CCA pursuant to long-term, non-cancelable triple net leases (the "Leases") which require CCA to pay all operating expenses, taxes, insurance and other costs. All of the Leases provide for initial, annual base rents which aggregate $33.9 million, with 4% annual escalations, and have primary terms ranging from 10-12 years which may be extended at the fair market rates for three additional five-year periods upon the mutual agreement of the Company and CCA. The obligations of CCA under the Leases are cross-defaulted to each of the other Leases with respect to payment defaults and certain other defaults. In addition, the Leases provide CCA with a right of first refusal in the event the Company obtains an acceptable third party offer to acquire any interest in any facility or in any correctional or detention facility acquired or developed by the Company in the future and operated by CCA.

     - The Company entered into option agreements with CCA (the "Option Agreements") pursuant to which the Company was granted the option to acquire and leaseback to CCA any or all of five option facilities (the "Initial Option Facilities") from CCA at any time during the three-year period following the acquisition of the Initial Facilities for CCA's costs of developing, constructing and equipping such facilities, plus 5% of such costs, aggregating approximately $219.6 million. In addition, CCA granted the Company an option to acquire, at fair market value, and lease back to CCA, any correctional or detention facility acquired or developed and owned by CCA in the future for a period of three years following the date CCA first receives inmates at such facility.

Subsequent to the Initial Offering, through December 31, 1997, the Company individually acquired the following three correctional and detention facilities from CCA and immediately entered into 10 year lease agreements with CCA which will continue to operate each of the facilities:

        (i) Northeast Ohio Correctional Center, located in Youngstown, Ohio (one of the five Initial Option Facilities) for $70.1 million;
        (ii) Torrance County Detention Facility, located in Estancia, New Mexico (one of the five Initial Option Facilities) for $38.5 million; and
        (iii) Cimarron Correctional Facility, located in Cushing, Oklahoma for $38.3 million.

     The terms of the leases for the above facilities are substantially similar to the Leases with respect to the Initial Facilities and will provide for aggregate first year base rentals of approximately $16.0 million. The acquisitions were funded with remaining proceeds of the Initial Offering, borrowings under the Bank Credit Facility, and cash generated from operations.

     The Chairman of the Board of Trustees of the Company is also the Chairman of the Board of Directors, President and Chief Executive Officer of CCA.

                            CCA PRISON REALTY TRUST

  Leasing Activities

     All of the Company's 12 correctional and detention facilities are currently leased to CCA under non-cancelable leases with terms of 10 and 12 years, which expire on various dates through 2009. Future minimum lease payments to be received by the Company as of December 31, 1997 are as follows (in thousands):

YEARS ENDING DECEMBER 31:
-------------------------
1998........................................................  $ 50,792
1999........................................................    52,824
2000........................................................    54,937
2001........................................................    57,166
2002........................................................    59,370
Thereafter..................................................   363,457
                                                              --------
                                                              $638,546
                                                              ========

10.  EVENT SUBSEQUENT TO DECEMBER 31, 1997

     On January 5, 1998, the Company purchased the Davis Correctional Facility, located in Holdenville, Oklahoma, from CCA for $36.1 million. CCA will continue to operate the medium-security correctional facility under the terms of a 10 year operating lease, with terms substantially similar to those of the Leases. Annual first year rent for the facility is expected to be approximately $4.0 million. The Company used proceeds from the Bank Credit Facility to fund the purchase.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Corrections Corporation of America and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Corrections Corporation of America and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 18, 1997

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
                                                                  (IN THOUSANDS)
                                       ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and restricted cash................  $  8,282      $  2,714
  Accounts receivable, net of allowances....................   100,551        39,661
  Prepaid expenses..........................................     2,940         1,569
  Deferred tax assets.......................................     1,026         1,646
  Other.....................................................     1,643         1,020
                                                              --------      --------
          Total current assets..............................   114,442        46,610
                                                              --------      --------
RESTRICTED INVESTMENTS......................................       587           443
OTHER ASSETS................................................    29,405        18,752
PROPERTY AND EQUIPMENT, NET.................................   288,697       137,019
NOTES RECEIVABLE............................................    22,859           890
INVESTMENT IN DIRECT FINANCING LEASES.......................    12,898         9,764
                                                              --------      --------
                                                              $468,888      $213,478
                                                              ========      ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 39,224      $ 10,757
  Accrued salaries and wages................................     5,487         3,480
  Accrued property taxes....................................     1,675         1,623
  Other accrued expenses....................................     9,227         8,637
  Current portion of long-term debt.........................     8,281        11,020
                                                              --------      --------
          Total current liabilities.........................    63,894        35,517
                                                              --------      --------
LONG-TERM DEBT, NET OF CURRENT PORTION......................   117,535        74,865
DEFERRED TAX LIABILITIES....................................     4,717         4,164
OTHER NONCURRENT LIABILITIES................................       990         2,228
                                                              --------      --------
          Total liabilities.................................   187,136       116,774
                                                              --------      --------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock -- $1 (one dollar) par value; 150,000 shares
     authorized.............................................    75,029        64,540
  Additional paid-in capital................................   165,317        16,560
  Retained earnings.........................................    42,132        15,641
  Treasury stock, at cost...................................      (726)          (37)
                                                              --------      --------
          Total stockholders' equity........................   281,752        96,704
                                                              --------      --------
                                                              $468,888      $213,478
                                                              ========      ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                               1996        1995        1994
                                                             --------    --------    --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
REVENUES...................................................  $292,513    $207,241    $152,375
EXPENSES:
  Operating................................................   213,173     158,814     123,540
  General and administrative...............................    13,428      14,288       9,413
  Depreciation and amortization............................    11,339       6,524       5,753
                                                             --------    --------    --------
OPERATING INCOME...........................................    54,573      27,615      13,669
INTEREST EXPENSE, NET......................................     4,224       3,952       3,439
                                                             --------    --------    --------
INCOME BEFORE INCOME TAXES.................................    50,349      23,663      10,230
PROVISION FOR INCOME TAXES.................................    19,469       9,330       2,312
                                                             --------    --------    --------
NET INCOME.................................................    30,880      14,333       7,918
PREFERRED STOCK DIVIDENDS..................................        --          --         204
                                                             --------    --------    --------
NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS................  $ 30,880    $ 14,333    $  7,714
                                                             ========    ========    ========
NET INCOME PER COMMON SHARE:
  Primary..................................................  $    .38    $    .19    $    .12
                                                             ========    ========    ========
  Fully diluted............................................  $    .36    $    .18    $    .12
                                                             ========    ========    ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING.................    81,664      75,110      61,908
                                                             ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                1996        1995       1994
                                                              ---------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  30,880   $ 14,333   $  7,918
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Depreciation and amortization........................     11,339      6,524      5,753
       Deferred and other noncash income taxes..............     13,117      6,162        878
  Other noncash items.......................................        524         --         --
  (Gain) loss on disposal of assets.........................     (3,501)    (1,284)        11
       Equity in earnings of unconsolidated entities........     (1,098)      (619)      (422)
Changes in assets and liabilities, net of acquisitions:
       Accounts receivable..................................    (55,993)   (12,750)    (7,901)
       Prepaid expenses.....................................     (1,371)       (18)       (70)
       Other current assets.................................       (623)       (87)      (259)
       Accounts payable.....................................     28,467      1,991      4,537
       Accrued expenses.....................................      2,649      3,514      1,192
                                                              ---------   --------   --------
          Net cash provided by operating activities.........     24,390     17,766     11,637
                                                              ---------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment.......................   (165,703)   (25,926)   (24,891)
  Acquisition of UCLP.......................................         --     (5,250)        --
     Increase in restricted cash and investments............     (3,025)      (619)        (7)
     Increase in other assets...............................    (11,163)    (8,500)    (1,836)
     Investment in affiliates, net..........................     (3,138)    (3,717)      (426)
  Proceeds from disposals of assets.........................      6,747      3,763         25
  Purchase of notes receivable..............................    (22,500)        --       (900)
     Increase in direct financing leases....................     (3,693)        --         --
     Payments received on direct financing leases and notes
       receivable...........................................        553        328        286
                                                              ---------   --------   --------
          Net cash used in investing activities.............   (201,922)   (39,921)   (27,749)
                                                              ---------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..................     74,700      7,111     15,974
  Payments on long-term debt................................    (24,443)    (8,648)   (14,159)
     Payments on notes payable to stockholders..............         --         --       (403)
     (Payments on) proceeds from line of credit, net........    (10,500)    13,715        270
  Payment of debt issuance costs............................       (433)      (260)        --
     Payments of dividends..................................         --         --       (291)
  Proceeds from issuance of common stock....................    131,006      7,859     10,571
  Proceeds from exercise of stock options and warrants......      9,889        868      1,137
     Purchase of treasury stock and warrants................         --       (630)        --
                                                              ---------   --------   --------
     Net cash provided by financing activities..............    180,219     20,015     13,099
                                                              ---------   --------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      2,687     (2,140)    (3,013)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................      2,145      4,285      7,298
                                                              ---------   --------   --------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $   4,832   $  2,145   $  4,285
                                                              =========   ========   ========

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (CONTINUED)

                                                                1996        1995       1994
                                                              ---------   --------   --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for:
       Interest (net of amounts capitalized)................  $   8,979   $  5,145   $  4,854
                                                              =========   ========   ========
       Income taxes.........................................  $   6,630   $  3,060   $  1,572
                                                              =========   ========   ========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
The company entered into an international alliance and
  equity participation which included the deferral of the
  payment of certain issuance costs:
     Other assets...........................................  $      --   $     --   $ (3,488)
     Other accrued expenses.................................         --         --        990
                                                              ---------   --------   --------
     Other noncurrent liabilities...........................         --         --      2,970
                                                              ---------   --------   --------
     Additional paid-in capital.............................         --         --       (472)
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
Long-term debt was converted into common stock through the
  exercise of stock warrants:
     Other assets...........................................  $      --   $     27   $      9
     Long-term debt.........................................         --     (1,428)      (357)
     Common stock...........................................         --        400        100
     Additional paid-in capital.............................         --      1,001        248
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
Redeemable convertible preferred stock was converted into
  common stock:
     Other assets...........................................  $      --   $     --   $    290
     Preferred stock........................................         --         --     (5,000)
     Common stock...........................................         --         --      1,400
     Additional paid-in capital.............................         --         --      3,310
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
  Long-term debt was converted into common stock:
     Other assets...........................................  $      --   $     53   $     26
     Long-term debt.........................................         --     (6,700)    (3,000)
     Common stock...........................................         --        887        419
     Additional paid-in capital.............................         --      5,760      2,555
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========
The company acquired property and equipment by assuming
  long-term debt:
     Property and equipment.................................  $      --   $(27,392)  $     --
     Long-term debt.........................................         --     27,392         --
                                                              ---------   --------   --------
                                                              $      --   $     --   $     --
                                                              =========   ========   ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                         COMMON STOCK
                                                              -----------------------------------
                                                                   ISSUED            TREASURY
                                                              ----------------   ----------------
                                                              SHARES   AMOUNT    SHARES   AMOUNT
                                                              ------   -------   ------   -------
                                                                        (IN THOUSANDS)
BALANCE, DECEMBER 31, 1993..................................  48,600   $48,600     (148)  $  (340)
                                                              ------   -------   ------   -------
Issuance of common stock....................................   3,712     3,712       --        --
Stock options exercised and warrants converted to stock.....   3,432     3,432       70        33
Income tax benefits of incentive stock option exercises.....      --        --       --        --
Conversion of long-term debt and preferred stock............   3,636     3,636       --        --
Preferred stock dividends...................................      --        --       --        --
Net income..................................................      --        --       --        --
                                                              ------   -------   ------   -------
BALANCE, DECEMBER 31, 1994..................................  59,380    59,380      (78)     (307)
                                                              ------   -------   ------   -------
Issuance of common stock....................................   1,158     1,158       --        --
Stock options exercised and warrants repurchased or
  converted to stock........................................   2,228     2,228       74       270
Income tax benefits of incentive stock option exercises.....      --        --       --        --
Conversion of long-term debt................................   1,774     1,774       --        --
Net income..................................................      --        --       --        --
                                                              ------   -------   ------   -------
BALANCE, DECEMBER 31, 1995..................................  64,540    64,540       (4)      (37)
                                                              ------   -------   ------   -------
Issuance of common stock....................................   3,700     3,700       --        --
Stock options exercised and warrants converted to stock.....   6,789     6,789      (19)     (689)
Income tax benefits of incentive stock option exercises.....      --        --       --        --
Compensation expense related to deferred stock awards.......      --        --       --        --
Net income..................................................      --        --       --        --
                                                              ------   -------   ------   -------
BALANCE, DECEMBER 31, 1996..................................  75,029   $75,029      (23)  $  (726)
                                                              ======   =======   ======   =======

                                                              ADDITIONAL   RETAINED        TOTAL
                                                               PAID-IN     EARNINGS    STOCKHOLDERS'
                                                               CAPITAL     (DEFICIT)      EQUITY
                                                              ----------   ---------   -------------
BALANCE, DECEMBER 31, 1993..................................   $(10,780)    $(3,298)     $ 34,182
                                                               --------     -------      --------
Issuance of common stock....................................      6,387          --        10,099
Stock options exercised and warrants converted to stock.....     (1,430)       (550)        1,485
Income tax benefits of incentive stock option exercises.....        593          --           593
Conversion of long-term debt and preferred stock............      4,048          --         7,684
Preferred stock dividends...................................         --        (204)         (204)
Net income..................................................         --       7,918         7,918
                                                               --------     -------      --------
BALANCE, DECEMBER 31, 1994..................................     (1,182)      3,866        61,757
                                                               --------     -------      --------
Issuance of common stock....................................      7,184          --         8,342
Stock options exercised and warrants repurchased or
  converted to stock........................................      1,699      (2,558)        1,639
Income tax benefits of incentive stock option exercises.....      3,987          --         3,987
Conversion of long-term debt................................      4,872          --         6,646
Net income..................................................         --      14,333        14,333
                                                               --------     -------      --------
BALANCE, DECEMBER 31, 1995..................................     16,560      15,641        96,704
                                                               --------     -------      --------
Issuance of common stock....................................    128,112          --       131,812
Stock options exercised and warrants converted to stock.....      8,177      (4,389)        9,888
Income tax benefits of incentive stock option exercises.....     11,944          --        11,944
Compensation expense related to deferred stock awards.......        524          --           524
Net income..................................................         --      30,880        30,880
                                                               --------     -------      --------
BALANCE, DECEMBER 31, 1996..................................   $165,317     $42,132      $281,752
                                                               ========     =======      ========

 The accompanying notes are an integral part of these consolidated statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Corrections Corporation of America (together with its subsidiaries, referred to as the "company"), a Delaware corporation, operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies. The company provides a full range of related services to governmental agencies, including managing, financing, designing and constructing new facilities and redesigning and renovating older facilities. The consolidated financial statements include the accounts of the company and its wholly-owned subsidiaries, TransCor America, Inc. ("TransCor"), Concept Incorporated ("Concept"), Corrections Management Affiliates, Inc. ("CMA"), Correctional Services Group, Inc. ("CSG") and CCA International, Inc. CCA International, Inc. has two wholly-owned subsidiaries, CCA France, Inc. and CCA
(UK) Limited. CCA (UK) Limited has a majority owned subsidiary, UK Detention Services Limited ("UKDS"). Concept has two wholly-owned subsidiaries, Mineral Wells R.E. Holding Corp. ("Mineral Wells") and United-Concept Inc. ("United-Concept"). Concept, together with Mineral Wells, wholly owns United-Concept Limited Partnership ("UCLP"). CMA, together with CSG, wholly owns Corrections Partners, Inc. ("CPI"). The accompanying consolidated financial statements and note information reflect the accounting for the acquisitions in 1994 and 1995 of TransCor, Concept, CMA and CSG in transactions accounted for under the pooling-of-interests method of accounting and the acquisitions in 1995 and 1996 of United-Concept, UCLP and UKDS accounted for under the purchase method of accounting. All material intercompany transactions and balances have been eliminated.

     At December 31, 1996, the company has a 50% interest in Corrections Corporation of Australia Pty. Ltd. ("CC Australia"). CC Australia provides services similar to the company in Australia and surrounding countries. The company accounts for this investment under the equity method. Assets and liabilities are converted from their functional currency into the U.S. dollar utilizing the conversion rate in effect at the balance sheet date. Revenue and expense items are converted using the weighted average rate during the period. The excess of the company's investment in this unconsolidated subsidiary over the underlying equity is being amortized over twenty-five years.

     Deferred project development costs consist of costs that can be directly associated with a specific anticipated contract and, if recovery from that contract is probable, are deferred until the anticipated contract has been awarded. At the time the contract is awarded to the company, the deferred project development costs are either capitalized as part of property and equipment or are transferred to project development costs. Costs of unsuccessful or abandoned contracts are charged to depreciation and amortization expense when their recovery is not considered probable. Internal costs incurred in securing new clients including costs of responding to requests for proposals are expensed as incurred. Facility start-up costs, principally costs of initial employee training, travel and other direct expenses incurred in connection with opening of new facilities, to the extent recoverable under each negotiated contract, are deferred and recorded as other assets. Project development costs and start-up costs are amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years. The difference between amortization calculated under the Company's policy and amortization calculated over the initial term of the contract is not material.

     Debt issuance costs are amortized on a straight-line basis over the life of the related debt. This amortization is charged to depreciation and amortization expense.

     Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     Investment in direct financing leases represents the portion of the company's management contract with a governmental agency that represents payments on building and equipment leases. The leases are accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the company's investment in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

     Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement generally requires the company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

     The company maintains contracts with various governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. The company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in company owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. The company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The company recognizes development revenue on the percentage-of-completion method.

     To meet the reporting requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments," the company calculates the fair value of financial instruments using quoted market prices. At December 31, 1996, there were no material differences in the book values of the company's financial instruments and their related fair values, except for the company's convertible subordinated notes (see Note 8) and the forward contract for convertible subordinated notes (see Note 13), which based on the conversion rate on the underlying equity securities, have an estimated fair market value of approximately $339,000.

     For purposes of the statements of cash flows, the company excludes restricted cash from cash and cash equivalents. The company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This statement imposes stricter criteria for long-term assets by requiring that such assets be probable of future recovery at each balance sheet date. The company adopted SFAS 121 effective January 1, 1996. The company did not experience a material impact on its results of operations, financial condition or cash flows as a result of adoption.

     SFAS No. 128, "Earnings per Share" has been issued effective for fiscal years ending after December 15, 1997. SFAS No. 128 establishes standards for computing and presenting earnings per share. The company is required to adopt the provisions of SFAS No. 128 in the fourth quarter of 1997 and does not expect adoption thereof to have a material effect on the company's results of operations.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     Certain reclassifications of 1995 and 1994 amounts have been made to conform with the 1996 presentation.

2.  MERGERS AND ACQUISITIONS

     On August 18, 1995, the company issued 2,800 shares of its common stock for all the outstanding shares of CMA and CSG. CMA and CSG operate and manage prisons and other correctional facilities for governmental agencies.

     On April 25, 1995, the company issued 5,450 shares of its common stock for all the outstanding shares of Concept. Concept operates and manages prisons and other correctional facilities for governmental agencies. Of the shares issued, 273 are held in escrow for the resolution of precombination contingencies.

     On December 30, 1994, the company issued 5,200 shares of its common stock for all the outstanding shares of TransCor, a prisoner transportation company. Of the shares issued, 520 are held in escrow for the resolution of certain precombination contingencies.

     The transactions above were accounted for under the pooling-of-interests method of accounting, and the company has previously filed restated financial statements. In the preparation of the consolidated financial statements, the company made certain immaterial adjustments and reclassifications to the historical financial statements of TransCor, Concept, CMA and CSG to be consistent with the accounting policies of the company.

     During the second and fourth quarters of 1996, the company purchased the remaining two-thirds of UKDS from its original joint venture partners. After consideration of several strategic alternatives related to UKDS, the company sold 20% of the entity to Sodexho, S.A. ("Sodexho"), a French conglomerate, and recognized an after-tax gain of $515. In conjunction with this transaction, Sodexho was also provided the option to purchase an additional 30% of UKDS. This option expires June 30, 1997.

     As discussed in Note 7, the company exercised its option to acquire the remaining 50% of its investment in UCLP during 1995. The acquisition was accounted for under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value at the date of the acquisition. The operations of UCLP on a consolidated basis prior to the acquisition are not material to the company's results of operations.

     During the first quarter of 1995, the company purchased the remaining 50% of CC Australia from its original joint venture partner. After consideration of several strategic alternatives related to CC Australia, the company sold 50% of the entity to Sodexho during the second quarter of 1995. The company accounted for the 100% ownership period on the equity basis of accounting and recognized an after-tax gain of $783 on the sale.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

3.  OTHER ASSETS

     Other assets consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1996      1995
                                                              -------   -------
Deferred project development costs..........................  $   284   $ 1,230
Project development costs, less accumulated amortization of
  $499 and $487, respectively...............................    3,989     2,275
Facility start-up costs, less accumulated amortization of
  $4,296 and $2,728, respectively...........................   11,404     6,705
Debt issuance costs, less accumulated amortization of $1,698
  and $1,289, respectively..................................    2,555     1,669
Deferred placement fees.....................................    2,404     2,404
Investments in affiliates...................................    7,893     3,756
Other assets................................................      876       713
                                                              -------   -------
                                                              $29,405   $18,752
                                                              =======   =======

4.  PROPERTY AND EQUIPMENT

     Property and equipment, at cost, consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
Land........................................................  $ 14,276   $  3,953
Buildings and improvements..................................   140,470    114,863
Equipment...................................................    19,376     13,486
Office furniture and fixtures...............................     2,937      2,262
Construction in progress....................................   137,405     23,083
                                                              --------   --------
                                                               314,464    157,647
Less accumulated depreciation...............................   (25,767)   (20,628)
                                                              --------   --------
                                                              $288,697   $137,019
                                                              ========   ========

     Depreciation expense was $7,147, $4,428 and $3,469 for 1996, 1995 and 1994,
respectively.

5.  NOTES RECEIVABLE

     Notes receivable consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1995
                                                              -------   ------
Note receivable, principal and interest payments of $206
  monthly through September 2016, interest at 9.25%, secured
  by a first mortgage on a facility.........................  $22,401   $   --
Notes receivable, $700 is secured by a third mortgage on a
  facility and is due in January 1999, remaining balance is
  due in monthly principal and interest payments through
  April 1999, weighted average interest rate at 11.14%......      876      890
                                                              -------   ------
                                                               23,277      890
Less current portion in accounts receivable.................     (418)      --
                                                              -------   ------
                                                              $22,859   $  890
                                                              =======   ======

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

6.  INVESTMENT IN DIRECT FINANCING LEASES

     At December 31, 1996, the company's investment in direct financing leases represents building and equipment leases between the company and the State of New Mexico for the New Mexico Women's Correctional Facility. The agreements contain provisions that allow the state to purchase the buildings and equipment for predetermined prices at specific intervals during the contract period.

     A schedule of minimum future rentals to be received under the direct financing leases at December 31, 1996, is as follows:

                                                                 DIRECT
                                                                FINANCING
                                                              LEASES RENTAL
                                                               RECEIVABLE
                                                              -------------
  1997......................................................    $  1,807
  1998......................................................       1,807
  1999......................................................       1,807
  2000......................................................       1,807
  2001......................................................       1,807
  Thereafter................................................      17,465
                                                                --------
Total minimum obligation....................................      26,500
Less unearned income........................................     (13,129)
                                                                --------
Present value of direct financing leases....................      13,371
Less current portion in accounts receivable.................        (473)
                                                                --------
Long-term portion at December 31, 1996......................    $ 12,898
                                                                ========

7.  INVESTMENT IN UCLP

     At December 31, 1994, Concept and its affiliates owned 49.9% of UCLP and Concept owned 50% of the common stock of United-Concept, which owned .2% of UCLP and was the managing general partner of UCLP. In addition, Concept had an option to purchase from its partner in UCLP the other 50% partnership interests in UCLP and the other 50% of the common stock of United-Concept. On July 17, 1995, Concept exercised its option and acquired the remaining interests of UCLP for $5,250.

     United-Concept has issued and outstanding one thousand shares of common stock (which Concept owns) and one share of voting preferred stock, which is owned by The First National Bank of Chicago under an indenture agreement related to the financing of the Eloy Facility. Each share of stock, common and preferred, has one vote. The preferred stock does not participate in income distribution by United-Concept and has a ten dollar liquidation value. The by-laws of United-Concept require 100% shareholder approval of significant corporate actions, and also require an independent director. Concept is entitled to 100% of the income of UCLP, but the independent director effectively has veto power over certain actions of United-Concept.

     The company's investment in UCLP was accounted for under the equity method from inception through July 17, 1995. Since July 17, 1995, the company is entitled to 100% of the income and has responsibility for all the debt and for satisfying the contractual obligation of UCLP. As a result, the company has included UCLP in the consolidated financial statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

8.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996          1995
                                                              --------      --------
Senior Secured Notes, principal payments of $1,773 annually
  through 1997, increasing to $2,660 in 1998 with the unpaid balance due in 2000, interest payable semi-annually at
  11.08%, collateralized by property and equipment with a
  carrying value of $8,424 at December 31, 1996, and by
  revenues from certain contracts...........................  $ 10,328      $ 12,215
Secured Notes Payable, principal payments due annually in
  various amounts through 1997, interest payable monthly at
  9.6%, collateralized by property and equipment with a
  carrying value of $10,935 at December 31, 1996, and by
  revenues from a contract..................................     1,210         2,981
Detention Center Revenue Bonds, interest payable monthly at
  variable rates (5.85% at December 31, 1996), principal due at maturity in 2015, collateralized by a letter of credit
  issued by a group of banks................................    24,700            --
Industrial Development Revenue Bonds, principal paid in full
  in November 1996..........................................        --         2,385
Notes payable to a bank, principal and interest at 10%,
  payable monthly until maturity in March 2000,
  collateralized by property and equipment with a carrying
  value of $30,709 at December 31, 1996, and by revenues
  from a contract...........................................    20,911        25,608
Revolving Credit Facility payable to a group of banks,
  principal due September 1999, interest payable quarterly
  at the bank's prime rate (8.25% at December 31, 1996) or
  LIBOR plus .5% (6.0% at December 31, 1996), collateralized by the pledge of stock of the company's first tier
  domestic subsidiaries.....................................     4,000            --
Bank Loan, principal paid in full in February 1996..........        --        12,580
Line of credit payable to a bank, principal paid in full in
  February 1996.............................................        --        14,500
Convertible Subordinated Notes, principal due at maturity in
  2002 with call provisions beginning in March 2000,
  interest payable quarterly at 7.5%........................    50,000            --
Convertible Subordinated Notes, principal due at maturity in
  1999 with call provisions beginning in June 1999, interest
  payable semi-annually at 8.5%.............................     7,000         7,000
Convertible Subordinated Notes, principal due at maturity in
  1998 with call provisions beginning in June 1997, interest
  payable quarterly at 8.5%.................................     7,500         7,500
Other.......................................................       167         1,116
                                                              --------      --------
                                                               125,816        85,885
Less current portion........................................    (8,281)      (11,020)
                                                              --------      --------
                                                              $117,535      $ 74,865
                                                              ========      ========

     At December 31, 1996, the company's revolving credit facility provides for borrowings up to $170,000. The facility bears interest at the bank's prime rate or LIBOR plus .50%, .75% or 1.0%, depending on the company's leverage ratio. The facility consists of a working capital line, which includes letters of credit.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

Letters of credit totaling $65,011 have been issued to support an industrial development bond, a taxable bond and to secure performance bonds. The unused commitment at December 31, 1996, was $100,989. The facility is subject to renewal on September 6, 1999.

     At December 31, 1996, the company has a $2,500 letter of credit facility. Letters of credit totaling $1,393 have been issued to secure the company's worker's compensation insurance policy, performance bonds and utility deposits. The unused commitment at December 31, 1996, was $1,107. The facility is subject to renewal on September 6, 1999.

     Restricted cash of $3,450 and $569 at December 31, 1996 and 1995, respectively, represents cash held in sinking funds established for the funding of current year principal and interest on certain bonds and current construction obligations.

     The company does not maintain any significant formal or informal compensating balance arrangements with financial institutions.

     The Convertible Subordinated Notes are convertible into the company's common stock at prices ranging from $1.69 to $25.91 per share. The company may require conversion under certain conditions after the stock has a market value of 150% of the conversion price for a specified period. In 1995, Convertible Subordinated Notes with a face value of $6,700 were converted into 1,774 shares of common stock.

     The provisions of the credit facilities, bonds, and notes contain restrictive covenants, the most restrictive of which are limits on the payment of dividends, incurrence of additional indebtedness, investments and mergers. The agreements also require that the company maintain specific ratio requirements relating to cash flow, tangible net worth, interest coverage and earnings. The company was in compliance with the covenants at December 31, 1996.

     The company capitalized interest of $502, $717 and $377 in 1996, 1995 and 1994, respectively. Interest expense, net is comprised of the following for each year:

                                                             1996      1995      1994
                                                            -------   -------   -------
Interest expense..........................................  $ 8,200   $ 5,534   $ 4,954
Interest income...........................................   (3,976)   (1,582)   (1,515)
                                                            -------   -------   -------
                                                            $ 4,224   $ 3,952   $ 3,439
                                                            =======   =======   =======

     Maturities of long-term debt for the next five years and thereafter are:
1997 -- $8,281; 1998 -- $16,357; 1999 -- $21,007; 2000 -- $5,471; 2001 -- $0 and
thereafter -- $74,700.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

9.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The provision for income taxes is comprised of the following components:

                                                                 FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              -------------------------
                                                               1996      1995     1994
                                                              -------   ------   ------
CURRENT PROVISION
  Federal...................................................  $ 5,567   $2,853   $1,319
  State.....................................................      785      315      115
                                                              -------   ------   ------
                                                                6,352    3,168    1,434
                                                              -------   ------   ------
INCOME TAXES CHARGED TO EQUITY
  Federal...................................................   10,719    3,567      531
  State.....................................................    1,225      420       62
                                                              -------   ------   ------
                                                               11,944    3,987      593
                                                              -------   ------   ------
DEFERRED PROVISION
  Federal...................................................    1,052    1,946       99
  State.....................................................      121      229      186
                                                              -------   ------   ------
                                                                1,173    2,175      285
                                                              -------   ------   ------
          Provision for income taxes........................  $19,469   $9,330   $2,312
                                                              =======   ======   ======

     Significant components of the company's deferred tax assets and liabilities are as follows:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
CURRENT DEFERRED TAX ASSETS
Asset reserves and liabilities not yet deductible for tax...  $2,067   $1,473
Alternative minimum tax carryforward........................      --      173
                                                              ------   ------
          Total current deferred tax assets.................   2,067    1,646
                                                              ------   ------
CURRENT DEFERRED TAX LIABILITY
Income item not yet taxable.................................   1,041       --
                                                              ------   ------
          Total current deferred tax liability..............   1,041       --
                                                              ------   ------
          Net current deferred tax assets...................  $1,026   $1,646
                                                              ======   ======

                                                               DECEMBER 31,
                                                              ---------------
                                                               1996     1995
                                                              ------   ------
NONCURRENT DEFERRED TAX ASSETS
  Other.....................................................  $  788   $   35
                                                              ------   ------
          Total noncurrent deferred tax assets..............     788       35
                                                              ------   ------
NONCURRENT DEFERRED TAX LIABILITIES
  Tax in excess of book depreciation and amortization.......   3,876    3,565
  Income items not yet taxable and other....................   1,629      634
                                                              ------   ------
          Total noncurrent deferred tax liabilities.........   5,505    4,199
                                                              ------   ------
          Net noncurrent deferred tax liabilities...........  $4,717   $4,164
                                                              ======   ======

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income for the years ended December 31, is as follows:

                                                              1996    1995    1994
                                                              ----    ----    -----
Statutory federal rate......................................  35.0%   34.0%    34.0%
State taxes, net of federal tax benefit.....................   4.0     4.0      4.0
Utilization of net operating loss carryforward..............    --      --    (15.4)
Other items, net............................................   (.3)    1.4       --
                                                              ----    ----    -----
                                                              38.7%   39.4%    22.6%
                                                              ====    ====    =====

10.  EARNINGS PER SHARE

     Primary net income per common share is computed using the weighted average number of shares of common stock and common stock equivalents outstanding. Stock warrants and stock options are considered common stock equivalents. The convertible subordinated notes are not common stock equivalents. In computing fully diluted net income per common share, the 8.5% convertible subordinated notes are considered dilutive using the if-converted method. In 1994, the 8.5% convertible subordinated notes were antidilutive. The following table presents information necessary to calculate fully diluted earnings per share for the years ended December 31:

                                                             1996      1995      1994
                                                            -------   -------   -------
Net income allocable to common stockholders...............  $30,880   $14,333   $ 7,714
Interest expense applicable to convertible subordinated
  notes, net of tax.......................................      752       740        --
                                                            -------   -------   -------
Adjusted net income.......................................  $31,632   $15,073   $ 7,714
                                                            =======   =======   =======
Fully diluted weighted average common shares
  outstanding.............................................   81,740    77,355    62,440
Conversion of convertible subordinated notes..............    6,249     6,249        --
                                                            -------   -------   -------
Adjusted fully diluted common shares outstanding..........   87,989    83,604    62,440
                                                            =======   =======   =======
Fully diluted earnings per share..........................  $   .36   $   .18   $   .12
                                                            =======   =======   =======

11.  STOCKHOLDERS' EQUITY

  Preferred Stock

     The company has authorized 1,000 shares of $1 par value preferred stock.

     In December 1991, the company sold 50 shares of Series A preferred stock for $5,000. The preferred stock earned dividends at 8.5% and were paid quarterly from January 31, 1993 through June 23, 1994. Each share of the Series A preferred stock was convertible into 56 shares of common stock. In June 1994, the Series A preferred stock was converted at par value into 2,800 shares of common stock. At December 31, 1996, no preferred stock was issued or outstanding.

  Stock Offering

     On June 5, 1996, the company completed a secondary public offering of 3,700 new shares of its common stock. The net proceeds of $131,812 were used to develop, acquire and expand correctional and detention facilities.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

  Stock Split

     On June 5, 1996, the Board of Directors declared a two-for-one stock split of the company's common stock to be effective on July 2, 1996. An amount equal to the par value of the common shares outstanding as of July 2, 1996, was transferred from additional paid-in capital to the common stock account. On October 4, 1995, the Board of Directors declared a two-for-one stock split of the company's common stock to be effective on October 31, 1995. An amount equal to the par value of the common shares outstanding as of October 31, 1995, was transferred from additional paid-in capital to the common stock account. All references to number of shares and to per share data in the consolidated financial statements have been adjusted for these stock splits.

  Stock Warrants

     The company has issued stock warrants to certain affiliated and unaffiliated parties for providing certain financing, consulting and brokerage services to the company and to stockholders as a dividend. Stock warrants outstanding at December 31, 1996, are as follows:

                                      NUMBER OF      EXERCISE            EXPIRATION
          DATE OF ISSUANCE            WARRANTS        PRICE                 DATE
          ----------------            ---------    ------------      ------------------
September 4, 1992...................      839      $ 8.50/share      September 14, 1997
June 23, 1994.......................    1,100      $15.80/share      December 31, 1999

     Each warrant entitles the warrant holder to four common shares upon exercise. The warrants are exercisable from the date of issuance except for the warrants issued September 4, 1992, which were exercisable beginning April 30, 1993. In 1996, the company extended the expiration date of the warrants issued June 23, 1994, from December 31, 1998, to December 31, 1999.

     In 1996, 1,313 warrants were exercised at $8.50 per share. In 1995, 268 warrants were exercised at prices ranging from $7.14 to $8.50 per share. In 1995, the company purchased 60 warrants at the market price of $18 per share from a warrant holder.

  Stock Option Plans

     The company has incentive and nonqualified stock option plans under which options may be granted to "key employees" as designated by the Board of Directors. The options are granted with exercise prices that equal market value on the date of grant. The options are exercisable after the later of two years from the date of employment or one year after the date of grant until ten years after the date of the grant.

     The company's Board of Directors authorized a stock repurchase program for up to an aggregate of 400 shares of the company's stock for the purpose of funding the employee stock options, stock ownership and stock award plans.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     Stock option transactions relating to the company's incentive and nonqualified stock option plans are summarized below:

                                                                        1996
                                                            -----------------------------
                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Outstanding at beginning of period........................    3,916          $  3.73
Granted...................................................      903            27.06
Exercised.................................................   (1,297)            2.92
Canceled..................................................      (19)           22.97
                                                             ------          -------
Outstanding at end of period..............................    3,503          $  9.96
                                                             ======          =======
Available for future grant................................    2,950               --
                                                             ======          =======
Exercisable...............................................    2,601          $  4.06
                                                             ======          =======

                                                                        1995
                                                            -----------------------------
                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Outstanding at beginning of period........................    3,470          $  2.31
Granted...................................................    1,248             7.61
Exercised.................................................     (754)            3.49
Canceled..................................................      (48)            5.82
                                                             ------          -------
Outstanding at end of period..............................    3,916          $  3.73
                                                             ======          =======
Available for future grant................................    3,818               --
                                                             ======          =======
Exercisable...............................................    2,680          $  1.93
                                                             ======          =======

                                                              1994
                                                            ---------
                                                            NUMBER OF
                                                             SHARES
                                                            ---------
Outstanding at beginning of period........................    6,382
Granted...................................................      178
Exercised.................................................   (3,060)
Canceled..................................................      (30)
                                                             ------
Outstanding at end of period..............................    3,470
                                                             ======
Available for future grant................................    1,020
                                                             ======
Exercisable...............................................    3,386
                                                             ======

     The weighted average fair value of options granted during 1996 and 1995 was $12.28 and $3.21 per option, respectively. The options outstanding at December 31, 1996, have exercise prices between $.96 and $33.13 and a weighted average remaining contractual life of 7 years.

     In addition to the plans mentioned above, the company has a nonqualified stock option plan to encourage stock ownership by selected employees of the company. Pursuant to the plan, stock options may be granted to key employees upon authorization by the Board of Directors. The aggregate number of options that may be granted under the plan is 1,440. As of December 31, 1996, 240 options were outstanding at an option price of $1.35 per share.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

     During 1995, the company authorized the issuance of 337 shares of common stock to certain key employees as a deferred stock award. The award becomes fully vested ten years from the date of grant based on continuous employment with the company. The company is expensing the $3,670 of awards over the vesting period.

     In October 1995, the FASB issued SFAS 123, "Accounting for Stock-Based Compensation." SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. The company has adopted the disclosure-only provisions of SFAS 123. As a result, no compensation cost has been recognized for the company's stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS 123, the company's net income and net income per share would have been reduced to the pro forma amounts indicated below for the years ended December 31:

                                                               1996         1995
                                                              -------      -------
Net income -- as reported...................................  $30,880      $14,333
Net income -- pro forma.....................................   25,995       13,550
Net income per share -- Primary -- as reported..............  $   .38      $   .19
Net income per share -- Primary -- pro forma................      .32          .17
Net income per share -- Fully Diluted -- as reported........  $   .36      $   .18
Net income per share -- Fully Diluted -- pro forma..........      .30          .16

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               1996         1995
                                                              -------      -------
Expected dividend yield.....................................      0.0%         0.0%
Expected stock price volatility.............................     49.5%        50.3%
Risk-free interest rate.....................................      5.9%         6.8%
Expected life of options....................................  4 years      4 years

  Employee Stock Ownership Plan

     The company has an Employee Stock Ownership Plan whereby each employee of the company who is at least 18 years of age is eligible for membership in the plan as of January 1 of their first anniversary year in which they have completed at least one thousand hours of service.

     Benefits, which become 40% vested after four years of service and 100% vested after five years of service, are paid on death, retirement or termination. The Board of Directors has discretion in establishing the amount of the company contributions. The company's contributions to the plan may be in the form of common stock, cash or other property. Contributions to the plan amounted to $2,086, $1,366 and $1,059 for the years ended December 31, 1996, 1995 and 1994, respectively.

12.  REVENUES AND EXPENSES

     Approximately 99% of the company's revenues for the years ended December 31, 1996, 1995 and 1994, relate to amounts earned from federal, state and local governmental management and transportation contracts.

     The company had revenues of 21%, 23% and 17% from the federal government and 54%, 49% and 54% from state governments for the years ended December 31, 1996, 1995 and 1994, respectively. One state

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

government accounted for revenues of 16%, 18% and 24% for the years ended December 31, 1996, 1995 and 1994, respectively. In addition, another state government accounted for revenues of 11% for the year ended December 31, 1994.

     Accounts receivable include $55,924 and $37,057 due from federal, state and local governments at December 31, 1996 and 1995, respectively. Accounts receivable and accounts payable at December 31, 1996, consist of the following:

                                                               ACCOUNTS    ACCOUNTS
                                                              RECEIVABLE   PAYABLE
                                                              ----------   --------
Trade.......................................................   $ 50,618    $10,766
Construction................................................     44,469     28,458
Other.......................................................      5,464         --
                                                               --------    -------
                                                               $100,551    $39,224
                                                               ========    =======

     Salaries and related benefits represented 63%, 58% and 54% of operating expenses for the years ended December 31, 1996, 1995 and 1994, respectively.

     For the year ended December 31, 1996, the company recognized development fee income of $1,629 (after tax) related to a contract to design, construct and equip a managed detention facility.

13.  INTERNATIONAL ALLIANCE

     The company has entered into an International Alliance (the "Alliance") with Sodexho to pursue prison management business outside the United States. In conjunction with the Alliance, Sodexho purchased an equity position in the company by acquiring several instruments. In 1994, the company sold Sodexho 2,800 shares of common stock at $3.75 per share and a $7,000 convertible subordinated note bearing interest at 8.5%. Sodexho also received 1,100 warrants at $15.80 per warrant that expire December 1999. Each warrant entitles Sodexho to four common shares upon exercise. In consideration of the placement of the aforementioned securities, the company agreed to pay Sodexho $3,960 over a four-year period ending in 1998. These fees include debt issuance costs and private placement equity fees. These fees have been allocated to the various instruments and are charged to debt issuance costs or equity as the respective financings are completed. Sodexho is subject to a standstill agreement that limits their ownership to 25% in the company and has certain preemptive rights to retain its percentage ownership.

     In 1995, Sodexho purchased 1,090 shares of common stock for $7.63 per share pursuant to their contractual preemptive right. Also during 1995, the company and Sodexho entered into a forward contract whereby Sodexho would purchase up to $20,000 of convertible subordinated notes at any time prior to December 1997. The notes will bear interest at LIBOR plus 1.35% and will be convertible into common shares at a conversion price of $6.83 per share.

     In 1996, the company sold $20,000 of convertible notes to Sodexho pursuant to their contractual preemptive right. The notes bear interest at 7.5% and are convertible into common shares at a conversion price of $25.91 per share.

14.  RELATED PARTY TRANSACTIONS

     The company pays legal fees to a law firm of which one of the partners is a stockholder and a member of the Board of Directors of the company. Legal fees, including fees related to the company's mergers and acquisitions, paid to the law firm amounted to $683, $675 and $140 in 1996, 1995 and 1994, respectively.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

15.  COMMITMENTS AND CONTINGENCIES

     The company leases certain facilities, office space and equipment under long-term operating leases expiring through 2001. Rental expense was approximately $2,786, $5,904 and $3,490 for the years ended December 31, 1996, 1995 and 1994, respectively. Minimum rental commitments for noncancelable leases are as follows:

YEAR                                                          AMOUNT
----                                                          ------
1997........................................................  $4,147
1998........................................................   3,520
1999........................................................   1,741
2000........................................................     322
2001........................................................      37

     The nature of the company's business results in claims and litigation alleging that the company is liable for damages arising from the conduct of its employees or others. In the opinion of management, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the company.

     The company has an employment agreement with its chief executive officer through September 30, 1997. The agreement includes a non-compete agreement covering the same period and requires payments during the period if employment is terminated.

     Each of the company's management contracts and the statutes of certain states require the maintenance of insurance. The company maintains various insurance policies including employee health, workers compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the company. Reserves are provided for estimated incurred claims within the deductible amounts.

     The company guarantees $113 of a bank facility for CC Australia. The company has provided a $1,000 performance bond in connection with UKDS's management contract with the United Kingdom.

     The company provides a limited guarantee related to a bond issue on the Eden Detention Center in Eden, Texas. The maximum obligation as of December 31, 1996 was $22,875. In the event the company is required to fund amounts pursuant to this limited guarantee, the company will obtain ownership rights to the facility.

16.  EVENT SUBSEQUENT TO DECEMBER 31, 1996 (UNAUDITED)

     On January 30, 1997, the company purchased the fixed and movable assets of a correctional treatment facility in Washington, D.C. for $52,000. The company has entered into additional agreements to manage this facility and to lease the facility to Washington, D.C. over a period of twenty years. At the end of the lease, the facility reverts to the District of Columbia authorities. The Company intends to account for the purchase and lease as a financing transaction.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,
                                                                  1997
                                                              -------------
                                  ASSETS
Current assets:
  Cash, cash equivalents and restricted cash................    $134,197
  Accounts receivable, less allowance.......................      82,433
  Prepaid expenses..........................................       7,733
  Deferred tax assets.......................................          --
  Other.....................................................       2,294
                                                                --------
          Total current assets..............................     226,657
                                                                --------
Restricted investments......................................          --
Deferred tax assets.........................................          94
Other assets................................................      36,020
Property and equipment, net.................................     266,457
Notes receivable............................................      22,519
Investment in direct financing leases.......................      66,963
                                                                --------
                                                                $618,710
                                                                ========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 47,635
  Accrued salaries and wages................................       7,714
  Accrued property taxes....................................       2,333
  Deferred tax liabilities..................................         696
  Other accrued expenses....................................      21,079
  Current portion of long-term debt.........................          45
                                                                --------
          Total current liabilities.........................      79,502
                                                                --------
Long-term debt, net of current portion......................      77,887
Deferred tax liabilities....................................          --
Deferred gain on real estate transactions...................     131,813
Other long-term liabilities.................................         247
                                                                --------
          Total liabilities.................................     289,449
                                                                ========
Shareholders' equity:
  Common stock -- $1 par value..............................      80,150
  Additional paid-in capital................................     178,038
  Retained earnings.........................................      78,574
  Treasury stock, at cost...................................      (7,501)
                                                                --------
          Total shareholders' equity........................     329,261
                                                                --------
                                                                $618,710
                                                                ========

         The accompanying Notes are an integral part of this statement.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
Revenues....................................................  $325,931   $205,933
Expenses:
  Operating.................................................   234,034    150,031
  Leases....................................................     9,123      2,010
  General and administrative................................    11,558      9,210
  Depreciation and amortization.............................    10,941      7,030
                                                              --------   --------
          Total expenses....................................   265,656    168,281
                                                              --------   --------
Operating income............................................    60,275     37,652
Interest expense (income), net..............................      (273)     3,293
                                                              --------   --------
Income before income taxes..................................    60,548     34,359
Provision for income taxes..................................    23,276     13,186
                                                              --------   --------
Net income..................................................  $ 37,272   $ 21,173
                                                              ========   ========
Net income per share:
  Primary...................................................  $    .44   $    .26
                                                              ========   ========
  Fully diluted.............................................  $    .42   $    .25
                                                              ========   ========
Weighted average shares outstanding:
  Primary...................................................    84,459     82,270
                                                              ========   ========
  Fully diluted.............................................    90,341     88,629
                                                              ========   ========

        The accompanying Notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
Cash Flows from Operating Activities:
  Net income................................................  $  37,272   $  21,173
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     10,941       7,029
     Deferred and other noncash income taxes................      2,153       9,742
     Other noncash items....................................        275         432
     (Gain) loss on disposal of assets......................     (1,244)         19
     Equity in earnings of unconsolidated entities..........       (616)       (650)
     Recognized gain on real estate transactions............     (2,591)         --
     Changes in assets and liabilities:
       Accounts receivable..................................     18,186     (19,222)
       Prepaid expenses.....................................     (4,793)     (1,819)
       Other current assets.................................       (651)       (400)
       Accounts payable.....................................      8,411      20,138
       Accrued expenses.....................................     14,737       1,556
                                                              ---------   ---------
          Net cash provided by operating activities.........     82,080      37,998
                                                              ---------   ---------
Cash Flows from Investing Activities:
  (Increase) decrease in restricted and escrow cash.........      3,450      (2,496)
  (Increase) decrease in restricted investments.............        587        (144)
  Increase in other assets..................................    (13,310)     (9,547)
  Additions of property and equipment.......................   (224,887)   (106,179)
  Proceeds from disposals of assets.........................    380,904       6,533
  Increase in direct financing leases.......................    (55,850)     (3,693)
  Payments received on direct financing leases and notes
     receivable.............................................      2,057         342
                                                              ---------   ---------
          Net cash provided by (used in) investing
            activities......................................     92,951    (115,184)
                                                              ---------   ---------
Cash Flows from Financing Activities:
  Proceeds from issuance of long-term debt..................         --      50,000
  Payments on long-term debt................................    (57,184)    (19,300)
  Proceeds from (payments on) line of credit, net...........     11,000     (15,146)
  Payment of debt issuance costs............................       (743)       (743)
  Payment of prepayment penalties...........................     (1,782)         --
  Issuance of common stock..................................         --     138,750
  Payments of stock issuance costs..........................         --      (6,939)
  Proceeds from exercise of stock options and warrants......      3,043       9,588
                                                              ---------   ---------
          Net cash provided by (used in) financing
            activities......................................    (45,666)    156,210
                                                              ---------   ---------

        The accompanying Notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1997         1996
                                                              --------      -------
Net increase in cash........................................  $129,365      $79,024
CASH AND CASH EQUIVALENTS, beginning of period..............     4,832        2,145
                                                              --------      -------
CASH AND CASH EQUIVALENTS, end of period....................  $134,197      $81,169
                                                              ========      =======
Supplemental Disclosures of Cash Flow Information:
  Cash paid during the period for:
     Interest...............................................  $ 10,197      $ 4,984
                                                              ========      =======
     Income taxes...........................................  $  5,577      $ 2,978
                                                              ========      =======
Supplemental Schedule of Noncash Investing and Financing
  Activities:
  The Company acquired treasury stock and issued common
     stock through the exercise of stock options:
     Common stock...........................................  $    669      $ 1,026
     Additional paid-in capital.............................     4,573        2,400
     Retained earnings......................................      (830)      (3,129)
     Treasury stock, at cost................................    (4,412)        (297)
                                                              ========      =======
                                                              $     --      $    --
                                                              ========      =======
  Long-term debt was converted into common stock:
     Other assets...........................................  $     23      $    --
     Long-term debt.........................................    (1,700)          --
     Common stock...........................................     1,003           --
     Additional paid-in capital.............................       674           --
                                                              --------      -------
                                                              $     --      $    --
                                                              ========      =======

        The accompanying Notes are an integral part of these statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheets as of September 30, 1997 and December 31, 1996, the consolidated statements of operations and cash flows for the nine month periods ended September 30, 1997 and 1996, and the consolidated statement of operations for the quarters ended September 30, 1997 and 1996 have been prepared by the Company in accordance with the accounting policies described in its 1996 Annual Report on Form 10-K and should be read in conjunction with the notes thereto.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at September 30, 1997 and for all periods presented have been made.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the period ended September 30, 1997, are not necessarily indicative of the operating results for the full year.

2. TRANSACTIONS WITH CCA PRISON REALTY TRUST

     In July 1997, the Company sold ten of its facilities to CCA Prison Realty Trust ("Prison Realty") for approximately $378,000,000 as described in the Form 8-K filed on August 1, 1997. Simultaneously with the sale of the facilities to Prison Realty, the Company entered into agreements to lease the facilities from Prison Realty pursuant to long-term, non-cancelable, triple net leases ("Leases") which require the Company to pay all operating expenses, taxes, insurance and other costs. As a result of the transactions the Company recorded a deferred gain of $134,404,000 that will be recognized over the terms of the leases.

3. EARNINGS PER SHARE

     Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), has been issued effective for fiscal periods ending after December 15, 1997. SFAS 128 establishes standards for computing and presenting earnings per share. The Company is required to adopt the provisions of SFAS 128 in the fourth quarter of 1997. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, convertible debt, options and warrants.

     The following pro forma amounts represent the basic earnings per share and diluted earnings per share as if the Company had adopted SFAS 128 for the quarters presented:

                                                          (UNAUDITED          (UNAUDITED
                                                          PRO FORMA)          PRO FORMA)
                                                         THREE MONTHS        NINE MONTHS
                                                            ENDED               ENDED
                                                        SEPTEMBER 30,       SEPTEMBER 30,
                                                        --------------      --------------
                                                        1997     1996       1997     1996
                                                        -----    -----      -----    -----
Basic earnings per share..............................   $.18     $.11       $.49     $.30
                                                         ====     ====       ====     ====
Diluted earnings per share............................   $.15     $.10       $.42     $.25
                                                         ====     ====       ====     ====

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

4.  EVENTS SUBSEQUENT TO SEPTEMBER 30, 1997

     On October 1, 1997, the Company sold the Torrance County Detention Facility, located in Estancia, New Mexico to Prison Realty for $38,500,000. The Company will continue to operate the medium-security detention facility under the terms of the ten year operating lease, with terms substantially similar to those of the Leases. Annual first year rent for the facility is expected to be approximately $4,200,000.

     On December 12, 1997, the Company sold the Cimmaron Correctional Facility, located in Cushing, Oklahoma to Prison Realty for $38,300,000. The Company will continue to operate the medium-security detention facility under the terms of the ten year operating lease, with terms substantially similar to those of the Leases. Annual first year rent for the facility is expected to be approximately $4,200,000.

     On January 5, 1998, the Company sold the Davis Correctional Facility, located in Holdenville, Oklahoma to Prison Realty for $36,100,000. The Company will continue to operate the medium-security detention facility under the terms of the ten year operating lease, with terms substantially similar to those of the Leases. Annual first year rent for the facility is expected to be approximately $4,000,000.

             ======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON SHARES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary.....................    1
Risk Factors...........................    9
The Company............................   16
Use of Proceeds........................   21
Capitalization.........................   22
Price Range of Common Shares and
  Distributions........................   23
Selected Historical Consolidated
  Financial Information of CCA Prison
  Realty Trust.........................   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   25
The Private Corrections Industry.......   27
Corrections Corporation of America.....   28
Incorporation of Certain Documents by
  Reference............................   38
Business of the Company and Its
  Properties...........................   39
Relationship between CCA and the
  Company..............................   47
Leases.................................   48
Management.............................   52
Certain Relationships and
  Transactions.........................   60
Policies and Objectives with Respect to
  Certain Activities...................   61
Conflicts of Interest..................   64
The Formation Transactions.............   66
Principal Shareholders of the
  Company..............................   67
Description of Capital Shares..........   68
Material Federal Income Tax
  Considerations.......................   80
ERISA Considerations...................   91
Underwriting...........................   92
Experts................................   93
Legal Matters..........................   93
Glossary...............................   94
Index to Financial Statements..........  F-1

             ======================================================
             ======================================================
                                4,000,000 SHARES

                         [CCA PRISON REALTY TRUST LOGO]
                            8.0% SERIES A CUMULATIVE
                                PREFERRED SHARES

                      LIQUIDATION PREFERENCE $25 PER SHARE
                           -------------------------
                                   PROSPECTUS
                           -------------------------

                              J.C. BRADFORD & CO.

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                            PAINEWEBBER INCORPORATED

                                 STEPHENS INC.

                           WHEAT FIRST BUTCHER SINGER



                                JANUARY 27, 1998

             ======================================================